Exhibit 99.1

Annual Report 2017

uniQure N.V.

Amsterdam, April 30, 2018

Table of Contents

			Page

A	Report of the Board of Directors		2

	1	Introduction	2
	2	Financial results	27
	3	Risk factors	33
	4	Governance and compliance	37
	5	Statement of the Board of Directors	49

B	Consolidated Financial Statements of uniQure N.V. for the year ended December 31, 2017		50

C	Company-only Financial Statements of uniQure N.V. for the year ended December 31, 2017		93

D	Other Information		101

A                                       Report of the Board of Directors

1                                         Introduction

a)                                     Forward-looking statements

This Annual Report and the Consolidated Financial Statements contain “forward-looking statements” as defined under U.S. federal securities laws. Many of these statements can be identified by the use of terminology such as “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” “estimates,” “potential,” “opportunity” and similar expressions.

Our actual results or experience could differ significantly from the forward-looking statements. These statements are subject to various risks, uncertainties and assumptions. Our actual results of operations may differ materially from those stated in or implied by such forward-looking statements as a result of a variety of factors, including those described under “Risk Factors” and elsewhere in this Annual Report and in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. You should carefully consider that information before you make an investment decision.

You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may make in the future. We do not undertake any obligation to release publicly any revisions to these forward-looking statements after completion of the Annual Report to reflect later events or circumstances or to reflect the occurrence of unanticipated events. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

b)                                     History and development of uniQure

uniQure (the “Company”) was incorporated on January 9, 2012 as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands. We are a leader in the field of gene therapy and seeks to deliver to patients suffering from rare and other devastating diseases single treatments with potentially curative results. Our business was founded in 1998 and was initially operated through our predecessor company, Amsterdam Molecular Therapeutics (AMT) Holding N.V (“AMT”). In 2012, AMT undertook a corporate reorganization, pursuant to which uniQure B.V. acquired the entire business and assets of AMT and completed a share-for-share exchange with the shareholders of AMT. Effective February 10, 2014, in connection with the initial public offering, the Company converted into a public company with limited liability (naamloze vennootschap) and changed its legal name from uniQure B.V. to uniQure N.V.

The Company is registered in the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) in Amsterdam, the Netherlands under number 54385229. The Company’s headquarters are in Amsterdam, the Netherlands, and its registered office is located at Paasheuvelweg 25a, Amsterdam 1105 BP, the Netherlands and its telephone number is +31 20 240 6000. Our website address is www.uniqure.com. Our ordinary shares are listed on the NASDAQ Global Select Market and trade under the symbol “QURE”.

c)                                      Business overview

We are a leader in the field of gene therapy, seeking to develop single treatments with potentially curative results for patients suffering from genetic and other devastating diseases. We are advancing a focused pipeline of innovative gene therapies that have been developed both internally and through our collaboration, focused on cardiovascular diseases, with Bristol Myers-Squibb (“BMS”). We have established clinical proof-of-concept in our lead indication, hemophilia B, and achieved preclinical proof-of-concept in Huntington’s disease. We believe our validated adeno-associated virus (“AAV”) technology platform and proprietary insect cell-based manufacturing capabilities provide us distinct competitive advantages, including the potential to reduce development risk, cost and time to market. We produce our AAV-based gene therapies in our own facilities with a proprietary, commercial-scale, manufacturing process, which is compliant with established current Good Manufacturing Practices (“GMP”). We believe our Lexington, Massachusetts-based facility is one of the world’s leading, most versatile, gene therapy manufacturing facilities.

AMT-061 is our lead product candidate for the treatment of patients with severe and moderately-severe hemophilia B, a serious and rare inherited disease in males characterized by insufficient blood clotting.  In October 2017, we announced plans to advance AMT-061, which includes an AAV5 vector carrying the FIX-Padua transgene, into a pivotal study. AMT-061 and AMT-060, the latter of which we previously investigated in a Phase I/II study, are identical in structure apart from two nucleotide substitutions in the coding sequence for the Factor IX (“FIX”) protein. Nonclinical studies of non-human primates have demonstrated the FIX-Padua transgene incorporated in AMT-061 expresses protein with approximately six to eight-fold increase in activity compared to the wild-type FIX transgene used in AMT-060. We believe that recently completed manufacturing comparability studies, conducted in accordance with a protocol generally agreed to by the FDA and EMA, demonstrated material comparability between AMT-060 and AMT-061.

We achieved general agreement with the U.S. Food and Drug Administration (“FDA”) and the European Medicines Agency (“EMA”) on our proposed development plan for AMT-061. The pivotal study is expected to be an open-label, single-dose, multi-center, multi-national trial investigating the efficacy and safety of AMT-061. The FDA has agreed that AMT-061 will be included under the existing Breakthrough Therapy designation and Investigational New Drug (“IND”) for AMT-060. The EMA also has agreed that AMT-061 will be included under the current Priority Medicines (“PRIME”) designation. Based on our meetings with the FDA and EMA, we plan to expeditiously advance AMT-061 into a pivotal study in 2018 for patients with severe and moderately severe hemophilia B.

In 2017, we acquired a patent family that broadly covers the FIX-Padua variant and its use in gene therapy for the treatment of coagulopathies, including hemophilia B. This family includes a patent issued in the U.S., as well as pending patent applications in Europe and Canada.

In July 2017, we reacquired development and commercial rights in Europe and other select territories for our gene therapy in hemophilia B from Chiesi, our previous co-development partner. We currently own global commercialization rights to our hemophilia B gene therapy.

AMT-130 is our lead product candidate for the treatment of Huntington’s disease. Huntington’s disease is a severe genetic neurodegenerative disorder causing loss of muscle coordination, behavioral abnormalities and cognitive decline, resulting in complete physical and mental deterioration. AMT-130 consists of an AAV5 vector carrying an engineered micro-RNA which silences the Huntingtin gene. We received orphan drug designation for AMT-130 for the treatment of Huntington’s disease in the United States and the European Union and hold global commercialization rights to the program.

In multiple preclinical studies of AMT-130, we showed widespread AAV5 vector distribution and extensive silencing of the human mutant huntingtin gene (“HTT”). In April 2017, we announced positive data from a preclinical study in mini pigs, among the largest Huntington’s disease animal models available for testing, demonstrating that a single administration of AMT-130 resulted in significant and dose-dependent reductions in HTT in all regions of the brain, including the cortex. We recently completed dosing of a Good Laboratory Practices (“GLP”) toxicology study in non-human primates with AMT-130.

In April 2015, we entered into an agreement with BMS that provides exclusive access to our gene therapy technology platform for multiple targets focused on cardiovascular diseases. The collaboration includes our proprietary gene therapy candidate, AMT-126, for congestive heart failure. Congestive heart failure, which affects 26 million people worldwide, is the inability of the heart to supply sufficient blood flow to meet bodily demand for oxygen and nutrition. AMT-126 aims to restore the heart’s ability to synthesize S100A1, a calcium sensor and master regulator of heart function, and thereby improve clinical outcomes for patients with congestive heart failure. In July 2015, three additional cardiovascular targets were designated for development by BMS.

On August 2017, we announced that preliminary data from a study of AMT-126 in large animals demonstrated both DNA delivery and human S100A1 expression in the myocardium after treatments with product produced from our proprietary insect cell, baculovirus manufacturing process. Based on this finding and others, a preclinical study of AMT-126 was initiated in January 2018 to assess heart function in a diseased pig model. Pending data from this study, which is expected later this year, we and BMS plan to initiate a safety and toxicology study to enable an Investigational New Drug submission to the U.S. Food and Drug Administration.

Our Mission and Strategy

Our mission is to build a leading, fully-integrated, global gene therapy company that leverages our validated technology and manufacturing platforms to accelerate the delivery of transformative therapies to patients in serious need. Our strategy to achieve this mission is to:

Advance AMT-061, a potentially best-in-class treatment of hemophilia B, to patients. AMT-061 combines the advantages of AAV5 with an enhanced Padua-FIX transgene, and may provide optimized clinical and tolerability benefits to all, or nearly all patients with hemophilia B. We have achieved alignment with the FDA and EMA on what we believe is an expedited clinical development plan. We expect to initiate our pivotal study program in 2018.

Maintain our leadership position in commercial-scale AAV manufacturing. We established current GMP, commercial-scale manufacturing capabilities for AAV-based gene therapies in our state-of-the-art Lexington, MA facility. We successfully produced batches of multiple gene therapy products using the same fundamental manufacturing process, methods and controls. We believe the modularity of our platform provides us with distinct advantages, including the potential for reduced development risk and faster times to market.

Build a pipeline of gene therapy programs focused on rare and orphan diseases targeting liver-directed, central-nervous system (“CNS”) and cardiovascular diseases. Beyond our lead clinical program for hemophilia B, we have a pipeline of additional AAV-based gene therapy programs in various stages of preclinical development. We are leveraging our leading technology platform, which includes novel vectors, promoters and manufacturing capabilities, to develop gene therapies primarily focused on rare, monogenic liver-directed, and CNS diseases as well as cardiovascular diseases.

Leverage the favorable immunogenicity profile of AAV5-based gene therapies to develop multiple products. We have demonstrated AAV5-based gene therapies to be generally safe and well-tolerated in three clinical trials conducted in 22 patients. No patient treated with AAV5-based gene therapies experienced a confirmed immune response to the capsid or complications associated with T-cell activation, such as a material loss of efficacy. Clinical trials also demonstrated that AAV5 has the lowest prevalence of preexisting neutralizing antibodies (NAb) compared to other AAV vectors, which may enable all, or nearly all patients to be eligible for treatment with AAV5-based gene therapies.

Invest in next-generation technologies to expand the applicability of gene therapy to patients. We are developing proprietary technologies that have the potential to enhance safety and efficacy of our product candidates, and may broaden the applicability of our gene therapies to a wider range of diseases and patients. These technologies include (i) tailored vectors and promoters; (ii) optimized delivery and administration techniques and (iii) novel transgenes. These technologies are developed both in-house by our experienced research team in Amsterdam, the Netherlands, as well as via collaborations.

Continue to expand our intellectual property portfolio. We have established what we believe is a leading intellectual property portfolio covering various aspects of our technology and programs, including (i) elements of our gene therapy constructs, such as AAV vectors, promoters and transgenes, including the novel Padua-FIX gene we utilize in AMT-061 for hemophilia B; (ii) innovative delivery technologies, such as re-administration of AAV gene therapy; and (iii) proprietary manufacturing processes covering key components of our upstream and downstream capabilities. We expect to continue to expand our intellectual property portfolio by aggressively seeking patent protection for promising aspects of our technology platform and product candidates.

Our Product Candidates

A summary of our key development programs as of December 31, 2017 is provided below:

Development Stage
Product/Product Candidate	Vector	Gene	Indication	Collaborator	Pre- clinical	Phase I/II	Phase III	Approved	Comments
Core Programs
AMT-061	AAV5	FIX-Padua	Hemophilia B	—	Ö	Ö			Currently preparing for a Phase III study
AMT-130	AAV5	HTT	Huntington’s disease	—	Ö				Currently conducting IND-enabling toxicology study
AMT-126	Undisclosed	S100A1	Congestive Heart Failure	BMS	Ö				Currently conducting preclinical studies

Hemophilia B

Hemophilia B Disease and Market Background

Hemophilia B is a serious and rare inherited disease in males characterized by insufficient blood clotting. The condition can lead to repeated and sometimes life-threatening episodes of external and internal bleeding following accidental trauma or medical interventions. Severe hemophilia is characterized by recurrent episodes of spontaneous joint bleeds that cause long-term damage to the joints resulting in disabling arthropathy. Bleeds may be fatal if they occur in the brain. The deficient blood clotting results from the lack of functional human Factor IX (“hFIX”). Treatment of hemophilia B today consists of prophylactic or on-demand protein replacement therapy, in which one to three times weekly intravenous administrations of plasma-derived or recombinant hFIX are required to prevent bleeding and once daily infusions in case bleeding occurs. Hemophilia B occurs in approximately 1 out of 30,000 live male births.

Our Development of AMT-061 for Hemophilia B

We are currently developing AMT-061, a gene therapy for the treatment of hemophilia B. AMT-061, which includes an AAV5 vector carrying the FIX-Padua transgene, is designed to restore Factor IX (“FIX”) activity, essential for blood clotting in patients with hemophilia B. AMT-061 is intended to be delivered by intravenous (“IV”) infusion, without immunosuppressant therapy, through the peripheral vein in a single treatment session for approximately 30 minutes.

AMT-061 and AMT-060, the latter of which we previously tested in 10 patients in an ongoing Phase I/II clinical trial, are identical in structure apart from two nucleotide substitutions in the coding sequence for FIX. The gene variant, referred to as FIX-Padua, expresses a protein with a single amino acid substitution that has been reported in multiple preclinical and nonclinical studies to provide an approximate eight to nine-fold increase in FIX activity compared to the wild-type FIX protein. We expect all other critical quality attributes of AMT-061 to be comparable to those of AMT-060, as AMT-061 utilizes the same AAV5 capsid, promoter and proprietary insect cell-based manufacturing platform.

Our goal for AMT-061 is to develop a gene therapy with the following profile:

•            long-term safety, including a favorable immunogenicity profile;

•            predictable, sustained and potentially curative increases in FIX activity;

•            significant reductions in both bleeding rates and the need for FIX replacement therapy; and

•            broad patient eligibility, including the potential to treat all or nearly all patients with hemophilia B

We believe a differentiating feature of AMT-061 is AAV5’s favorable tolerability and immunogenicity results. In contrast to data reported using other AAV capsids delivered systemically via IV infusion, no patient treated in clinical trials with our AAV5 gene therapies has experienced any confirmed, T-cell-mediated immune response to the capsid or material loss of FIX activity. Data from the Phase I/II study of AMT-060 also demonstrated clinical proof-of-concept in the presence of preexisting NAb to AAV5, suggesting that all, or nearly all hemophilia B patients may be eligible for treatment with AMT-061. There can be no assurance that future clinical studies will produce similar results.

On January 30, 2017, we received a Breakthrough Therapy designation by the FDA and on April 25, 2017, we received PRIME designation from EMA, for our AMT-060 program. The FDA and EMA have agreed that AMT-061 will be included under these current designations. The FDA has also agreed that AMT-061 will be included under our current IND for AMT-060. The EMA also has agreed that AMT-061 will be included under the current PRIME designation.

Pivotal Trial Program for AMT-061

We plan to expeditiously advance AMT-061 into a pivotal study in 2018 for patients with severe and moderately severe hemophilia B. Based on our multi-disciplinary meetings with the FDA and EMA, we achieved alignment on the clinical and regulatory pathway for AMT-061, including the proposed pivotal trial plan for AMT-061.

The pivotal study is expected to be an open-label, single-dose, multi-center, multi-national trial investigating the efficacy and safety of AMT-061 administered to adult patients with severe or moderately severe hemophilia B. Patients will serve as their own control, with a baseline established during a six-month observational lead-in phase prior to treatment with AMT-061. A short dose-confirmation study is expected to be completed in parallel to the lead-in phase of the pivotal study. Three patients will receive a single IV- dose of AMT-061 at 2 x 1013 gc/kg and will be evaluated for a period of approximately six weeks to assess FIX activity levels and confirm the dose. Each patient will continue to be followed longer term, and no lead-in phase is required for the dose-confirmation study.

We have initiated production of multiple clinical-grade batches of AMT-061 in our state-of-the-art Lexington, Massachusetts manufacturing facility. The material, which will be used in our pivotal study program, is being produced under cGMP conditions at commercial scale. The manufacturing process, controls and methods utilized for AMT-061 are consistent with those previously used for AMT-060. Data reviewed to date support comparability between AMT-061 and AMT-060.

Preclinical and Nonclinical Data for AMT-061

AMT-061 nonclinical data demonstrated tolerability and substantial increases in Factor IX (“FIX”) activity. A GLP, nonclinical study of AMT-061 has been performed in non-human primates at four different dose levels up to a dose of 9 x 1013 gc/kg. The purpose of this study was to compare AMT-061 to AMT-060 with respect to liver transduction, circulating FIX protein levels, circulating FIX activity levels and toxicity, after a single intravenous dose with 13- or 26-week observation periods. Data from the study demonstrated a strong correlation between dose and human FIX expression levels, as well as biological activity of the expressed hFIX protein. At equal doses, circulating vector DNA plasma levels, liver distribution, liver cell transduction and hFIX protein expression were comparable for both AMT-060 and AMT-061. Additionally, AMT-061 demonstrated substantial increases in hFIX clotting activity compared to AMT-060, consistent with those previously reported for FIX-Padua. Based on a statistical analysis of the AMT-061 and AMT-060 non-human primate data, as well as the clinical data from the Phase I/II trial of AMT-060, we believe that AMT-061 administered at a dose of 2 x 1013 gc/kg may lead to mean FIX activity of approximately 30 to 50 percent of normal. The study also examined toxicology of AMT-061, including liver enzyme activity, coagulation biomarkers and other safety parameters. Data from the study demonstrated that AMT-061 was well-tolerated with no evidence of any significant toxicological findings. There was no increased thrombin generation or increased fibrin formation or degradation detected during the six months of follow-up. No increase in immunogenicity is expected with AMT-061, as there are no changes in the AAV5 capsid.

Intellectual Property for AMT-061

We acquired a patent family that broadly covers the FIX-Padua variant and its use in gene therapy for the treatment of coagulopathies, including hemophilia B. This family includes a patent issued in the U.S. in 2016, as well as pending patent applications in Europe and Canada. The patent family was acquired from the inventor, Professor Paolo Simioni, a renowned hemophilia expert at the University of Padua, Italy, who is widely recognized as the first to identify this mutant. We recently filed divisional patent applications that would further strengthen our intellectual property position related to the FIX-Padua variant.

Phase I/II Clinical Trial of AMT-060

In the third quarter of 2015, we initiated a Phase I/II clinical trial of AMT-060 in patients with severe or moderately-severe hemophilia B. AMT-060 consists of an AAV5 vector carrying a codon-optimized, wild-type, human Factor IX gene cassette licensed from St. Jude. The study is a 5-year, open-label, uncontrolled, single-dose, dose-ascending multi-center trial that includes two cohorts, with the low-dose cohort using a treatment of 5x1012 gc/kg and the second-dose cohort using 2x1013 gc/kg. We enrolled five patients into the low dose cohort in the third quarter 2015. Another five patients were enrolled into the high dose cohort between March and May 2016.

We presented up to twenty-four-months of follow-up data from the study on December 11, 2017 at the 59th annual meeting of the American Society of Hematology (“ASH”). Clinical benefit was maintained in all ten patients in the study, as measured by reduced FIX replacement therapy and bleeding frequency. Across the clinical trials’ two dose cohorts, cumulative annualized consumption of FIX replacement therapy decreased by 84% as of deadline for ASH abstract submission. In the higher-dose cohort of the study, no confirmed bleeds were reported in the last twelve months of follow-up, with a reduction in the annualized spontaneous bleed rate of 89% compared to the one-year period prior to gene transfer.

No patients developed inhibitors to FIX and there were no detectable signs of sustained AAV5 capsid-specific T-cell activation. Mild, temporary elevations in ALT were observed in three patients, none of which were associated with changes in in FIX activity or capsid-specific T-cell responses. We will continue to follow-up the patients enrolled into the Phase I/II clinical trial of AMT-060. We currently intend to enroll all future patients in studies related to Hemophilia in clinical studies of AMT-061.

Huntington’s Disease

Huntington’s Disease and Market Background

Huntington’s disease is a severe genetic neurodegenerative disorder causing loss of muscle coordination, behavioral abnormalities and cognitive decline, resulting in complete physical and mental deterioration over a 12 to 15-year period. The median survival time after onset is 15 to 18 years (range: 5 to >25 years). Huntington’s disease is caused by an inherited defect in a single gene that codes for a protein called Huntingtin (“HTT”). The prevalence of Huntington’s disease is 2.71 per 100,000 in the general population, similar in men and women, and it is therefore considered a rare disease. Despite the ability to identify Huntington’s disease mutation carriers decades before onset, there is currently no available therapy that can delay onset or slow progression of the disease. Although some symptomatic treatments are available, they only are transiently effective despite significant side effects.

Our Development of AMT-130 for Huntington’s Disease

We are developing AMT-130, an AAV5-based gene therapy, for the treatment of Huntington’s disease. AMT-130 delivers a DNA cassette encoding a proprietary, engineered microRNA designed to silence the Huntingtin gene, with the goal of inhibiting the production of the mutant protein. AMT-130 is intended to be administered directly into the brain via a stereotactic, MRI-guided catheter.

Preclinical, proof-of-concept studies with a single dose of AMT-130 have been conducted in multiple small and large animal models. In April 2017, we presented preclinical data on AMT-130 in transgenic mini pigs, which are among the largest Huntington’s disease animal models available for testing. The data demonstrated widespread, dose-dependent distribution of the vector throughout the mini pig brain that corresponded strongly with the mutant HTT expression. Researchers also observed a dose-dependent reduction in mutant HTT protein levels of more than 50% in the brain, as well as similar trends in cerebral spinal fluid. Both the surgical procedure and AMT-130 treatment were well tolerated with no adverse events.

In October 2017, we presented preclinical data on AMT-130 in a mouse model with a highly aggressive form of Huntington’s disease that demonstrated significant improvements in both motor-coordination and survival, as well as a dose-dependent, sustained reduction in huntingtin protein.

In November 2017, we completed dosing of our GLP safety and toxicology study of AMT-130 in non-human primates. We expect to complete this study in mid-2018, which we believe will support the filing of an IND with the FDA in the second half of 2018. AMT-130 has received orphan drug designation from the FDA in October 2017 and Orphan Medicinal Product Designation from EMA in January 2018.

Congestive Heart Failure

Collaboration with Bristol-Myers Squibb

In April 2015, we entered into an agreement with BMS that provides exclusive access to our gene therapy technology platform for multiple targets primarily focused on cardiovascular diseases (“Collaboration and License Agreement”). The collaboration included AMT-126, our proprietary gene therapy program for congestive heart failure, which aims to restore the heart’s ability to synthesize S100A1, a calcium sensor and master regulator of heart function, and thereby improve clinical outcomes for patients with reduced ejection fraction. Beyond cardiovascular diseases, the agreement also included the potential for a target exclusive collaboration in other disease areas. In total, the companies may collaborate on ten targets, including AMT-126.

We are supporting BMS in the discovery, non-clinical, analytical and process development efforts and are responsible for manufacturing of clinical and commercial supplies using our vector technologies and industrial, proprietary insect-cell based manufacturing platform. BMS reimburses us for all our research and development costs in support of the collaboration, and will lead development, regulatory and commercial activities across all programs.

Congestive Heart Failure and Market Background

Congestive heart failure (“CHF”) is the inability of the heart to supply sufficient blood flow to meet bodily demand for oxygen and nutrition. CHF is a rapidly progressing disease affecting 26 million people worldwide, with patients suffering from severe heart failure facing a 5-year mortality rate of over 50%. According to the American Heart Association, the prevalence of CHF is expected to double or triple by 2030. Maladaptive changes in the molecular composition of the diseased heart muscle contribute to its loss of contractile function, lethal tachyarrhythmia, energetic deficit, and maladaptive growth. Currently, there is no effective long-term or causative treatment for this disease.

Status of Programs

We are developing AMT-126, an AAV-based gene therapy carrying the S100A1 transgene, for the treatment of congestive heart failure. In August 2017, we announced that preliminary data from a study of AMT-126 in large animals successfully demonstrated both DNA delivery and human S100A1 expression, with the potential to restore normal levels of S100A1 in the myocardium after a single administration of AMT-126. The product used in this study was produced from our proprietary insect cell, baculovirus manufacturing process. Based on these findings and others, we and BMS advanced AMT-126 into further preclinical studies, including a therapeutic heart failure study in a diseased mini pig model that was initiated in January 2018.

In July 2015, three additional targets for development in cardiovascular indications were designated by BMS. The development process for two of these new targets commenced in 2016.

Other Early-Stage Research

We are pursuing the research of several other product candidates targeting rare and orphan diseases that can be treated using AAV-based gene therapies through application of either a gene replacement or a gene silencing approach. Our focus is on genetic diseases affecting the liver, such as hemophilia A, as well as various CNS disorders.

A key focus area in our early stage research is AAV5-based gene therapies. We believe AAV5 is emerging as a potential best-in-class vector for systemic administration to the liver because of its favorable immunogenicity profile. As opposed to other AAV vectors that have been systemically administered to humans, we have not observed any sustained immune responses to the AAV5 capsid. Moreover, we believe all, or nearly all patients may be eligible for treatment with AAV5-based gene therapies because of a low prevalence of preexisting antibodies to the AAV5 vector.

New Technology Development

We are seeking to develop next-generation technologies with the goal of broadening the applicability of AAV-based gene therapies to patients suffering from debilitating diseases. We are focused on innovative technologies across each of the key components of an AAV-based gene therapy, including: (i) the capsid, or the outer viral protein shell that encloses the target DNA; (ii) the promoter, or the DNA sequence that drives the expression of the transgene; and (iii) the therapeutic gene, or transgene.

We have a significant effort dedicated to designing and screening novel AAV vectors with the potential for (i) higher biological potency; (ii) increased specificity and penetration of specific tissue types; and (iii) enhanced safety. Members of our team have significant expertise in vector engineering and have created promising genetically engineered capsids using our a “rationale design” approach.

We are also utilizing a “directed evolution” approach to identifying next-generation AAV vectors, which involves a vector selection process in which libraries of mutant variants are screened for optimal properties. In January 2014, we entered into a collaboration and license agreement with 4D Molecular Therapeutics (“4D”) for the discovery and optimization of next-generation AAV vectors targeting the liver and the brain. We have identified several promising next-generation AAV vectors and are currently in the process of evaluating them for use in future gene therapy programs.

We have also worked extensively on designing synthetic promoters with the potential of enabling higher levels of protein expression in specific tissue types. Promoters are sequences of DNA that sit beside each gene on and whose function is to activate transcription, the initial process whereby protein is synthesized. Synthetic promoters, which do not exist in nature, are optimally tailored to drive gene expression of a target protein at a desired level and specificity. In January 2015, we entered into an agreement with Synpromics, a United Kingdom-based biotechnology company, to jointly fund research relating to the development of optimized promoters. We have identified several promising liver-directed promoters and are currently in the process of evaluating them for use in future gene therapy programs targeting liver-directed diseases.

Commercial-Scale Manufacturing Capabilities

The ability to reliably produce at a high quality and at commercial-scale is a critical success factor in AAV gene therapy. We produce our gene therapies using our proprietary, insect cell-based, baculovirus AAV production system.

This system has a number of advantages that enable high quality commercial-scale manufacturing, including:

•                  High Yield. A single manufacturing run at 500-liter scale can yield many thousands of doses of an AAV gene therapy.

•                  High Purity. The baculovirus system eliminates the risk of introducing mammalian cell derived impurities.

•                  Scalability. This process is reproducible at volumes ranging from 0.02 liters to 500 liters. We believe achieving higher scale production with our insect-cell, baculovirus system is possible.

Collaborations

Bristol-Myers Squibb Collaboration

In April 2015, we entered into a series of agreements with BMS, a publicly traded pharmaceutical company, regarding a collaboration that provides BMS with exclusive access to our gene therapy technology platform for multiple targets in cardiovascular and potentially other diseases.

Collaboration and License Agreement

With respect to the Collaboration and License Agreement with BMS, we refer to the section above.

We have received a total of $140.5 million to date from BMS, including an upfront payment of $50.0 million at the closing of the collaboration, which occurred in May 2015, a $15.0 million payment for the selection of three collaboration targets, in addition to AMT-126, and approximately $75.5 million in two equity investments. We will be eligible to receive additional payments for further designation of new collaboration targets and upon the achievement of research, development and regulatory milestones, including up to $254.0 million for the lead S100A1 therapeutic and up to $217.0 million for each other gene therapy product developed under the collaboration. We will also be eligible to receive net-sales-based milestone payments and tiered single to double-digit royalty payments on product sales.

Equity Agreements

In June 2015, BMS acquired 1.1 million ordinary shares, or 4.9% of our outstanding ordinary shares following the issuance, for aggregate consideration of $37.6 million. In August 2015, BMS acquired an additional 1.3 million ordinary shares for aggregate consideration of $37.9 million. Immediately after the second equity investment, BMS held 9.9% of our outstanding ordinary shares.

We have also granted BMS two warrants. Pursuant to each agreement, BMS may at its option acquire, at a premium to the market, an additional number of shares such that BMS owns 14.9%, respectively 19.9%, of our outstanding ordinary shares immediately after such purchase. The exercise of each warrant is conditioned upon the designation of a specified number of additional collaboration targets and payment of related fees by BMS, as well as a minimum number of collaboration programs under development.

We also entered into an Investor Agreement with BMS regarding the rights and restrictions relating to the ordinary shares to be acquired by BMS. We have granted BMS certain registration rights that allow BMS to require us to register our securities beneficially held by BMS under the Exchange Act. BMS may make up to two such demands (or three, in the event that either warrant is exercised) for us to register the shares, provided that we may deny such demand if (i) the market value of the shares to be registered is less than $10 million (provided however, if BMS holds less than $10 million worth of our shares, we must comply with their demand for registration), (ii) we certify to BMS that we plan to effect a registration within 120 days of their demand or we are engaged in a transaction that would be required to be disclosed in a registration statement and that is not reasonably practicable to be disclosed at that time, or (iii) we have already effected one registration statement within the twelve months preceding BMS’s demand for registration. In addition, independent of their demand registration rights, upon the occurrence of certain events, we must also provide BMS the opportunity to include their shares in any registration statement that we effect.

We have also granted BMS certain information rights under the Investor Agreement, although these requirements may be satisfied by our public filings required by U.S. securities laws.

Pursuant to the Investor Agreement, without our consent, BMS may not (i) acquire a number of shares such that the number of shares that BMS beneficially holds is greater than the percentage acquired, or which may be acquired, after giving effect to each of the tranches under the Share Subscription Agreement and the two warrants; (ii) propose, offer or participate in any effort to acquire us or one of our subsidiaries; (iii) propose, offer or participate in a tender offer for our shares or any exchange of shares that would effect a change of control of our company; (iv) seek to control or influence our governance or policies; (v) join or participate in any group regarding the voting of our ordinary shares; or (vi) take certain other similar actions. BMS may still, among other things, make a non-public, confidential proposal to enter into a business combination or similar transaction with our company. These stand still restrictions will terminate upon the occurrence of certain events including, but not limited to, the acquisition of a certain material number of shares by a third party, if we enter into a merger agreement or similar transaction with a third party, or upon the passage of a defined period of time subsequent to the acquisition of shares pursuant to the Share Subscription Agreement or the warrants.

BMS is also subject to a lock-up pursuant to the Investor Agreement. Without our prior consent, BMS may not sell or dispose of its shares until the later of (i) the fourth anniversary of the purchase of the first tranche of shares pursuant to the Share Subscription Agreement (or fifth anniversary if the Collaboration Agreement is extended), or (ii), in respect of each ordinary share acquired pursuant to the Share Subscription Agreement and the warrants, the first anniversary of issuance of each such ordinary shares. However, this lock-up may terminate sooner in the event the Collaboration Agreement is terminated.

The Investor Agreement also requires BMS to vote all of our ordinary shares it beneficially holds in favor of all items on the agenda for the relevant general meeting of shareholders of our company as proposed on behalf of our company, unless, in the context of a change of control or similar transaction, BMS has itself made an offer to our company or our supervisory or management boards in connection with the transaction that is the subject of the vote, in which case it is free to vote its shares at its discretion. This voting provision will terminate upon the later of the date on which BMS no longer beneficially owns at least 4.9% of our outstanding ordinary shares, the closing of a transaction that provides BMS exclusive and absolute discretion to vote our shares it beneficially holds, or the termination of the Collaboration Agreement for breach by us.

Chiesi collaboration

On April 20, 2017, we announced that we would not pursue the renewal of the Glybera marketing authorization in Europe when it expired on October 25, 2017. The marketing authorization was withdrawn and the Glybera Commercialization Agreement was terminated. We will be responsible for terminating the Phase IV post-approval study. We recorded $0.9 million contract termination cost in 2017.

On July 26, 2017, we entered into an agreement with Chiesi to reacquire the rights to co-develop and commercialize hemophilia B gene therapy in Europe and other selected territories and to terminate our co-development and license agreement.

Early-Stage Collaborations

4D Molecular Therapeutics (“4D”)

In January 2014, we entered into a collaboration and license agreement with 4D for the discovery and optimization of next-generation AAV vectors targeting the CNS and liver. We funded a three-year (2014-2016) research collaboration, which was extended for an additional year, under a mutually agreed research plan and ended January 18, 2018. We have selected a specified number of AAV variants from the research collaboration and have exclusive rights to further research, develop, manufacture and commercialize the selected AAV variants and products containing such AAV variant. Our obligations under the agreement include payments for the achievement of specified preclinical, clinical and regulatory milestones for each licensed product that we develop under the collaboration. We have also agreed to pay 4D royalties equal to a single-digit percentage of net sales, if any, of licensed products by us or our affiliates.

Synpromics

In January 2015, we entered into an agreement with Synpromics, a United Kingdom-based biotechnology company, pursuant to which we intend to jointly fund research relating to the development of optimized viral promoters. The research is directed at the discovery of alternative small liver-specific promoters for sustainable and increased expression of larger therapeutic genes fitting the package capacity of AAV vectors. Under the agreement, we have agreed to fund a specific testing program on liver promoters, with payments based on the achievement of specified milestones. Following the conclusion of the non-clinical testing phase, further milestones and payments have been agreed through the clinical phase of development and commercialization of products consisting of promoters developed under this agreement.

From this partnership, we have identified several promising liver-directed promoters and are currently in the process of evaluating them for use in future gene therapy programs targeting liver-directed diseases.

Intellectual Property

Introduction

We strive to protect the proprietary technologies that we believe are important to our business, including seeking and maintaining patent protection in the United States, Europe and other countries for novel components of gene therapies, the chemistries and processes for manufacturing these gene therapies, the use of these components in gene therapies and other inventions and related technology that are important to our business, such as those relating to our technology platform. We also rely on trade secrets and careful monitoring of our proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

Our success will be significantly enhanced by our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce our patents, maintain our licenses to use intellectual property owned by third parties, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and other proprietary rights of third parties. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary position in the field of AAV-based gene therapies.

In some cases, we are dependent on the patented or proprietary technology of third parties to develop and commercialize our products. We must obtain licenses from such third parties on commercially reasonable terms, or our business could be harmed, possibly materially. For example, we license from third parties essential parts of the therapeutic gene cassettes as well as the principal AAV vectors we use and key elements of our manufacturing process. We anticipate that we will require additional licenses in the future.

Because most patent applications throughout the world are confidential for 18 months after the earliest claimed priority date, and since the publication of discoveries in the scientific and patent literature often lags behind actual discoveries, we cannot be certain that we were the first to invent or file applications for the inventions covered by our pending patent applications. Moreover, we may have to participate in post-grant proceedings in the patent offices of the United States or foreign jurisdictions, such as oppositions, reexaminations or interferences, in which the patentability or priority of our inventions are challenged. Such proceedings could result in substantial cost, even if the eventual outcome is favorable to us.

Our intellectual property portfolio consists of owned and in-licensed patents, licenses, trademarks, trade secrets and other intellectual property rights.

Patent Portfolio

Our gene therapy programs are protected by patents and patent applications directed to various aspects of our technology. For example, our gene therapy programs are protected by patents and patent applications with composition-of-matter or method of use claims that cover the therapeutic gene, the promoter, the viral vector capsid or other specific parts of these technologies. We also seek protection of core aspects of our manufacturing process, particularly regarding our baculovirus expression system for AAV vectors in insect cells. In addition, we have filed manufacturing patent applications with claims directed to alternative compositions-of-matter and manufacturing processes to seek better protection from competitors.

We file the initial patent applications for our commercially important technologies in both Europe and the United States. For the same technologies, we typically file international patent applications under the Patent Cooperation Treaty (“PCT”) within a year. We also may seek, usually on a case-by-case basis, local patent protection in Canada, Australia, Japan, China, India, Israel, South Africa, New Zealand, South Korea and Eurasia, as well as South American jurisdictions such as Brazil and Mexico.

As of December 31, 2017, our intellectual property portfolio includes the following rights:

•                  16 patent families that we own;

•                  4 patent families that we exclusively in-license; and

•                  1 patent families that we non-exclusively in-license.

As of December 31, 2017, the geographic breakdown of our owned patent portfolio is as follows:

•                  15 issued U.S. patents;

•                  10 granted European Patent Office patents;

•                  1 pending PCT patent application;

•                  11 pending U.S. patent applications;

•                  12 pending European Patent Office patent applications; and

•                  55 pending and 43 granted patent applications in other jurisdictions.

The patent portfolios for our manufacturing platform and most advanced programs are summarized below.

Owned Manufacturing Patents

We own a patent family directed to large scale production of AAV vectors in insect cells. The family includes issued patents in the United States, Europe, Japan and other jurisdictions and pending applications in the United States and other jurisdictions. The standard 20-year term for patents in this family will expire in 2027. This patent family relates to first-generation technology developed by uniQure for improvement of manufacturing in insect cells.

Furthermore, we own patent families directed to improving AAV vectors and covering AAV vectors manufactured at large scale relating to our second-generation technology. One patent family contains pending applications in the United States, Europe and other jurisdictions, and issued patents in the United States, Europe, Japan, Australia, China and other jurisdictions. The standard 20-year term for patents in this family will expire in 2028. We have another patent family which contains an issued patent in the US and pending patents in the United States and Europe. The standard 20-year term for patents in this family will expire in 2031. We also have a patent family relating to our third-generation technology for improved manufacturing. The patent family contains issued patents in the United States and Europe and other jurisdictions, and has patents pending in Europe and other jurisdictions. The standard 20-year term for patents in this family will expire in 2029.

We own patent families related to improved AAV manufacturing with regard to capsid protein expression. One patent family contains patents issued in the United States, Europe, and other jurisdictions. The standard 20-year term for patents in this family will expire in 2026. A more recent patent family contains pending patent applications in the United States, Europe and other jurisdictions. Those patents in this family that have been issued will have the standard 20-year term which will expire in 2035

In addition, we own a family of patents and patent applications relating to a proprietary baculovirus removal process which contributes to obtain regulatory compliant AAV vector products. This family includes granted patents in the United States, Europe, Japan, China, and other jurisdictions. The standard 20-year term for patents in this family, if issued, will expire in 2032.

We own a patent family related to the analysis of manufactured AAV product. Patents are pending in the United States, Europe and other jurisdictions. The standard 20-year term for patents in this family, if issued, will expire in 2035.

We own a family of patent applications which covers AAV5 administration technology through intrathecally delivery routes. This family includes patent applications in the US, Europe and other jurisdictions. The standard 20-year term of patents, if issued, in this family will expire in 2034.

We own a PCT-application, and a concomitantly filed US patent application, which covers AAV5 administration technology in patients utilizing an immunoadsorption procedure. The standard 20-year term of patents in this family, if issued, will expire in 2037.

Owned Product-related Patents

Hemophilia B

We own a patent family, including patents and patent applications, that relates to the use of the Padua mutation in hFIX for gene therapy in AMT-061. A PCT application was filed on September 15, 2009, and patent applications are pending in the United States, Europe, and Canada. The U.S. Patent and Trademark Office issued U.S. Patent 9,249,405 on February 2, 2016, which includes claims directed to Factor IX protein with a leucine at the R338 position of the protein sequence, nucleic acid sequences coding for this protein, and therapeutic applications, including gene therapy. Additional fast track divisional patent applications have also been filed in the United States and in Europe that would further strengthen our intellectual property position. The standard 20-year patent term of patents in this family will expire in 2029.

Huntington’s disease

We own a patent family that relates to gene therapy treatment of Huntington’s disease. This family includes patent applications in the US, Europe and other jurisdictions. The standard 20-year patent term of patents in this family will expire in 2035.

S100A1

We hold patents related to our S100A1 product candidate in heart and skeletal muscle diseases. The patents were granted in Europe, Canada, Japan and the US, the term of which will expire in 2020.

Licenses

We have obtained exclusive or non-exclusive rights from third parties under a range of patents and other technology that we use in our product and development programs, as described below. Our agreements with these third parties generally grant us a license to make, use, sell, offer to sell and import products covered by the licensed patent rights in exchange for our payment of some combination of an upfront amount, annual fees, royalties, a percentage of amounts we receive from our licensees and payments upon the achievement of specified development, regulatory or commercial milestones. Some of the agreements specify the extent of the efforts we must use to develop and commercialize licensed products. The agreements generally expire upon expiration of the last-to-expire valid claim of the licensed patents. Each licensor may terminate the applicable agreement if we materially breach our obligations and fail to cure the breach within a specified cure period.

Technology Used for Multiple Programs

We are exploiting technology from the third party sources described below in more than one of our programs.

National Institutes of Health—AAV production

In 2007, we entered into a non-exclusive license agreement with the NIH, which we amended in 2009 and 2013. The patents under this license cover technology to produce AAV vectors in insect cells. We may only grant sublicenses under this agreement with the NIH’s consent, which may not be unreasonably withheld. The standard 20-year term for the underlying patents will expire in 2022.

Payment obligations to the NIH under this license agreement include a low single-digit percentage royalty on the net sales of licensed products by us or on our behalf; development and regulatory milestone payments; and an annual maintenance fee creditable against royalties. We do not have to pay royalties or milestone fees under this agreement if we have to pay royalties or milestone fees under our 2011 agreement with the NIH, described below, for the same product. Under the license agreement, we have agreed to meet benchmarks in our development efforts, including as to development events, clinical trials and marketing approval, within specified timeframes.

The NIH may terminate this agreement in specified circumstances relating to our insolvency or bankruptcy. We may terminate this agreement for any reason, in any territory, subject to a specified notice period.

National Institutes of Health—AAV5

In 2011, we entered into another license agreement with the NIH, superseding an earlier agreement. This agreement was amended in 2016. Under this agreement, the NIH granted us an exclusive, worldwide license to patents relating to AAV5 for use in therapeutic products to be delivered to the brain or liver for treatment of human diseases originating in the brain or liver but excluding arthritis-related diseases, and a non-exclusive, worldwide license to patents relating to AAV5 for all other diseases. We refer to the products licensed under this agreement as AAV5 products. We may grant sublicenses under this agreement only with the NIH’s consent, which may not be unreasonably withheld. The standard 20-year term for the underlying patents will expire in 2019.

Payment obligations to the NIH under this license agreement include royalties equal to a low single-digit percentage of net sales of AAV5 products; development and regulatory milestone payments; and an annual maintenance fee creditable against royalties. If an AAV5 product is also covered by our 2007 agreement with the NIH, our obligation to pay royalties on net sales and our obligation to pay milestone fees only apply under this 2011 agreement and not the 2007 agreement. We have agreed to meet benchmarks in our development efforts, including as to development events, clinical trials and marketing approval, within specified timeframes.

The NIH may terminate this agreement in specified circumstances relating to our insolvency or bankruptcy. We may terminate this agreement for any reason, in any country or territory, subject to a specified notice period

Protein Sciences

In 2016, we revised our existing license contract with Protein Sciences Corporation for the use of its expresSF+ (“SF+”) insect cell line and associated technology for human therapeutic and prophylactic uses (except influenza) to provide us with a royalty free, perpetual right and license to the licensed technology in the field of AAV-based gene therapy.

Technology Used for Specific Development Programs

Hemophilia B (AMT-061)

Padua

On April 17, 2017, we entered into an Assignment and License Agreement with Professor Paolo Simioni (“Dr. Simioni”) (the “Padua Assignment”). Pursuant to the Padua Assignment, we acquired from Dr. Simioni all right, title and interest in a patent family covering the variant of the Factor IX gene, carrying an R338L mutation (“Padua IP”). Under the Padua Assignment, we have also licensed certain know-how included in the Padua IP. We will provide Dr. Simioni with an initial license fee and reimbursement of past expenses, as well as payments that may come due upon the achievement of certain milestone events related to the development of the Padua IP and may also include royalties on a percentage of certain revenues. We have granted a license back of the Padua IP to Dr. Simioni for therapeutic or diagnostic use of a modified Factor IX protein (other than in connection with gene therapy) and any application for non-commercial research purposes. We have agreed to indemnify Dr. Simioni for claims arising from our research, development, manufacture or commercialization of any product making use of the Padua IP, subject to certain conditions.  The Padua Assignment will remain in effect, unless otherwise terminated pursuant to the terms of the Padua Assignment, until the later of (i) the expiration date of the last of the patents within the Padua IP and (ii) the expiration of the payments obligations under the Padua Assignment.

Dr. Simioni is serving as advisor and consultant to us for the development of therapeutic products using his invention of FIX-Padua. He will assist in our discussions with regulators, investigators, and key opinion leaders throughout the clinical development of AMT-061.

St. Jude Children’s Research Hospital

In 2008, we entered into a license agreement with St. Jude, which we amended in 2012. Under the license agreement, St. Jude has granted us an exclusive license, with a right to sublicense, to patent rights relating to expression of hFIX in gene therapy vectors, to make, import, distribute, use and commercialize products containing hFIX covered by a valid patent claim in the field of gene therapy for treatment or prophylaxis of hemophilia B. In addition, we have a first right of negotiation regarding any patent applications that are filed by St. Jude for any improvements to the patent rights licensed to us. The U.S. patent rights will expire in 2028 and the European patents will expire in 2025.

We have agreed to pay St. Jude a royalty equal to a low single-digit percentage of net sales, if any, by us or our sublicensees of products covered by the licensed patent rights, and a portion of certain amounts we receive from sublicensees ranging from a mid-single digit to a mid-teen double-digit percentage of such amounts. We have also agreed to pay St. Jude one-time milestone fees totaling $6.5 million upon the achievement of specified development and regulatory milestones, and an annual maintenance fee creditable against royalties and milestones in the same year. We have agreed to use commercially reasonable efforts to diligently develop and commercialize products licensed under this agreement.

The agreement will remain in effect until no further payment is due relating to any licensed product under this agreement or either we or St. Jude exercise our rights to terminate it. St. Jude may terminate the agreement in specified circumstances relating to our insolvency. We may terminate the agreement for convenience at any time subject to a specified notice period.

Huntington’s disease

Cold Spring Harbor Laboratory (“CSHL”)

In December 2015, we concluded a license agreement with CSHL. Under the agreement, CSHL granted us an exclusive, sublicensable license to develop and commercialize to certain of CSHL’s patented RNAi-related technology for the treatment or prevention of Huntington’s disease. The standard 20-year patent term for the patent family which is the subject of this license agreement is about to expire in 2031.

Under the agreement, annual fees, development milestone payments and future single-digit royalties on net sales of a licensed product are payable by uniQure to CSHL.

Congestive heart failure

Heidelberg University Hospital

In June 2017, we concluded a license agreement with Heidelberg University Hospital for exclusive, worldwide and unlimited rights, with the right to sublicense, to patents directed to S100A1.  Under the agreement, development and approval milestone payments, and future sub-single-digit royalties on net sales of a licensed product are payable by uniQure to Heidelberg University Hospital.

This license relates to a medical use patent family relating to the therapeutic window and effective dosages of S100A1 in heart disease, patents are pending in the US, Europe, Canada and Japan. The standard 20-year patent term of patents in this family will expire in 2035.

Trade Secrets

In addition to patents and licenses, we rely on trade secrets and know-how to develop and maintain our competitive position. For example, significant aspects of the process by which we manufacture our gene therapies are based on unpatented trade secrets and know-how. We seek to protect our proprietary technology and processes and obtain and maintain ownership of certain technologies, in part, through confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial collaborator. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Trademarks

uniQure is a registered trademark in various jurisdictions including the United States and the European Union. We intend to seek trade mark protection for other product candidates as and when appropriate.

Competition

The biotechnology and pharmaceutical industries, including in the gene therapy field, are characterized by rapidly advancing technologies, intense competition and a strong emphasis on intellectual property. We face substantial competition from many different sources, including large and specialty pharmaceutical and biotechnology companies, academic research institutions and governmental agencies and public and private research institutions.

We are aware of numerous companies focused on developing gene therapies in various indications, including AGTC, Abeona Therapeutics, Adverum Biotechnologies, Allergan, Ally Therapeutics, Audentes Therapeutics, AveXis, Bayer, BioMarin, bluebird bio, Expression Therapeutics, Freeline Therapeutics, Generation Bio, Genethon, GlaxoSmithKline, Homology Medicines, Lysogene, Megenics, Milo Therapeutics, Nightstar, Pfizer, REGENXBIO, Renova Therapeutics, Rocket, Pharmaceuticals, Sangamo BioSciences, Sanofi, Sarepta, Shire, Solid Biosciences, Spark Therapeutics, Takara, Ultragenyx, and Voyager, as well as several companies addressing other methods for modifying genes and regulating gene expression. Although companies and research institutions in the gene therapy field tend to focus on particular target indications, any advances in gene therapy technology made by a competitor may be used to develop therapies competing against one of our product candidates. We may also face competition with respect to the treatment of some of the diseases that we are seeking to target with our gene therapies from protein pharmaceuticals under development at pharmaceutical and biotechnology companies such as Amgen, Bayer, Biogen, BioMarin, CSL Behring, Ionis, Novartis, Novo Nordisk, Pfizer, Roche, Sangamo, Sanofi, Shire, Sobi, Spark, and numerous other pharmaceutical and biotechnology firms.

We also compete with existing standards of care, therapies and symptomatic treatments, as well as any new therapies that may become available in the future for the indications we are targeting.

Many of our current or potential competitors, either alone or with their collaborators, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and gene therapy industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

The key competitive factors affecting the success of all of our programs are likely to be their efficacy, safety, convenience, price and the availability of reimbursement from government and other third party payers. We also believe that, due to the small size of the patient populations in the orphan indications we target, being first to market will be a significant competitive advantage. We believe that our advantages in vector and manufacturing technology will allow us to reach market in a number of indications ahead of our competitors, and to capture the markets in these indications.

Government Regulation and Reimbursement

Government authorities in the United States, European Union and other countries extensively regulate, among other things, the approval, research, development, preclinical and clinical testing, manufacture (including any manufacturing changes), packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, reimbursement, and import and export of pharmaceutical products, biological products and medical devices. We believe that all of our product candidates will be regulated as biological products, or biologics, and in particular, as gene therapies, and will be subject to such requirements and regulations under U.S. and foreign laws. For other countries outside of the United States and the European Union, marketing approval and pricing and reimbursement requirements vary from country to country. If we fail to comply with applicable regulatory requirements, we may be subject to, among other things, fines, refusal to approve pending applications, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Regulation in the United States

In the United States, the FDA regulates biologics under the Public Health Service Act (“PHSA”) and the Federal Food, Drug, and Cosmetic Act (“FCDA”) and regulations and guidance implementing these laws. Obtaining regulatory approvals and ensuring compliance with applicable statutes and regulatory requirements entails the expenditure of substantial time and financial resources, including payment of user fees for applications to the FDA. All of our current product candidates are subject to regulation by the FDA as biologics. An applicant seeking approval to market and distribute a new biologic in the United States must typically undertake the following:

•                  completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s current Good Laboratory Practice (“cGLP”) regulations;

•                  submission to the FDA of an Investigational New Drug (“IND”) which allows human clinical trials to begin unless the FDA objects within 30 days;

•                  approval by an independent institutional review board (“IRB”) before each clinical trial may be initiated;

•                  performance of adequate and well-controlled human clinical trials in accordance with the FDA’s or EMA’s good clinical practices (“GCP”) to establish the safety, potency, purity and efficacy of the proposed biological product for each indication;

•                  preparation and submission to the FDA of a Biologics License Application (“BLA”);

•                  payment of substantial product and establishment user fees;

•                  satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with cGMP requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

•                  approval of the BLA by the FDA, in consultation with an FDA advisory committee, if deemed appropriate by the FDA; and

•                  compliance with any post-approval commitments, including Risk Evaluation and Mitigation Strategies (“REMS”), and post-approval studies required by the FDA.

Human Clinical Studies in the US under an IND

Clinical trials involve the administration of the investigational biologic to human subjects under the supervision of qualified investigators in accordance with cGCP requirements. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of an IND. A clinical trial may not proceed in the US unless and until an IND becomes effective, which is 30 days after its receipt by the FDA unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. The protocol and informed consent documents must also be approved by an IRB. The FDA, an IRB, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Information about certain clinical trials, including results, must be submitted within specific timeframes for listing on the ClinicalTrials.gov website.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

•                  Phase I: The biological product is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early understanding of its effectiveness.

•                  Phase II: The biological product is administered to a limited patient population to further identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•                  Phase III: The biological product is administered to an expanded patient population in adequate and well-controlled clinical trials to generate sufficient data to statistically confirm the potency and safety of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labelling of the product.

FDA Guidance Governing Gene Therapy Products

The FDA has issued various guidance documents regarding gene therapies, which outline additional factors that the FDA will consider at each of the above stages of development and relate to, among other things, the proper preclinical assessment of gene therapies; the chemistry, manufacturing, and control information that should be included in an IND application; the design and analysis of shedding studies for virus or bacteria based gene therapies; the proper design of tests to measure product potency in support of an IND or BLA application; and measures to observe delayed adverse effects in subjects who have been exposed to investigational gene therapies when the risk of such effects is high.

If a gene therapy trial is conducted at, or sponsored by, institutions receiving NIH funding for recombinant DNA research, a protocol and related documentation must be submitted to, and the study registered with, the NIH Office of Biotechnology Activities (“OBA”) pursuant to the NIH Guidelines for Research Involving Recombinant DNA Molecules As part of the NIH protocol registration process, documentation originating from all oversight bodies involved in the review at an initial site(s) regarding their assessment of whether public Recombinant DNA Advisory Committee (“RAC”) review is warranted must accompany the Principal Investigator’s submission to the NIH. Public RAC review and discussion of a human gene transfer experiment will be initiated in two exceptional circumstances: (1) Following a request for public RAC review from one or more oversight bodies involved in the review at an initial site(s), the NIH concurs that (a) the individual protocol would significantly benefit from RAC review and (b) that the submission meets one or more of the following NIH RAC review criteria: i) the protocol uses a new vector, genetic material, or delivery methodology that represents a first-in-human experience, thus presenting an unknown risk; ii) the protocol relies on preclinical safety data that were obtained using a new preclinical model system of unknown and unconfirmed value; or iii) the proposed vector, gene construct, or method of delivery is associated with possible toxicities that are not widely known and that may render it difficult for oversight bodies involved in the review at an initial site(s) to evaluate the protocol rigorously. In addition, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them. After a human gene transfer experiment is publicly reviewed by the full RAC at a regularly scheduled meeting, the NIH OSP will send a letter summarizing the RAC’s comments and recommendations (if any) regarding the protocol to the Principal Investigator(s), oversight bodies involved in the review at an initial site(s), and regulatory authorities as appropriate. Unless the NIH determines that there are exceptional circumstances, the NIH will send this letter to the Principal Investigator within 10 working days after the completion of the RAC meeting at which the experiment was reviewed. Receipt of this letter concludes the protocol registration process. Final IBC approval may then be granted. RAC proceedings and reports are posted to the OBA web site and may be accessed by the public.

Compliance with cGMP Requirements

Manufacturers of biologics must comply with applicable cGMP regulations, including quality control and quality assurance and maintenance of records and documentation. Manufacturers and others involved in the manufacture and distribution of such products must also register their establishments with the FDA and certain state agencies. Both domestic and foreign manufacturing establishments must register and provide additional information to the FDA upon their initial participation in the manufacturing process. Establishments may be subject to periodic unannounced inspections by government authorities to ensure compliance with cGMPs and other laws. Discovery of problems may result in a government entity placing restrictions on a product, manufacturer, or holder of an approved BLA, and may extend to requiring withdrawal of the product from the market. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specification.

FDA Programs to Expedite Product Development

The FDA has several programs to expedite product development, including fast track designation and breakthrough therapy designation. Under the fast track program, the sponsor of a biologic candidate may request the FDA to designate the product for a specific indication as a fast track product concurrent with or after the filing of the IND for the product candidate. The benefits include greater interactions with the FDA, eligibility for accelerated approval based on a surrogate endpoint, eligibility for priority review of the BLA, and rolling review of sections of the BLA.

Moreover, under the provisions of the Food and Drug Administration Safety and Innovation Act (“FDASIA”), enacted in 2012, a sponsor can request designation of a product candidate as a breakthrough therapy. A breakthrough therapy is defined as a product that is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Products designated as breakthrough therapies are eligible for the fast track program features as described above, intensive guidance on an efficient development program beginning as early as Phase 1 trials, and a commitment from the FDA to involve senior managers and experienced review staff in a proactive collaborative, cross disciplinary review.

Submission of a BLA

The results of the preclinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of a BLA requesting a license to market the product for one or more indications. The submission of a BLA is subject to an application user fee, currently exceeding $2.4 million; products with orphan designation are exempt from the BLA filing fee. The sponsor of an approved BLA is also subject to annual product and establishment user fees, currently exceeding $98,000 per product and $513,000 per establishment. These fees are typically increased annually. The FDA has agreed to specified performance goals in the review of BLAs.

Most such applications are meant to be reviewed within ten months from the filing acceptance date (typically 60 days after date of filing), and most applications for priority review products are meant to be reviewed within six months of the filing acceptance date (typically 60 days after date of filing). The FDA will assign a date for its final decision for the product (the PDUFA date) but can request an extension to complete review of a product application,

The FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the biological product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. Many drug applications receive complete response letters from the FDA during their first cycle of FDA review.

If the FDA approves a product, it may limit the approved indications for use of the product; require that contraindications, warnings or precautions be included in the product labeling; require that post-approval studies, including Phase IV clinical trials, be conducted to further assess a biologic’s safety after approval; require testing and surveillance programs to monitor the product after commercialization; or impose other conditions, including distribution restrictions or other risk management mechanisms, including Risk Evaluation and Mitigation Strategies (“REMS”). The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs.

Following approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and the FDA review and approval. The product may also be subject to official lot release, meaning that the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. Other post-approval requirements include reporting of cGMP deviations that could affect the identity, potency, purity and overall safety of a distributed product, reporting of adverse effects, reporting new information regarding safety and efficacy, maintaining adequate record-keeping, and complying with electronic record and signature requirements.

Biosimilars and Exclusivity

The Biologics Price Competition and Innovation Act of 2009 which amended the Public Health Service Act (“PHS”) authorized the FDA to approve biosimilars under Section 351(k) of the PHS. Under the Act, a manufacturer may submit an application for licensure of a biologic product that is biosimilar to or interchangeable with a previously approved biological product or reference product. In order for the FDA to approve a biosimilar product, it must find that it is highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there are no clinically meaningful differences between the reference product and proposed biosimilar product in safety, purity or potency. A finding of interchangeability requires that a product is determined to be biosimilar to the reference product, and that the product can be expected to produce the same clinical results as the reference product. An application for a biosimilar product may not be submitted to the FDA until four years following approval of the reference product, and it may not be approved until 12 years thereafter. These exclusivity provisions only apply to biosimilar companies and not companies that rely on their own data and file a full BLA. The twelve-year exclusivity market period in the U.S. for biologics has been controversial and may be shortened in the future.

Orphan Drug Exclusivity

Under the Orphan Drug Act, the FDA may designate a biological product as an orphan drug if it is intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the United States, or more in cases in which there is no reasonable expectation that the cost of developing and making a biological product available in the United States for treatment of the disease or condition will be recovered from sales of the product. If a product with orphan designation receives the first FDA approval, it will be granted seven years of marketing exclusivity, which means that the FDA may not approve any other applications for the same product for the same indication for seven years, unless clinical superiority is demonstrated in a head-to-head trial. Competitors may receive approval of different products for the indication for which the orphan product has exclusivity and may obtain approval for the same product but for a different indication. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. The FDA has granted orphan drug designation to AMT-061 and AMT-130 for the treatment of Hemophilia B and Huntington’s disease respectively; meaning that they would receive orphan drug exclusivity if they are the first products approved for their respective indications.

Pediatric Exclusivity

Under the Pediatric Research Equity Act or PREA, pediatric exclusivity provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity in the US, including orphan exclusivity and exclusivity against biosimilars. This six-month exclusivity may be granted if the FDA issues a written request to the sponsor for the pediatric study, the sponsor submits a final study report after receipt of the written request, and meets the terms and timelines in the FDA’s written request.

Regenerative Advanced Therapy Designation

The 21st Century Cures Act became law in December 2016 and created a new program under Section 3033 in which the FDA has authority to designate a regenerative therapeutic product as a regenerative medicine advanced therapy (“RMAT”) eligible for accelerated approval. A drug is eligible for a RMAT designation if: 1) it is a regenerative medicine therapy which is a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, except those products already regulated under Section 361 of the PHS, 2) the drug is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition, and 3) preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such disease or condition. A RMAT must be made with the submission of an IND or as an amendment to an existing IND. FDA will determine if a product is eligible for RMAT designation within 60 days of submission. The FDA has recently interpreted gene therapy vectors administered alone to be included in the definition of RMAT.

FDA Regulation of Companion Diagnostics

We may seek to develop companion diagnostics for use in identifying patients that we believe will respond to our gene therapies. FDA officials have issued draft guidance to address issues critical to developing in vitro companion diagnostics, such as biomarker qualification, establishing clinical validity, the use of retrospective data, the appropriate patient population and when the FDA will require that the companion diagnostic and the drug be approved simultaneously. The draft guidance issued in July 2011 states that if safe and effective use of a therapeutic product depends on an in vitro diagnostic device, then the FDA generally will require approval or clearance of the diagnostic device by the Center for Devices and Radiological Health at the same time that the FDA approves the therapeutic product.

Anti-Kickback Provisions and Requirements

The federal anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Violations of the anti-kickback statute are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. Pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, certain marketing practices, including off-label promotion, have also been alleged by government agencies to violate false claims laws. The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer.

U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity.

Coverage, Pricing and Reimbursement

The containment of healthcare costs has become a priority of federal, state, independent non-profit healthcare research organizations (Institute for Clinical and Economic Review (“ICER”)) and foreign governments, and the prices of drugs have been a focus in this effort. Third party payers are also increasingly challenging the prices charged for medical products and services and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. If these third party payers do not consider a product to be cost-effective compared to other available therapies and or the standard of care, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. Adoption of such controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals.

As a result, the marketability of any product which receives regulatory approval for commercial sale may suffer if the government and third party payers fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on managed care in the United States has increased and will continue to increase the pressure on drug pricing. Coverage policies, third party reimbursement rates and drug pricing regulation may change at any time. In particular, the Patient Protection and Affordable Care Act contains provisions that may reduce the profitability of drug products, including, for example, increased rebates for drugs sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Even if favorable coverage and reimbursement status is attained for one or more products that receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Regulation in the European Union

Product development, the regulatory approval process and safety monitoring of medicinal products and their manufacturers in the European Union proceed broadly in the same way as they do in the United States. Therefore, many of the issues discussed above apply similarly in the context of the European Union. In addition, drugs are subject to the extensive price and reimbursement regulations of the various EU member states. The Clinical Trials Directive 2001/20/EC, as amended (and to be replaced by the Clinical Trial Regulation EU 536/2014 in October 2018), provides a system for the approval of clinical trials in the European Union via implementation through national legislation of the member states. Under this system, approval must be obtained from the competent national authority of an EU member state in which the clinical trial is to be conducted. Furthermore, a clinical trial may only be started after a competent ethics committee has issued a favorable opinion on the CTA, which must be supported by an investigational medicinal product dossier with supporting information prescribed by the Clinical Trials Directive and corresponding national laws of the member states and further detailed in applicable guidance documents. The sponsor of a clinical trial, or its legal representative, must be based in the European Economic Area. European regulators and ethics committees also require the submission of adverse event reports during a study and a copy of the final study report.

Marketing approval

Marketing approvals under the European Union regulatory system may be obtained through a centralized or decentralized procedure. The centralized procedure results in the grant of a single marketing authorization that is valid for all—currently 28—EU member states. Pursuant to Regulation (EC) No 726/2004, as amended, the centralized procedure is mandatory for drugs developed by means of specified biotechnological processes, and advanced therapy medicinal products as defined in Regulation (EC) No 1394/2007, as amended. Drugs for human use containing a new active substance for which the therapeutic indication is the treatment of specified diseases, including but not limited to acquired immune deficiency syndrome, neurodegenerative disorders, auto-immune diseases and other immune dysfunctions, as well as drugs designated as orphan drugs pursuant to Regulation (EC) No 141/2000, as amended, also fall within the mandatory scope of the centralized procedure. Because of our focus on gene therapies, which fall within the category of advanced therapy medicinal products (“ATMPs”) and orphan indications, our products and product candidates are expected to qualify for the centralized procedure.

In the marketing authorization application (“MAA”) the applicant has to properly and sufficiently demonstrate the quality, safety and efficacy of the drug. Guidance on the factors that the EMA will consider in relation to the development and evaluation of ATMPs have been issued and include, among other things, the preclinical studies required to characterize ATMPs; the manufacturing and control information that should be submitted in a MAA; and post-approval measures required to monitor patients and evaluate the long term efficacy and potential adverse reactions of ATMPs. Although these guidelines are not legally binding, we believe that our compliance with them is likely necessary to gain and maintain approval for any of our product candidates. The maximum timeframe for the evaluation of an MAA under the centralized procedure is 210 days after receipt of a valid application subject to clock stops during which the applicant deals with EMA questions.

The European Commission may grant a so-called “marketing authorization under exceptional circumstances”. Such authorization is intended for products for which the applicant can demonstrate that it is unable to provide comprehensive data on the efficacy and safety under normal conditions of use, because the indications for which the product in question is intended are encountered so rarely that the applicant cannot reasonably be expected to provide comprehensive evidence, or in the present state of scientific knowledge, comprehensive information cannot be provided, or it would be contrary to generally accepted principles of medical ethics to collect such information. Consequently, marketing authorization under exceptional circumstances may be granted subject to certain specific obligations, which may include the following:

•                  the applicant must complete an identified program of studies within a time period specified by the competent authority, the results of which form the basis of a reassessment of the benefit/risk profile;

•                  the medicinal product in question may be supplied on medical prescription only and may in certain cases be administered only under strict medical supervision, possibly in a hospital and in the case of a radio-pharmaceutical, by an authorized person; and

•                  the package leaflet and any medical information must draw the attention of the medical practitioner to the fact that the particulars available concerning the medicinal product in question are as yet inadequate in certain specified respects.

A marketing authorization under exceptional circumstances is subject to annual review to reassess the risk-benefit balance in an annual reassessment procedure. Continuation of the authorization is linked to the annual reassessment and a negative assessment could potentially result in the marketing authorization being suspended or revoked. The renewal of a marketing authorization of a medicinal product under exceptional circumstances, however, follows the same rules as a regular marketing authorization. Thus, a marketing authorization under exceptional circumstances is granted for an initial five years, after which the authorization will become valid indefinitely, unless the EMA decides that safety grounds merit one additional five-year renewal. A marketing authorization under exception circumstances will normally not lead to the completion of a full dossier and hence is unlikely to become a normal marketing authorization.

The European Union also provides for a system of regulatory data and market exclusivity. According to Article 14(11) of Regulation (EC) No 726/2004, as amended, and Article 10(1) of Directive 2001/83/EC, as amended, upon receiving marketing authorization, new chemical entities approved on the basis of complete independent data package benefit from eight years of data exclusivity and an additional two years of market exclusivity. Data exclusivity prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic (abbreviated) application during the eight-year period. During the additional two-year period of market exclusivity, a generic marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic medicinal product can be marketed until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity and the innovator is able to gain the period of data exclusivity, another company nevertheless could also market another version of the drug if such company obtained marketing authorization based on an MAA with a complete independent data package of pharmaceutical test, preclinical tests and clinical trials. The EMA has also issued guidelines for a comprehensive comparability exercise for biosimilars, and for specific classes of biological products.

Additional rules apply to medicinal products for pediatric use under Regulation (EC) No 1901/2006, as amended. Potential incentives include a six-month extension of any supplementary protection certificate granted pursuant to Regulation (EC) No 469/2009, however not in cases in which the relevant product is designated as an orphan medicinal product pursuant to Regulation (EC) No 141/2000, as amended. Instead, medicinal products designated as orphan medicinal product may enjoy an extension of the ten-year market exclusivity period granted under Regulation (EC) No 141/2000, as amended, to twelve years subject to the conditions applicable to orphan drugs.

Manufacturing and manufacturers’ license

Pursuant to Commission Directive 2003/94/EC as transposed into the national laws of the member states, the manufacturing of investigational medicinal products and approved drugs is subject to a separate manufacturer’s license and must be conducted in strict compliance with cGMP requirements, which mandate the methods, facilities, and controls used in manufacturing, processing, and packing of drugs to assure their safety and identity. Manufacturers must have at least one qualified person permanently and continuously at their disposal. The qualified person is ultimately responsible for certifying that each batch of finished product released onto the market has been manufactured in accordance with cGMP and the specifications set out in the marketing authorization or investigational medicinal product dossier. cGMP requirements are enforced through mandatory registration of facilities and inspections of those facilities. Failure to comply with these requirements could interrupt supply and result in delays, unanticipated costs and lost revenues, and subject the applicant to potential legal or regulatory action, including but not limited to warning letters, suspension of manufacturing, seizure of product, injunctive action or possible civil and criminal penalties.

Advertising

In the European Union, the promotion of prescription medicines is subject to intense regulation and control, including a prohibition on direct-to-consumer advertising. All medicines advertising must be consistent with the product’s approved summary of products characteristics, factual, accurate, balanced and not misleading. Advertising of medicines pre-approval or off-label is prohibited. Some jurisdictions require that all promotional materials for prescription medicines be subjected to either prior internal or regulatory review & approval.

Other Regulatory Requirements

A holder of a marketing authorization for a medicinal product is legally obliged to fulfill a number of obligations by virtue of its status as a marketing authorization holder (“MAH”). The MAH can delegate the performance of related tasks to third parties, such as distributors or marketing collaborators, provided that this delegation is appropriately documented and the MAH maintains legal responsibility and liability.

The obligations of an MAH include:

•                  Manufacturing and Batch Release. MAHs should guarantee that all manufacturing operations comply with relevant laws and regulations, applicable good manufacturing practices, with the product specifications and manufacturing conditions set out in the marketing authorization and that each batch of product is subject to appropriate release formalities.

•                  Pharmacovigilance. MAHs are obliged to establish and maintain a pharmacovigilance system, including a qualified person responsible for oversight, to submit safety reports to the regulators and comply with the good pharmacovigilance practice guidelines adopted by the EMA.

•                  Advertising and Promotion. MAHs remain responsible for all advertising and promotion of their products, including promotional activities by other companies or individuals on their behalf and in some cases, must conduct internal or regulatory pre-approval of promotional materials.

•                  Medical Affairs/Scientific Service. MAHs are required to disseminate scientific and medical information on their medicinal products to healthcare professionals, regulators and patients.

•                  Legal Representation and Distributor Issues. MAHs are responsible for regulatory actions or inactions of their distributors and agents.

•                  Preparation, Filing and Maintenance of the Application and Subsequent Marketing Authorization. MAHs must maintain appropriate records, comply with the marketing authorization’s terms and conditions, fulfill reporting obligations to regulators, submit renewal applications and pay all appropriate fees to the authorities.

We may hold any future marketing authorizations granted for our product candidates in our own name, or appoint an affiliate or a collaborator to hold marketing authorizations on our behalf. Any failure by an MAH to comply with these obligations may result in regulatory action against an MAH and ultimately threaten our ability to commercialize our products.

Reimbursement

In the European Union, the pricing and reimbursement mechanisms by private and public health insurers vary largely by country and even within countries. In respect of the public systems, reimbursement for standard drugs is determined by guidelines established by the legislator or responsible national authority. The approach taken varies from member state to member state. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits and may limit or restrict reimbursement. The downward pressure on healthcare costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products and some of EU countries require the completion of studies that compare the cost-effectiveness of a particular product candidate to currently available therapies in order to obtain reimbursement or pricing approval. Special pricing and reimbursement rules may apply to orphan drugs. Inclusion of orphan drugs in reimbursement systems tend to focus on the medical usefulness, need, quality and economic benefits to patients and the healthcare system as for any drug. Acceptance of any medicinal product for reimbursement may come with cost, use and often volume restrictions, which again can vary by country. In addition, results-based rules or agreements on reimbursement may apply. Recently, a process has been formalized that allows sponsors to receive parallel advice from EMA and HTA’s for pivotal clinical studies designed to support marketing approval.

Orphan Drug Regulation

We have been granted orphan drug exclusivity for AMT-061 for the treatment of Hemophilia B as well as for AMT-130 for the treatment of Huntington’s disease subject to the conditions applicable to orphan drug exclusivity in the European Union. Regulation (EC) No 141/2000, as amended, states that a drug will be designated as an orphan drug if its sponsor can establish:

•                  that it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the Community when the application is made, or that it is intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition in the European Union and that without incentives it is unlikely that the marketing of the drug in the European Union would generate sufficient return to justify the necessary investment; and

•                  that there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the European Union or, if such method exists, that the drug will be of significant benefit to those affected by that condition.

Regulation (EC) No 847/2000 sets out further provisions for implementation of the criteria for designation of a drug as an orphan drug. An application for the designation of a drug as an orphan drug must be submitted at any stage of development of the drug before filing of a marketing authorization application.

If an EU-wide community marketing authorization in respect of an orphan drug is granted pursuant to Regulation (EC) No 726/2004, as amended, the European Union and the member states will not, for a period of 10 years, accept another application for a marketing authorization, or grant a marketing authorization or accept an application to extend an existing marketing authorization, for the same therapeutic indication, in respect of a similar drug.

This period may however be reduced to six years if, at the end of the fifth year, it is established, in respect of the drug concerned, that the criteria for orphan drug designation are no longer met, in other words, when it is shown on the basis of available evidence that the product is sufficiently profitable not to justify maintenance of market exclusivity. Notwithstanding the foregoing, a marketing authorization may be granted, for the same therapeutic indication, to a similar drug if:

•                  the holder of the marketing authorization for the original orphan drug has given its consent to the second applicant;

•                  the holder of the marketing authorization for the original orphan drug is unable to supply sufficient quantities of the drug; or

•                  the second applicant can establish in the application that the second drug, although similar to the orphan drug already authorized, is safer, more effective or otherwise clinically superior.

Regulation (EC) No 847/2000 lays down definitions of the concepts similar drug and clinical superiority, which concepts have been expanded upon in subsequent Commission guidance. Other incentives available to orphan drugs in the European Union include financial incentives such as a reduction of fees or fee waivers and protocol assistance. Orphan drug designation does not shorten the duration of the regulatory review and approval process.

Employees

As of December 31, 2017, we had a total of 202 employees. As of December 31, 2017, 35 of our employees had an M.D. or Ph.D. degree, or the foreign equivalent. During 2017, we established a works council in the Netherlands. None of our employees are subject to collective bargaining or other labor organizations. We believe that we have good relations with all of our employees and with the work council in the Netherlands.

2                                         Financial results

Chiesi collaboration

On April 20, 2017, we announced that we would not pursue the renewal of the Glybera marketing authorization in Europe when it is expired on October 25, 2017. We will be responsible for terminating the Phase IV post-approval study. We recorded $0.9 million contract termination cost in 2017.

On July 26, 2017, we entered into an agreement with Chiesi to reacquire the rights to co-develop and commercialize hemophilia B gene therapy in Europe and other selected territories and to terminate our co-development and license agreement.

Restructuring

Following the completion of our strategic review in November 2016, we announced a strategic restructuring plan aimed at refocusing our pipeline, consolidating our manufacturing operations and enhancing overall execution to drive shareholder value. Between October 31, 2016, and December 31, 2017, we reduced the number of employees with indefinite contracts from 244 to 202. We plan to complete our restructuring efforts in early 2018. In 2016, we accrued $1.1 million related to termination benefits offered to executive employees. Throughout 2017 we entered into termination agreements with employees, for which we recognized aggregate termination benefits of $2.0 million during 2017.

At the market program

On September 15, 2017, we filed a prospectus supplement to the prospectus dated May 15, 2017, and entered into the Sales Agreement with Leerink to establish an ATM program pursuant to which they are able, with our authorization, to offer and sell up to 5 million ordinary shares at prevailing market prices from time to time. We will pay Leerink a commission equal to 3% of the gross proceeds of the sales price of all shares sold through it as sales agent under the Sales Agreement. We have not yet sold any ordinary shares under the Sales Agreement and have not received any gross proceeds.

Follow-on offering

On October 27, 2017, we completed a follow-on public offering of ordinary shares. We issued and sold 5,000,000 ordinary shares at $18.25 per ordinary share, resulting in gross proceeds to us of approximately $91.3 million. The net proceeds to us from this offering were approximately $85.3 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We capitalized $0.5 million of expenses (presented as a reduction of additional paid in capital) related to this offering.

Results of operations

Comparison of the twelve months ended December 31, 2017, and 2016.

	Years ended December 31,
	2017	2016	2017 vs 2016
	$ in thousands
License revenues	4,129	5,093	-19%
Collaboration revenues	8,978	20,183	-56%
Total revenues	13,107	25,276	-48%
Operating expenses:
Research and development expenses	(72,383)	(71,533)	1%
Selling, general and administrative expenses	(25,038)	(25,895)	-3%
Impairment of intangible assets	—	(459)	-100%
Total operating expenses	(97,421)	(97,887)	0%
Other income	15,430	1,465	953%
Other expense	(3,073)	—	0%
Loss from operations	(71,957)	(71,146)	1%
Finance income	117	2,885	-96%
Finance expense	(8,748)	(3,080)	184%
Finance (expense) / income- net	(8,631)	(195)	4326%
Loss before income tax expense	(80,588)	(71,341)	13%
Income tax benefit / (expense)	199	(51)	-490%
Net loss	(80,389)	(71,392)	13%
Total other comprehensive loss, net of income tax:
Items that may be reclassified subsequently to profit or loss
Foreign currency translation adjustments net of tax impact of $0.2 million for the year ended December 31, 2017 (2016: $0.0 million)	2,757	(871)	-417%
Total comprehensive loss	(77,632)	(72,263)	7%

Revenues

In association with the upfront payments and target designation fees received from BMS in the second and third quarters of 2015, we recognized $4.1 million in license revenue during the year ended December 31, 2017, compared to $4.1 million for the year ended December 31, 2016. Following the termination of our collaboration with Chiesi in July 2017, we no longer recognize license revenue in association with the upfront fees received in 2013. We recognized $0.0 million license revenue during the year ended December 31, 2017, compared to $1.0 million for the year ended December 31, 2016. We recognized our license revenue during the year ended December 31, 2017, net of a $0.5 million reduction for amounts previously amortized in relation to the $2.3 million up-front payments that we were required to repay in accordance with the Glybera Termination Agreement.

Collaboration revenue generated during year ended December 31, 2017, from research activities associated with AMT-126, our BMS-partnered S100A1 heart failure program, was $4.3 million compared to $13.0 million for the year ended December 31, 2016. We are providing research services to BMS since the May 2015 effective date of our collaboration. In addition to these research services, we sold preclinical materials for $5.7 million to BMS in 2016.

Following the termination of our collaboration with Chiesi in July 2017, we no longer recognize collaboration revenue from our co-development of hemophilia B with Chiesi. We recognized $4.6 million collaboration revenue for the year ended December 31, 2017, compared to $7.2 million for the year ended December 31, 2016.

Research and development expenses

Research and development expenses for the year ended December 31, 2017 were $72.4 million, compared to $71.5 million for the year ended December 31, 2016.

•                  We incurred $31.4 million in personnel and consulting expenses in 2017 compared to $34.9 million in 2016. Our costs decreased in 2017 by $3.5 million following our November 2016 strategic decision to consolidate our manufacturing in Lexington, as well as to re-prioritize our product pipeline;

•                  We incurred $3.4 million in share-based compensation expenses in 2017 compared to $2.6 million in 2016. The increase in 2017 of $0.9 million is generally driven by the recruitment of personnel to support the expansion of our proprietary and collaborator sponsored programs, as well as certain settlement agreements the Company entered into with executives;

•                  We recorded $1.8 million in termination benefits in 2017 compared to $0.9 million in 2016 related to our restructuring announced in November 2016;

•                  We incurred $17.3 million in external services and costs related to the development of our product candidates in 2017 compared to $19.2 million in 2016. We reduced our costs in 2017 compared to 2016 as a result of the re-focusing of the product pipeline we announced in November 2016;

•                  We incurred $14.4 million in operating expenses and depreciation expenses related to our rented facilities in in 2017, compared to $13.7 million in 2016. Our cost during 2017 continued to increase in relation to the rental of temporary research space in Amsterdam (beginning in October 2015) and the build out of our new facility in Amsterdam, which commenced in March 2016 and was completed in April 2017; and

•                  We recorded $3.0 million in expenses related to an increase in the fair value of the contingent consideration owed to the sellers of InoCard business in 2017 compared to a decrease of $1.1 million in 2016.

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended December 31, 2017 were $25.0 million, compared to $25.9 million for the year ended December 31, 2016.

•                  We incurred $8.4 million in personnel and consulting expenses in 2017 compared to $8.8 million in 2016. In 2016 we significantly invested in building out our finance, information technology and employees, including the replacement of consultants engaged during 2015; also during 2016 we incurred significant recruitment costs related to newly recruited executives;

•                  We incurred $6.7 million of share-based compensation expenses in 2017 compared to $2.1 million in 2016. Our share-based compensation in 2017 increased compared to 2016 as a result of equity grants offered to our executives appointed since mid-2016, including our CEO. In addition, our 2016 share-based compensation expenses were reduced by $0.7 million to record the forfeiture of options upon the resignation of our former CEO;

•                  We incurred $4.8 million in professional fees in 2017 compared to $5.9 million in 2016. We regularly incur accounting, audit and legal fees associated with operating as a public company. In addition, we incurred significant fees in 2016 related to the conversion of our financial reporting from IFRS to U.S. GAAP, as well as fees associated with the Extera arbitration proceedings and the refinancing of our loan facility in May 2016;

•                  We incurred settlement costs of $1.5 million in 2016 in connection with our arbitration proceeding with Extera. No such costs were incurred in 2017; and

•                  We incurred $0.3 million of costs associated with the Glybera global registry and Phase IV study during the year ended December 31, 2017, compared to $3.2 million in 2016. These costs were presented as selling, general and administrative costs prior to May 2017, after which time they are presented as other expense.

Other items, net

Following the termination of our collaboration with Chiesi in July 2017, we recognized $13.8 million income in the year ended December 31, 2017, related to the full recognition of the outstanding deferred revenue. We recognized no such income in 2016.

We recognized $1.2 million in income in the year ended December 31, 2017, from payments received from European authorities to subsidize our research and development efforts in the Netherlands compared to $1.5 million in 2016.

We recognized other expense in the year ended December 31, 2017, of $1.7 million related to our decision to not seek renewal of the marketing authorization for Glybera program, as well as the termination of collaborations with Chiesi. We did not recognize any such expenses in 2016

We accrued $0.6 million in contract termination costs in the year ended December 31, 2017, related to vacated facilities at our Amsterdam site. We did not recognize any such expenses in 2016.

In addition, we accrued $0.8 million related to various exit activities conducted during the year ended December 31, 2017. We did not recognize any such expenses in 2016.

Finance income / (expense) - net

Our Finance income / (expense), net, for the years ended December 31, 2017, and 2016 was as follows:

	Years ended December 31,
	2017	2016	2017 vs 2016
	$ in thousands
Finance income:
Interest income on cash and cash equivalents	117	70	47
Foreign exchange gains - net	—	1,940	(1,940)
Derivative gains	—	875	(875)
Total finance income:	117	2,885	(2,768)
Finance expense:
Interest expenses on Hercules borrowing	(2,747)	(2,174)	(573)
Foreign exchange losses - net	(3,566)	(906)	(2,660)
Derivative losses	(2,192)	—	(2,192)
Bank Costs	(243)	—	(243)
Total finance expense:	(8,748)	(3,080)	(5,668)
Finance income / (expense) - net	(8,631)	(195)	(8,436)

We recognize foreign exchange results related to changes in these foreign currencies. We recognized a net foreign currency loss related to our borrowings from Hercules and our cash and cash equivalents of $2.7 million in the year ended December 31, 2017, compared to a net gain of $1.0 million in 2016.

We issued warrants to Hercules and lenders of a convertible loan in 2013 and to BMS in 2015. We recognize changes in the fair value of these warrants within derivative gains / losses. In the year ended December 31, 2017, we recognized a $2.2 million loss related to fair value changes of warrants compared to a gain of $0.9 million in 2016.

Cash Flow and Cash Position

As of December 31, 2017, we had cash and cash equivalents of $159.4 million. We currently expect that our cash and cash equivalents will be sufficient to fund operations into early 2020. The table below summarizes our consolidated cash flow data for years ended December 31:

	Years ended December 31,
	2017	2016	2017 vs 2016

Cash and cash equivalents at the beginning of the period	132,496	221,626	(89,130)
Net cash (used in)/ provided by operating activities	(64,270)	(72,189)	7,919
Net cash used in investing activities	(6,150)	(17,785)	11,635
Net cash generated from financing activities	90,074	2,445	87,629
Foreign exchange impact	7,221	(1,601)	8,822
Cash and cash equivalents at the end of the period	159,371	132,496	26,875

We have incurred losses and cumulative negative cash flows from operations since our business was founded by our predecessor entity AMT Therapeutics (“AMT”) Holding N.V. in 1998. We had a net loss of $80.4 million in 2017 and $71.4 million in 2016. As of December 31, 2017, we had an accumulated deficit of $467.1 million.

Net Cash (used in)/generated by operating activities

Net cash used in operating activities was $64.3 million for the year ended December 31, 2017, compared to $72.2 million of cash used for the year ended December 31, 2016.

The reduction in cash used for the year ended December 31, 2017, compared to the year ended December 31, 2016, is primarily due to a $8.4 million favorable change in our net working capital for the year ended December 31, 2017, compared to a $0.9 million unfavorable change in our net working capital in 2016. These changes in net working capital are driven by a $11.2 million reduction in collaboration revenue in 2017 compared to 2016. In addition, in 2017 we collected $1.1 million in lease incentive payments related to our new Amsterdam facility and decreased our operating expenses during the year ended December 31, 2017 by $6.5 million.

In 2016, we also made a $2.9 million payment related to the settlement of the Extera arbitration.

Net cash used in investing activities

In 2017, we used $6.2 million in our investing activities compared to $17.8 million in 2016.

	Years ended December 31,
	2017	2016
	$ in thousands
Build out of Lexington site	(1,426)	(1,837)
Build out of Amsterdam sites	(3,035)	(13,451)
Acquisition of licenses and patents	(1,122)	(1,884)
Restricted cash	(567)	(613)
Total investments	(6,150)	(17,785)

In 2017, we invested $3.0 million in our new facility in Amsterdam compared to $13.0 million (including a $0.6 million deposit) in 2016.

In 2016, we invested $1.9 million related to an exclusive license from Protein Science Corporation.

Net cash generated from financing activities

We received net proceeds of $85.3 million associated with our follow-on offering in October 2017.

In addition, during the year ended December 31, 2017, we received $4.0 million from the exercise of options to purchase ordinary shares in relation to our share incentive plans compared to $2.6 million in 2016.

In 2017, we paid $0.6 million contingent consideration in relation to our 2014 acquisition of the InoCard business.

Equity

Shareholders’ equity at December 31, 2017, amounted to $89.9 million compared to $63.6 million for December 31, 2016; a total of 31.3 million shares were issued and outstanding at December 31, 2017.

We had a net loss of $80.4 million in 2017 and $71.4 million in 2016. As of December 31, 2017, we had an accumulated deficit of $467.1 million.

Outlook 2018

In 2018 we plan to:

•                  Advance AMT-061 into pivotal study for hemophilia B — We intend to initiate a global, pivotal program for AMT-061 in hemophilia B during the third quarter of 2018. We expect to announce top-line data from the initial patients before the end of 2018;

•                  Advance AMT-130 into Phase I/II study for Huntington’s disease — We plan to complete our Good Laboratory Practices (GLP) toxicology study of AMT-130 in mid-2018 and file an IND application with the FDA in the second half of 2018. We expect to begin clinical development of AMT-130 soon after IND acceptance, with the goal of it being the first AAV-based gene therapy to begin human clinical evaluation;

•                  Advance AMT-126 towards IND filing for congestive heart failure — We and Bristol-Myers Squibb (BMS) expect to initiate a preclinical heart function study of AMT-126 in a diseased minipig model in early 2018. Assuming positive results from this study, we expect BMS will initiate a GLP toxicology study to support the submission of an IND application and the initiation of a Phase I/II clinical study;

•                  Further expand product pipeline - In 2018, we expect to introduce new product candidates with a focus on liver-directed and central nervous system (CNS) disorders, areas in which we have established strong technology and manufacturing capabilities;

•                  Execute multiple manufacturing campaigns - During 2018, we will conduct large-scale manufacturing campaigns in our state-of-the-art manufacturing facility based in Lexington, MA for each of its key R&D programs.  We expect to manufacture and release current Good Manufacturing Processes (cGMP) compliant material to be used in the AMT-061 pivotal program, the AMT-130 Phase I/II study and the AMT-126 GLP toxicology study.

As of December 31, 2017, we had approximately $159.4 million in cash and cash equivalents, and expect cash on hand will be sufficient to fund operations into early 2020.

3                                         Risk Factors

The business is exposed to specific industry risks, as well as general business risks. The following discussion summarizes our strategic, operational, financial, financial reporting and compliance risks. The risks faced by uniQure during 2017 are not limited to this list; more information on risks we are exposed to is available in notes 3 and 4 to our consolidated financial statements and a more comprehensive description of the risks below and others can be found in our Annual Report filed on Form 10-K for the year ending December 31, 2017, which was filed with the Securities Exchange Commission on March 14, 2018, and a copy of which is available from our website.

a)                                     Risks Related to the Development of Our Product Candidates

•                  We may encounter substantial delays in and impediments to the progress of our clinical trials or fail to demonstrate the safety and efficacy of our product candidates.

•                  Our progress in early-stage clinical trials may not be indicative of long-term efficacy in late-stage clinical trials, and our progress in trials for one product candidate may not be indicative of progress in trials for other product candidates.

•                  Fast track product, breakthrough therapy, priority review, or Regenerative Medicine Advanced Therapy (“RMAT”) designation by the FDA, or access to the PRIME scheme by the EMA, for our product candidates may not lead to faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

•                  We may not be successful in our efforts to use our gene therapy technology platform to build a pipeline of additional product candidates.

•                  Our strategy of obtaining rights to key technologies through in-licenses may not be successful.

•                  Negative public opinion and increased regulatory scrutiny of gene therapy and genetic research may damage public perception of our product candidates or adversely affect our ability to conduct our business or obtain marketing approvals for our product candidates.

b)                                     Risks Related to Our Manufacturing

•                  Our manufacturing facility is subject to significant government regulations and approvals. If we fail to comply with these regulations or maintain these approvals our business will be materially harmed.

•                  Gene therapies are complex and difficult to manufacture. We could experience production or technology transfer problems that result in delays in our development or commercialization schedules or otherwise adversely affect our business.

•                  Our use of viruses, chemicals and other hazardous materials requires us to comply with regulatory requirements and exposes us to significant potential liabilities.

c)                                      Risks Related to Regulatory Approval of Our Products

•                  We are implementing modifications to our lead product candidate for hemophilia B, which may require additional pre-clinical, non-clinical, or clinical studies, or additional chemistry, manufacturing and control development.

•                  We cannot predict when or if we will obtain marketing approval to commercialize a product candidate.

•                  The risks associated with the marketing approval process are heightened by the status of our products as gene therapies.

•                  Our failure to obtain or maintain orphan product exclusivity for any of our product candidates for which we seek this status could limit our commercial opportunity, and if our competitors are able to obtain orphan product exclusivity before we do, we may not be able to obtain approval for our competing products for a significant period.

•                  As appropriate, we intend to seek all available periods of regulatory exclusivity for our product candidates. However, there is no guarantee that we will be granted these periods of regulatory exclusivity or that we will be able to maintain these periods of exclusivity.

d)                                     Risks Related to Our Dependence on Third Parties

•                  If our collaboration with BMS is not successful or if BMS designates fewer targets than expected in our collaboration agreement, our development plans, financial position and opportunities for growth may be adversely affected.

•                  We rely on third parties for important aspects of our development programs. If these parties do not perform successfully or if we are unable to maintain any of our collaboration arrangements, or enter into new collaborations, our business could be adversely affected.

e)                                      Risks Related to Our Intellectual Property

•                  We rely on licenses of intellectual property from third parties, and such licenses may not provide adequate rights or may not be available in the future on commercially reasonable terms or at all, and our licensors may be unable to obtain and maintain patent protection for the technology or products that we license from them.

•                  Our intellectual property licenses with third parties may be subject to disagreements over contract interpretation, which could narrow the scope of our rights to the relevant intellectual property or technology or increase our financial or other obligations to our licensors.

•                  If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose rights that are important to our business.

•                  If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection is not sufficiently broad, our ability to successfully commercialize our products may be impaired.

•                  We may become involved in lawsuits to protect or enforce our patents or other intellectual property or third parties may assert their intellectual property rights against us, which could be expensive, time consuming and unsuccessful.

•                  Our reliance on third parties may require us to share our trade secrets, which could increase the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

f)                                       Risks Related to Our Financial Position and Need for Additional Capital

•                  We have incurred significant losses to date, expect to incur losses over the next several years and may never achieve or maintain profitability.

•                  We will likely need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain capital when needed may force us to delay, limit or terminate our product development efforts or other operations which could have a material adverse effect on our business, financial conditions, results of operations and cash flows.

•                  The issuance of additional sales of our ordinary shares, or the perception that such issuances may occur, including through our “at the market” offering, could cause the market price of our ordinary shares to fall.

•                  Our existing and any future indebtedness could adversely affect our ability to operate our business.

g)                                     Risks Related to Other Legal Compliance Matters

•                  Our relationships with customers and third-party payers will be subject to applicable anti-kickback, anti-bribery, fraud and abuse and other laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

•                  If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.

•                  Product liability lawsuits could cause us to incur substantial liabilities and to limit commercialization of our therapies.

h)                                     Risks Related to Employee Matters and Managing Growth

•                  Our future success depends on our ability to retain key executives and technical staff and to attract, retain and motivate qualified personnel.

i)                                        Internal risk management and control system

We have developed an internal risk management and control system that is tailored to the risk factors that are relevant to us. Our controls frequently entail involvement of the Board and Senior Management. The internal risk management and control systems were discussed in the Board.

The Board is responsible for designing, implementing and operating our internal risk management and control systems. The objective of these systems is to manage in an effective and efficient manner the significant risks to which we are exposed. Our internal risk management and control systems are designed to provide reasonable assurance that these objectives are met. Such systems can never provide absolute assurance regarding achievement of our objectives, nor can they provide absolute assurance that material errors, losses, fraud, and the violation of laws or regulations will not occur. A summary of the risks that could have prevented us from realizing our objectives is included in the section ‘Risk Factors’ of this report.

Our internal risk management and control systems make use of various measures including:

•                  Annual strategic evaluations of the business;

•                  Periodic operational review meetings of the Leadership Team comprising the executive directors of the Board and Senior Management;

•                  Quarterly review of the financial position and prospects as part of the Board meeting;

•                  A planning and control cycle consisting of annual, quarterly and monthly procedures, including subsequent follow-up on achievements of targets set;

•                  A system of internal controls and procedures;

•                  An Audit Committee that meets regularly with the executives and Senior Management as well as the independent auditors.

We maintain records and procedures designed to:

•                  Ensure that records are maintained, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the Company;

•                  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Company are being made only by authorized employees in accordance with documented authorizations; and

•                  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness for future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Based on the evaluation of our Company’s disclosure controls and procedures as of December 31, 2017, our CEO concluded that our company’s disclosure controls and procedures were effective.

Director’s Annual Report on Internal Control Over Financial Reporting

The Board is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. This rule defines internal control over financial reporting as a process designed by, or under the supervision of, a company’s chief executive officer and chief financial officer and effected by the Board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2017. This assessment was performed under the direction and supervision of our CEO, and based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Our Board’s assessment of the effectiveness of our internal control over financial reporting included testing and evaluating the design and operating effectiveness of our internal controls. In our Board’s opinion, we have maintained effective internal control over financial reporting as of December 31, 2017, based on criteria established in the COSO 2013 framework.

Additional information

The Consolidated Financial Statements for 2017 of the uniQure N.V. prepared in accordance with U.S. GAAP were also filed with the U.S. Securities and Exchange Commission on March 14, 2018, as part of our Annual Report on Form 10-K for the year ended December 31, 2017, which is available on the Company’s website. Additional information required by Dutch law for the Dutch Statutory Annual Report of uniQure is set out within this document.

4                                         Governance and compliance

We monitor and assess applicable Dutch and U.S., corporate governance codes, rules, and regulations. We are subject to the 2016 Dutch Corporate Governance Code (the “Code”), as we are a listed company with its statutory seat in the Netherlands. As a Company listed on the NASDAQ Global Select Market (“NASDAQ”) we also are required to comply with U.S. securities laws, including the U.S. Exchange Act, the U.S. Sarbanes-Oxley Act of 2002, as well as NASDAQ listing rules, and the rules and regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”).

Our corporate governance structure is based on the requirements of the Dutch Civil Code, the company’s Articles of Association and the rules and regulations applicable to companies listed on the NASDAQ. These procedures include a risk management and control system, as well as a system of assurance of compliance with laws and regulations.

When in this chapter a reference is made to Articles of Association, this shall be a reference to the Company’s Articles of Association, as amended by deed on June 15, 2017. The articles of association do not provide for anti-takeover measures.

The consolidated financial statements for 2017 of uniQure N.V. were also filed with the U.S. Securities and Exchange Commission on March 14, 2018, as part of our Annual Report on Form 10-K for the year ended December 31, 2017, which is available on our website. Additional information required by Dutch law for the Annual Report is set out within this document.

a)                                     Board

On June 14, 2017, the General Meeting of the shareholders approved the proposal to reappoint Ms. P. Soteropoulos and Mr. Will Lewis as non-executive director.

At the Extraordinary General Meeting of shareholders held on September 14th, 2017, the General Meeting approved the appointment of Mr. J.P. Springhorn and Mr. M. Balachandran as non-executive director of the Company. Subsequently Mr. W. Lewis and Mr. S. van Deventer resigned their position on the Board.

All members of the Board, both the executive directors and the non-executive directors, are collectively responsible for the management performed by the one-tier Board and the general policy and strategy of the Company. The executive directors manage the day-to-day management of the Company. The non-executive directors focus on the supervision on the policy and functioning of the executive directors and the general state of affairs within the Company. The division of tasks and responsibilities, the manner in which decisions are taken and all other manners concerning the Board are laid down in the Corporate Governance Guidelines and Rules for the Board of Directors, which were adopted on April 14, 2017 and published on the Company’s website. The Board is supported by a Secretary, who is appointed by the Board. The executive directors and non-executive directors are appointed as such by the General Meeting at the binding nomination of the non-executive directors. The General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two thirds majority of the votes cast, provided such majority represents more than half the issued share capital. The Board determines the number of executive directors and non-executive directors, provided that the number of executive directors shall at all times be less than the number of non-executive directors. Only natural persons can be non-executive director. The General Meeting shall at all times be entitled to suspend or dismiss a board member. The Board shall also at all times be entitled to suspend (but not dismiss) an executive director.

The Board shall appoint an executive director as chief executive officer (CEO). The Board shall furthermore appoint a non-executive director to be Chairman of the Board for such period as the Board may decide.

The Board, as well as two executive directors acting jointly, are authorized to represent the Company.

Any newly appointed director of the Board will serve for a maximum of four years and, unless a director resigns earlier, his term shall end at the close of the Annual General Meeting of Shareholders (“AGM”) to be held in the fourth year after the year of his appointment. A director of the Board may be reappointed. Mr. J.P. Springhorn and Mr. M. Balachandran have been appointed for a term ending at the end of the AGM of the Company in 2020.

The Articles of Association provide that the Board shall draw up a retirement schedule for the directors of the Board.

The following table sets out information with respect to the executive and non-executive directors of the Board, and their ages and position at the Company as of the date of this annual report. The business address of the executive and non-executive directors of the Board is our registered office address at Paasheuvelweg 25a, 1105 BP, Amsterdam, The Netherlands.

Name	Age(1)	Position	Member Since	Term Expires
Matthew Kapusta	45	Executive Director	2016	2019
Philip Astley-Sparke, Chairman	46	Non-Executive Director, Chairman of the Board	2016	2018
Jack Kaye	74	Non-Executive Director	2016	2020
David Schaffer	47	Non-Executive Director	2016	2020
Paula Soteropoulos	50	Non-Executive Director	2016	2021
Madhavan Balachandran	67	Non-Executive Director	2017	2020
Jeremy P. Springhorn	55	Non-Executive Director	2017	2020

(1)         As of March 16, 2018

MATTHEW KAPUSTA. Matthew Kapusta, age 45, joined uniQure as our chief financial officer in January 2015 and was elected to the Board at the 2015 annual general meeting. In December 2016 he was appointed our chief executive officer.  Prior to joining uniQure, Mr. Kapusta was Senior Vice President at AngioDynamics (NASDAQ: ANGO) from 2011 to 2014, responsible for corporate development, strategic planning and national accounts. Prior to AngioDynamics, he served as Vice President, Finance for Smith & Nephew Orthopaedics. Mr. Kapusta’s career also includes more than a decade of investment banking experience focused on emerging life sciences companies. Mr. Kapusta was Managing Director, Healthcare Investment Banking at Collins Stewart, and held various positions at Wells Fargo Securities, Robertson Stephens and PaineWebber. Mr. Kapusta holds a Master of Business Administration from New York University’s Stern School of Business, a Bachelor of Business Administration from University of Michigan’s Ross School of Business and earned his Certified Public Accountant license in 1996 while at Ernst & Young. We believe that Mr. Kapusta is qualified to serve as our CEO, executive director and principal financial officer due to his broad expertise in the biotechnology and finance industries.

PHILIP ASTLEY-SPARKE. Philip Astley-Sparke, age 46, has served as a member of the Board since June 2015 and as chairman since 2016. He was previously president of uniQure Inc. from January 2013 until February 2015 and was responsible for building uniQure’s U.S. infrastructure. Mr. Astley-Sparke is currently Executive Chairman and co-founder of Replimune Limited, a company developing second-generation oncolytic vaccines. Mr. Astley-Sparke served as vice president and general manager at Amgen, Inc. (NASDAQ: AMGEN), a biopharmaceutical company, until December 2011, following Amgen’s acquisition of BioVex Group, Inc., a biotechnology company, in March 2011. Mr. Astley-Sparke had been President and Chief Executive Officer of BioVex Group, which developed the first oncolytic vaccine to be approved in the western world following the approval of Imlygic in 2015. He oversaw the company’s relocation to the U.S. from the UK in 2005. Prior to BioVex, Mr. Astley-Sparke was a healthcare investment banker at Chase H&Q/Robert Fleming and qualified as a Chartered Accountant with Arthur Andersen in London. Mr Astley-Sparke has been a venture partner at Forbion Capital Partners, a venture capital fund, since May 2012 and serves as Chairman of the Board of Oxyrane, a biotechnology company. We believe that Mr. Astley-Sparke is qualified to serve as a non-executive director due to his expertise and experience in the biotechnology industry.

JACK KAYE. Jack Kaye, age 74, has served as a member of the Board since 2016. Mr. Kaye has also served as Chairman of the Audit Committee of Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX) since 2006 and is currently chairman of the Audit Committee and a member of the Compensation Committee of Dyadic International, Inc. (OTC: DYAI). Mr. Kaye began his career at Deloitte LLP, an international accounting, tax and consulting firm, in 1970, and was a partner in the firm from 1978 until May 2006. At Deloitte, he was responsible for servicing a diverse client base of public and private, global and domestic companies in a variety of industries. Mr. Kaye has extensive experience consulting with clients on accounting and reporting matters, private and public debt financings, SEC rules and regulations and corporate governance/Sarbanes-Oxley matters. Prior to retiring, Mr. Kaye served as Partner-in-Charge of Deloitte’s Tri-State Core Client practice, a position he held for more than 20 years.

Mr. Kaye has a Bachelor of Business Administration from Baruch College and is a Certified Public Accountant. We believe that Mr. Kaye is qualified to serve as a non-executive director due to his extensive accounting and financial experience.

DAVID SCHAFFER. David Schaffer, age 47, has served as a member of the Board since January 2014. Dr. Schaffer is Professor of Chemical and Biomolecular Engineering, Bioengineering, and Neuroscience at University of California Berkeley, a position he has held since 2007, as well as Director of the Berkeley Stem Cell Center since 2011. Dr. Schaffer is also co-founder of 4D Molecular Therapeutics, a company specializing proprietary technology for gene therapy products. We entered into a collaboration and license agreement with 4D Molecular Therapeutics in January 2014. Previously, Dr. Schaffer was Assistant Professor from 1999 to 2005 and Associate Professor from 2005 to 2007 at the University of California, Berkeley Department of Chemical Engineering & Helen Wills Neuroscience Institute. He has served on the boards of the American Society for Gene and Cell Therapy and the Society for Biological Engineering. He has more than 20 years of experience in chemical and molecular engineering, and stem cell and gene therapy research, has over 185 scientific publications, and serves on five journal editorial boards and five industrial scientific advisory boards. Dr. Schaffer holds a bachelor of science degree in Chemical Engineering from Stanford University and a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology. We believe that Dr. Schaffer is qualified to serve as a non-executive director due to his experience in the biotechnology industry and his expertise in that field.

PAULA SOTEROPOULOS. Paula Soteropoulos, age 50, has served as a member of the Board since July 2013. Ms. Soteropoulos is president and chief executive officer of Akcea Therapeutics, a position she has held since January 2015. From July 2013 to December 2014, she served as Senior Vice President and General Manager, Cardiometabolic Business and Strategic Alliances at Moderna Therapeutics Inc. Prior to this Ms. Soteropoulos worked at Genzyme Corporation, a biotechnology company, from 1992 to 2013, most recently as Vice President and General Manager, Cardiovascular, Rare Diseases. Ms. Soteropoulos holds a bachelor of science degree in chemical engineering and a master of science degree in chemical and biochemical engineering, both from Tufts University, and holds an executive management certificate from the University of Virginia, Darden Graduate School of Business Administration. Ms. Soteropoulos serves on the Advisory Board for the Chemical and Biological Engineering Department of Tufts University. We believe Ms. Soteropoulos is qualified to serve as a non-executive director due to her extensive experience in the biotechnology industry.

JEREMY P. SPRINGHORN, PH.D. Dr. Springhorn, age 55, has served as a member of the Board since September 2017. Dr. Springhorn most recently served as Partner, Corporate Development at Flagship Pioneering from March 2015 until June 2017 where he worked with VentureLabs (in helping companies in various strategic and corporate development capacities and in creating next generation startups) and Flagship’s Corporate Partners. Prior to joining Flagship, Dr. Springhorn was one of the original scientists at Alexion Pharmaceuticals, where he played an integral role in its antibody engineering capabilities and was one of the original inventors of the drug Soliris. At Alexion Pharmaceuticals, Dr. Springhorn was Vice President of Corporate Strategy and Business Development from 2009 until March 2015 and head of global business development and corporate strategy from December 2006 until 2009. In 2006, Dr. Springhorn moved from research to business development, leveraging much of his drug development experience into the review of opportunities for ultra-orphan diseases. Dr. Springhorn also served as Head of Corporate Strategy as Alexion transitioned from a development firm to a global commercial stage company. Prior to 1992, Dr. Springhorn received his Ph.D. from Louisiana State University Medical Center in New Orleans and did his postdoctoral training at the Brigham and Woman’s Hospital in Boston.  Dr Springhorn currently serves on the Board of Overseers for Colby College and Board of Advisors for Mythic Therapeutics. We believe Dr. Springhorn is qualified to serve as a non-executive director due to his extensive experience in the biotechnology industry.

MADHAVAN BALACHANDRAN. Mr. Balachandran, age 67, has served as a member of the Board since September 2017. Mr. Balachandran has been a director of Catalent (NYSE: CTLT) since May 2017. Mr. Balachandran was Executive Vice President, Operations of Amgen Inc., a global biotechnology company, from August 2012 until July 2016 and retired as an Executive Vice President in January 2017. Mr. Balachandran joined Amgen in 1997 as Associate Director, Engineering. He became Director, Engineering in 1998, and, from 1999 to 2001, he held the position of Senior Director, Engineering and Operations Services before moving to the position of Vice President, Information Systems from 2001 to 2002. Thereafter, Mr. Balachandran was Vice President, Puerto Rico Operations from May 2002 to February 2007. From February 2007 to October 2007, Mr. Balachandran was Vice President, Site Operations, and from October 2007 to August 2012, he held the position of Senior Vice President, Manufacturing. Prior to his tenure at Amgen, Mr. Balachandran held leadership positions at Copley Pharmaceuticals, now a part of Teva Pharmaceuticals Industries Ltd., and Burroughs Welcome Company, a predecessor through mergers of

GlaxoSmithKline plc. Mr. Balachandran holds a Master of Science degree in Chemical Engineering from The State University of New York at Buffalo and an MBA from East Carolina University. We believe Mr. Balachandran is qualified to serve as a non-executive director due to his extensive experience in the biotechnology industry.

Meetings and board committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of these committees.

Meetings

In 2017, the Board held five in person meetings and four meeting by means of a conference call. During these meetings and also in informal communications among its members, extensive discussions were held to ensure the continuity of high-level management of the Company. The Chairman sets the agenda and ensures that the directors receive accurate information in time. During these formal meetings and discussions, the Board primarily focuses on the objectives and strategy of uniQure, the main risks of its business, the assessment made by the executive directors of the design and effectiveness of the internal risk management and control systems, the progress made on clinical development, corporate governance, the financial budgets the operational plan and the annual and quarterly consolidated financial statements. Specifically, pursuant to the Company’s Corporate Governance Guidelines and Board Rules, the Board is charged with assessing major risks facing the Company and reviewing options to mitigate such risks. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of the Company, the Board addresses the primary risks associated with those operations and corporate functions. In addition, the Board reviews the risks associated with the Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

The Board has delegated certain risk oversight responsibilities to its committees (the “Committees”). Each of our Board’s Committees also oversees the management of the Company’s risk that falls within each Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. For example, the Audit Committee is required to regularly review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating and Corporate Governance Committee is required to regularly review the corporate governance principles of the Company and recommend to the Board any proposed changes it may deem appropriate.  The Compensation Committee considers risks related to the attraction and retention of professional talent and the implementation and administration of compensation and benefit plans affecting the Company’s employees.  All Committees are required, pursuant to their respective charters, to report regularly to the Board.  The activities of the Audit, Nominating and Corporate Governance and Compensation Committees are more fully described below.

Throughout 2017, the Board actively reviewed the progress and planning for the hemophilia B and Huntington’s disease program, as well as our collaboration with BMS. The Company reacquired the development and commercial rights for the Company’s gene therapy hemophilia B from Chiesi and acquired a patent family that broadly covers the FIX-Padua variant for the treatment of coagulopathies, including hemophilia B.

Attendance at the Board meetings during 2017 was as follows:

	Number of meetings	Meetings attended
Philip Astley-Sparke (Chairman)	9	9
Sander van Deventer(1)	6	6
Will Lewis(2)	6	5
David Schaffer	9	8
Matthew Kapusta	8	8
Paula Soteropoulos	9	8
Jack Kaye	9	9
Jeremy Springhorn(3)	3	3
Madhavan Balachandran(3)	3	3

(1): Mr Sander van Deventer resigned from the Board on September 14, 2017

(2): Mr Will Lewis resigned from the Board on September 14, 2017

(3): Mr Jeremy Springhorn and Mr Madhavan Blachandran were appointed to the Board on September 14, 2017

Audit Committee

Our audit committee consists of our non-executive directors Mr. Astley-Sparke, Mr. Springhorn and Mr. Kaye (Chairman), each of them attended all meetings of the committee. Mr. Lewis resigned from the Committee upon his resignation from the Board on September 14, 2017. Ms. Soteropoulos resigned from the Committee and was succeeded by Mr. Astley-Sparke in September 2017 as well. Except for Mr. Astley-Sparke, each member satisfies the independence requirements of the NASDAQ listing standards, and Mr. Astley-Sparke and Mr. Kaye qualify as an audit committee financial expert, as defined in Item 9A of Form 10-K and as determined by the Board. The audit committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements. The audit committee is responsible for:

•                  Recommending the selection of our independent registered public accounting firm;

•                  Reviewing with the Company’s independent registered public accounting firm the procedures for and results of their audits;

•                  Reviewing with the independent accountants and management our financial reporting, internal controls and internal audit procedures;

•                  Reviewing and approving related party transactions; and

•                  Reviewing matters relating to the relationship between the Company and our independent registered public accounting firm, including the selection of and engagement fee for our independent registered public accounting firm, and assessing the independence of the independent registered public accounting firm.

The Audit Committee has the authority to engage independent legal, accounting and other advisers, as it determines necessary to carry out its duties. The Audit Committee reviews regularly and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. Also the Audit Committee makes recommendations to the Board with respect to internal controls which, amongst others, has resulted in a whistle blower hotline. The audit committee met seven times during 2017. During these meetings, the committee discussed the reports of the Disclosure Committee, internal controls, related party transactions and whistle blower hotline, the (interim) financial statements, the actual financial results of each of the quarters as well as the audit approach and the budget 2018.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance.

Compensation Committee

Our compensation committee consists of our non-executive directors Mr. Kaye (Chairman), Mrs. Soteropoulos and Mr. Balachandran. Each of them attended all meetings of the committee. Mrs Soteropoulos succeeded Mr. van Deventer, who resigned from the committee upon his resignation from the Board on September 14, 2017. Mr. Balachandran succeeded Mr. Lewis upon his resignation from the Board on September 14, 2017. Each member satisfies the independence requirements of the NASDAQ listing standards. The compensation committee assists the Board in reviewing and approving or recommending our compensation structure, including all forms of compensation relating to our non-executive and executive directors as well as senior management. Members of our senior management (other than the General Counsel) may not be present at any committee meeting while the compensation of our executive directors is deliberated.

Subject to the terms of the remuneration policy approved by our General Meeting and as required by Dutch law, the remuneration committee is responsible for:

•                  Reviewing and approving or recommending to the Board for approval, as appropriate, the compensation of our executive officers following consideration of corporate goals and objectives relevant to such executive officers;

•                  Overseeing the evaluation of the Company’s senior executives;

•                  Reviewing and making recommendations to the Board regarding incentive compensation and equity-based plans; and

•                  Administering our stock option plans.

•                  The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

The compensation committee met seven times during 2017. The committee discussed the long-term incentive grant guidelines, the compensation terms of our newly recruited executives, the terms and conditions of our executive compensation, and assessed the Company’s 2017 corporate goals. The remuneration policy provides for fixed pay, incentives and benefits. The fixed pay is in cash and is paid monthly. The fixed pay is set at the median of the appropriate peer group. Benefits include provisions of death, disability and medical insurance cover, directors’ liability insurance and tax returns preparation costs. The Company has established a long-term incentive plan and sets incentives on a year to year delivery basis in support of the strategic and corporate goals as part of the ongoing enhancement of shareholders value. The target annual bonus of the executive director is 50% of the fixed pay adjusted by the corporate factor. The corporate factor is the outcome of the assessment of the achievement of the corporate goals. Over 2017 the Board assessed the corporate factor at 114.5% resulting in a bonus of 57% of the fixed pay.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of our non-executive directors Mr. Springhorn (Chairman) and Mrs. Soteropoulos. Each of them attended all meetings of the committee. Mr Springhorn joined the committee subsequent to his appointment to the Board on September 14, 2017. Mr. Soteropoulos joined the committee as of the close of the annual meeting of shareholder of June 14, 2017. Mr. van Deventer and Mr. Lewis resigned from the committee effective the close of the annual meeting of shareholder of June 14, 2017. Each member satisfies the independence requirements of the NASDAQ listing standards. The nominating and corporate governance committee assists the board in selecting individuals qualified to serve as an executive or non-executive director of the board and in determining the composition of the board and its committees.

The nominating and corporate governance committee is responsible for, among other things:

•                  Identifying individuals qualified to become Board members and to recommend to the Board the nominees for director at annual general meetings of Shareholders;

•                  Recommending to the Board nominees for each Committee; developing and recommending to the Board corporate governance principles applicable to the Company; and

•                  Leading the Board in its annual review of the Board’s performance.

The nominating and corporate governance committee met five times during 2017. The committee discussed the composition of the committees, the selection of new non-executive members and conducted a review of the Company’s policies related to corporate governance.

b)                                     Corporate governance

In addition to U.S. securities laws, the NASDAQ listing standards and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the 2016 Dutch Corporate Governance Code (the “Code”) a copy of which is available at www.commissiecorporategovernance.nl. The Code came into effect in the Netherlands during 2017 and contains a number of principles and best practices. The Code, in contrast to U.S. laws, rules and regulations, contains an apply-or-explain principle, offering the possibility to deviate from the Corporate Governance Code and still be in compliance as long as any such deviations are explained. We comply with most of the principles and best practices provisions of the Code. In certain cases, we have not applied the Code’s practices and provisions and in those instances, we explain the non-application.

The Code also required the Board to confirm, and the Board of Directors hereby confirms, that:

i.                                          The Report provided sufficient insights into any failings in the effectiveness of the internal risk management and control systems;

ii.                                       The aforementioned systems provided reasonable assurance that the financial reporting does not contain any material inaccuracies;

iii.                                    Based on the current state of affairs, it is justified that the financial reporting is prepared on a going concern basis; and

iv.                                   The Report states those material risks and uncertainties that are relevant to the expectations of the Company’s continuity for the period of twelve months after the preparation of the Report.

We conduct our operations in accordance with internationally accepted principles of good governance and best practice, while ensuring compliance with the corporate governance requirements applicable in the countries in which we operate. There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Code and we apply most of the provisions of the Code. For clarity purposes, we have listed below deviations from the Code and our reasons for deviating.

1.3.6 Absence of an internal audit department

The audit committee meets with the executive directors of the Board prior to the release of the publicly disclosed financial reports, which enables the audit committee to monitor the quality and the completeness of such reports. The audit committee did not formally review the need for an internal auditor.

2.1.5 — 2.1.6 Diversity Policy.

The Company’s Board currently consists of seven members, one of whom is female. The Board feels, that whilst gender is an important part of diversity, Members of the Board were and will continue to be selected on the basis of their experience, background, skills, knowledge and insight. The Board feels that this policy serves the interest of the Company and its stakeholders best.

3.1.2.                  Remuneration Policy.
vi. If shares are being awarded, the terms and conditions govern this. Shares should be held for at least five years after they are awarded.
vii If share options are being awarded, the term and conditions governing this and the terms and conditions subject to which the share options can be exercised. Share options cannot be exercised during the first three years after they are awarded.

The stock options, restricted share unites and the performance share unites the Company grants to our executive and non-executive directors of the Board and to our senior management are issued under the 2014 Incentive Plan as amended and are exercisable pursuant to a vesting schedule before the third anniversary of the date of grant, which is contrary to best practices provision 3.1.2 of the Code. The vesting terms of options vary between one and four years, and begin vesting on the first anniversary of date of grant. We believe our vesting schedules are in line with the practices of our peer group used for executive compensation purposes and necessary to attract and retain the best people.

3.2.3 Severance Payment.

The remuneration in the event of a dismissal of the executive director of the Board may exceed one year’s salary. The terms and conditions triggering a higher severance amount have been approved following a review and recommendation by the Compensation Committee. In addition, we believe it is in line with the practice of our peer group used for executive compensation.

3.3.3 Remuneration of the non-executive Members of the Board.

The non-executive members of the Board are eligible to restricted share units and options grants, and, in case granted, will vest on the first anniversary of the grant date. We believe it is in line with the practice of our peer group used for non-executive compensation.

The Remuneration Policy provides guidelines for the compensation of non-executive directors. The non-executive directors are compensated for their services on the Board as follows:

•                  Each non-executive director receives an annual retainer of $35,000, pro-rated for service over the course of the year.

•                  The chairman of the Board receives an additional annual retainer of $70,000.

•                  Each non-executive director who services as member of a committee of the Board receives additional compensation as follows:

•                  Compensation Committee:  an annual retainer of $5,000; chair an annual retainer of $10,000.

•                  Nominating and Corporate Governance Committee:  an annual retainer of $5,000; chair an annual retainer of $10,000.

•                  Audit Committee: an annual retainer of $7,500; chair an annual retainer of $15,000.

•             Non-executive director receives an annual equity grant vesting after one year. The total fair value of the grant is divided equally in by fair value between options to acquire our ordinary shares as well as restricted stock units. The size of the annual equity grant is determined by reference to our peer group companies.

Each annual retainer for Board and committee services is payable semi-annually.

Each member of our Board is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee of the Board on which she or he serves.

3.4.1 Remuneration report.

The Company has not posted a comprehensive report on its website. We engaged an independent, third-party compensation expert to benchmark our remuneration of executive directors and senior management compared to our peer group. Based on this evaluation, we believe our compensation is in line with market practice. The remuneration of the Board is disclosed in Note 18 to the consolidated financial statement.

3.4.2 Agreement of the executive member of the Board.

We do not disclose the main elements of the agreement with the executive director of the Board at the Company’s website. As for the year ended December 31, 2017, the Company was a listed company at NASDAQ. The disclosures made by the Company under the applicable listing rules and which are published at http://www.sec.gov are deemed to be appropriate in this respect.

4.1.8 Attendance of members nominated for the Board

In 2017 Mr. Springhorn and Mr. Balachandran were nominated and subsequently appointed by the meeting of the shareholders. Both nominees were not present at the meeting of the shareholders.

4.2.1 Policy on bilateral contacts with shareholders

The Company has not formulated a policy on bilateral contacts with shareholders. The Company regularly meets with shareholders in one-on-one situations, which it considers to be in the best interests of the Company and its stakeholders. In such meetings no price-sensitive or material, non-public financial information shall be disclosed.

The Company announces by press release most corporate presentations held at investor conferences and provides for real time participation via webcast. However, considering the Company’s size, it would create an excessive burden to establish and maintain formal bilateral contacts with shareholders. The Company endeavors to facilitate its shareholders by announcing its business updates on its website and follow such updates, to the extent possible, via webcast. The Company does not issue press releases as a standard practice. The Company will undertake that presentations are posted on its website immediately after the meetings in question.

5.1.3 Independence of chairman of the Board.

The chairman of the Board of Directors was president of an affiliated company of the Company in the five years prior to his appointment as chairman of the Board. He is also affiliated with Forbion. Therefore, he is not independent within the meaning of the Code. The Company feels this deviation is justified both by his specific knowledge and experience of the Company’s business as well as the significant ownership interest Forbion has in the Company.

c)                                      Related party transactions

Details of transactions between the Company and members of the Board of Directors and significant shareholders are set out in Note 17 to the consolidated financial statements and are within the meaning of clause 2.2.3 and clause 2.7.1 of the Code. There have been no material transactions with shareholders holding more than ten percent of the shares in the Company.

d)                                     Functioning of the Board of Directors

The members of the Board have discussed their individual functioning, as well as that of the Board as a whole, on a continuing basis. In these discussions, also consideration was given to the composition and profile of the Board, as well as the functioning of its members and committees and the Board’s tasks. The profile sets out the types of expertise the Board must possess. Annually, following the completion of the annual review of the Board’s performance, the Board considers and discusses the recommendations by the nominating and corporate governance committee. The chairman of the Board reviews and assesses the performance of the executive director.  In our view the Board satisfies the defined requirements, and we consider the composition to be adequate for the proper performance of its duties. The Board has appointed from among its members three separate committees with special tasks, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These committees prepare the decision making of the Board on the relevant matters. The following regulations can be found on the Company’s website: Corporate Governance Guidelines and Rules for the Board of Directors, Disclosure Policy, Insider Trading Policy, Code of Business Conduct and Ethics, Related Party Transaction Policy, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Remuneration Policy and the Articles of Association of the Company.

e)                                      Compensation of the executive director

This report sets out the remuneration policy operated by the Company in respect of its executive director.

It is our aim to encourage and reward superior performance by the executive director with that performance being measured against achieving corporate goals, strong financial performance and the delivery of value to shareholders.

The Compensation Committee believes that the current policy retains and motivates the executive director appropriately while enforcing a strong pay for performance culture within the company. The Compensation Committee continues to review the policy on an annual basis to ensure that it is in line with the Company’s objectives and shareholders’ interests.

Details of amounts paid, including the granted Restricted Stock Units (“RSUs”) to the executive director are set out in notes 10 and 18 to the consolidated financial statements.

Salary

We utilize base salary to incentivize company and individual performance in relation to competitive market conditions. Base salaries are reviewed annually and revised salaries take effect from the start of the financial year. The review process is managed by the Compensation Committee which each year assesses the market competitiveness of pay primarily in terms of total remuneration, with less emphasis on base salary.

Bonuses

Short-term incentives are tied to the achievement of pre-determined performance criteria. The target bonus for Mr. Kapusta under his employment contract is equal to 50% of base salary. The performance criteria determining the actual level of bonus payable are set by the Board on the recommendation of the Compensation Committee, by reference to the achievement of the Company’s goals for the year.

Long term incentives

Our long-term incentives consist of annual and periodic equity awards linked to continued employment and, at the Board’s discretion, the achievement of certain performance targets. Equity awards include options to purchase the Company’s ordinary shares, restricted share units as well as performance share units. Details of Mr. Kapusta’s equity awards are set out in Note 10 to the consolidated financial statements.

Pensions

Starting in 2016, the Company operates a qualified 401(k) Plan for all employees including its Chief Executive Officer at its Lexington, Massachusetts facility in the USA, which offers both a pre-tax and post-tax (Roth) component. Employees may contribute up to 50% of their pre-tax compensation, which is subject to IRS statutory limits for each calendar year. The Company matches $0.50 for every $1.00 contributed to the plan by participants, up to 6% of base compensation.

f)                                       Financial statements

The Annual Accounts have been prepared by our CEO and discussed within the Board. The Report of the Independent Auditor, PricewaterhouseCoopers Accountants N.V., is included in the ‘Other Information’ on page 101. The financial statements are being presented for adoption by shareholders at the Annual Meeting. The Board recommends that shareholders adopt these financial statements.

g)                                     Shareholders and the general meeting of shareholders

The AGM shall be held within six months after the end of each financial year. The Company’s financial year is equal to a calendar year. The Board or those who are authorized by law or pursuant to the articles of association of the Company may convene the AGM. The Articles of Association provide that, unless another majority of votes or a quorum is required by virtue of law, all resolutions of the General Meeting shall be adopted by at least a simple majority cast, in a meeting where more than 33 1/3% of the issued share capital is represented.

An Extraordinary General Meeting of Shareholders may be convened by the Board or by those who are authorized by law or pursuant to the articles of association of the Company.

In accordance with Dutch law and the articles of association, shareholders representing alone or in aggregate at least one-tenth of the Company’s issued and outstanding share capital can petition a court for authorization to convene a General Meeting of Shareholders after first requesting the Company to convene a general meeting.

A record date shall apply to establish which shareholders are entitled to attend and vote in the General Meeting of Shareholders. Such record date has been set by the Dutch Civil Code on the twenty-eighth day prior to the date of the meeting.

Each of uniQure’s shares is entitled to one vote. Shareholders may vote by proxy. The voting rights attached to any of the shares held by the Company are suspended as long as they are held in treasury.

Amendment of the Articles of Association

The General Meeting of Shareholders may resolve to amend the articles of association at the proposal of the Board.

Issuance of ordinary shares and options

The General Meeting of Shareholders, following a proposal by the Board, is authorized to issue shares or grant rights thereto. Following a proposal by the Board the General Meeting of Shareholders can delegate this authority to the Board. On June 14, 2017, the General Meeting of Shareholders delegated the authority to the Board to issue ordinary shares in the share capital of the Company and to grant rights to subscribe for ordinary shares and to limit or exclude pre-emptive rights in connection therewith:

•                  For a period of 18 months with effect from June 14, 2017. The number of ordinary shares to be issued shall be up to a maximum of (i) the authorized share capital of the Company in the event of an underwritten public offering, or (ii) a maximum of 19.9% of the Company’s aggregate issued capital at the time of issuance in connection with any other single issuances (or series of related issuances)

Acquisition of own shares

The Company may acquire its own fully paid shares at any time for nil consideration (om niet). Furthermore, subject to certain provisions of Dutch law and the articles of association, the Company may acquire fully paid shares in the Company’s own capital, within the limits set by Dutch law.

Unless for nil consideration, shares may only be acquired subject to a resolution of the Board and authorized by the General Meeting of Shareholders. Such authorization from the General Meeting of Shareholders for the acquisition of the Company’s shares shall specify the number of shares that may be acquired, the manner in which these shares may be acquired and the price range within which shares may be acquired. Such authorization shall be valid for a period of not more than 18 months and may be extended from time to time for a period of not more than 18 months. On June 14, 2017, the General Meeting of Shareholders furthermore authorized the Board to acquire the Company’s own fully paid ordinary shares up to a maximum of ten percent of the Company’s issued share capital within the limits set by Dutch law and the Company’s articles of association through purchase on the public market or otherwise at a purchase price between the nominal value of the ordinary shares concerned and an amount equal to 110% of the highest price officially quoted for the ordinary shares on any of the official stock markets on which the Company’s ordinary shares are listed during any of 30 banking days preceding the date the repurchase is effected or proposed.

No authorization from the General Meeting of Shareholders is required for the acquisition of fully paid shares for the purpose of transferring these shares to employees under a scheme applicable to such employees. Any shares the Company held in its own capital may not be voted or counted for voting quorum purposes.

Reduction of share capital

Subject to Dutch law, the General Meeting of Shareholders may resolve to reduce the Company’s issued and outstanding share capital by (i) amending the Articles of Association to reduce the nominal value of the shares or (ii) canceling:

•                  shares which the Company holds itself in the Company’s share capital, or

•                  all issued shares against repayment of the amount paid on those shares.

Dividends and other distributions

The Board may determine which part of the profits shall be added to the reserves. The part of the profit remaining after reservation shall be at the disposal of the General Meeting, which may resolve to carry it to the reserves or to distribute it among the Shareholders.

Under the Articles of Association, the Company may make distributions of profit to the Company’s shareholders after adoption of the Company’s annual accounts demonstrating that such distributions are legally permitted. With due observance of applicable law and the articles of association, the Board may resolve to make interim distributions to the Shareholders.

The General Meeting of Shareholders may, at the proposal of the Board, resolve to distribute to the Shareholders a dividend in the form of shares in the share capital of the Company. Each of the Company’s shares entitled its holder to equal ranking rights to dividends and other distributions.

5                                         Statement of the Board of Directors

The Board of Directors is responsible for the preparation of the Annual Accounts and the Annual Report of uniQure N.V. for the year ended December 31, 2017, in accordance with applicable Dutch law and International Financial Reporting Standards (“IFRS”) as adopted by the European Union, (“EU”).

RESPONSIBILITY STATEMENT PURSUANT TO SECTION 5:25C PARAGRAPH 2(C) OF THE DUTCH FINANCIAL MARKETS SUPERVISION ACT (‘Wet op het financieel toezicht’)

Each of the Directors of the Board confirms that to the best of his or her knowledge:

•                  the uniQure N.V. 2017 Annual Accounts give a true and fair view of the assets, liabilities, financial position and profit or loss of uniQure N.V. and the entities included in the consolidation;

•                  the uniQure N.V. 2017 Annual Report gives a true and fair view of the state of affairs on December 31, 2017, the course of business during the financial year of uniQure N.V. and of the entities affiliated to it whose data are included in the 2017 Annual Accounts and that the 2017 Annual Report describes the substantial risks with which uniQure N.V. is confronted

Amsterdam, April 30, 2018

Executive Director	Non-Executive Directors

Matthew Kapusta,	Philip Astley-Sparke, Chairman

Chief Executive Officer	Jack Kaye, Member

David Schaffer, Member

Paula Soteropoulos, Member

Madhavan Balachandran, Member

Jeremy P. Springhorn, Member

B             Consolidated Financial Statements of uniQure N.V. for the year ended December 31, 2017

uniQure N.V.

Consolidated Statements of Financial Position

		December 31,	December 31,
	Note	2017	2016
		$ in thousands
Current assets
Cash and cash equivalents	3	159,371	132,496
Unbilled revenue and accounts receivable	4	—	3,680
Unbilled revenue and accounts receivable from related parties	4	1,586	5,500
Prepaid expenses		1,139	996
Other current assets		687	1,274
Total current assets		162,783	143,946
Non-current assets
Property, plant and equipment	5	34,281	35,702
Intangible assets other than Goodwill	6	8,803	8,324
Goodwill	2	530	465
Other non-current assets		2,480	1,828
Total non-current assets		46,094	46,319
Total assets		208,877	190,265
Current liabilities
Accounts payable		2,908	5,524
Accrued expenses and other current liabilities	7	8,838	9,766
Borrowings	8	1,111	605
Deferred rent	15	737	684
Deferred revenue	4	4,613	6,142
Contingent consideration	3	1,084	—
Total current liabilities		19,291	22,721
Non-current liabilities
Borrowings	8	18,327	19,631
Deferred rent	15	9,114	6,781
Deferred revenue	4	67,408	75,606
Contingent consideration	3	2,880	1,838
Derivative financial instruments related party	3	1,298	51
Other non-current liabilities	7	614	—
Total non-current liabilities		99,641	103,907
Total liabilities		118,932	126,628

Shareholders’ equity		—
Share capital		1,947	1,593
Share premium		516,043	424,446
Other reserves		39,075	26,191
Accumulated deficit		(467,120)	(388,593)
Total shareholders’ equity	9	89,945	63,637
Total liabilities and shareholders’ equity		208,877	190,265

The accompanying notes are an integral part of these consolidated financial statements.

uniQure N.V.

Consolidated Statements of Profit or Loss and Other Comprehensive Income

		Years ended December 31,
	Note	2017	2016
		$ in thousands, except for per share data (in $)
License revenues	4	4,129	5,093
Collaboration revenues	4	8,978	20,183
Total revenues		13,107	25,276
Operating expenses:
Research and development expenses	11	(72,383)	(71,533)
Selling, general and administrative expenses	11	(25,038)	(25,895)
Impairment of intangible assets	6	—	(459)
Total operating expenses		(97,421)	(97,887)
Other income	4	15,430	1,465
Other expense	7	(3,073)	—
Loss from operations		(71,957)	(71,146)
Finance income	12	117	2,885
Finance expense	12	(8,748)	(3,080)
Finance (expense) - net		(8,631)	(195)
Loss before income tax expense		(80,588)	(71,341)
Income tax benefit / (expense)	13	199	(51)
Net loss		(80,389)	(71,392)
Total other comprehensive loss, net of income tax:
Items that may be reclassified subsequently to profit or loss
Foreign currency translation adjustments net of tax impact of $0.2 million for the year ended December 31, 2017 (2016: $0.0 million)		2,757	(871)
Total comprehensive loss		(77,632)	(72,263)

Basic and diluted loss per share		(2.98)	(2.85)
Weighted average shares used in computing basic and diluted net loss per ordinary share		26,984,183	25,036,465

The accompanying notes are an integral part of these consolidated financial statements.

uniQure N.V.

Consolidated Statements of Changes in Equity

		Share Capital		Share	Other	Accumulated	Total
	Note	No. of shares	Amount	Premium	Reserves	deficit	equity
		$ in thousands (except number of shares)
Balance at January 1, 2016		24,327,944	1,542	421,904	22,417	(317,201)	128,662

Net Loss		—	—	—	—	(71,392)	(71,392)
Other comprehensive loss		—	—	—	(871)	—	(871)
Total comprehensive loss		—	—	—	(871)	(71,392)	(72,263)
Exercises of share options	9	750,408	41	2,542	—	—	2,583
Shares distributed during the period	9	179,068	10	—	—	—	10
Share-based compensation expense	9	—	—	—	4,645	—	4,645
Balance at December 31, 2016		25,257,420	1,593	424,446	26,191	(388,593)	63,637
Adjustment related to initial application of IFRS 9	2.1	—	—	—	—	1,862	1,862
Balance at January 1, 2017		25,257,420	1,593	424,446	26,191	(386,731)	65,499

Net Loss		—	—	—	—	(80,389)	(80,389)
Other comprehensive income		—	—	—	2,757	—	2,757
Total comprehensive loss		—	—	—	2,757	(80,389)	(77,632)
Follow-on public offering	9	5,000,000	294	84,996	—	—	85,290
Shares issued as consideration in a business combination	9	64,648	4	584	—	—	588
Exercises of share options	9	603,740	32	4,088	—	—	4,120
Exercises of convertible loan warrants	9	114,172	7	1,946	—	—	1,953
Restricted and performance share units distributed during the period	9	299,060	17	(17)	—	—	—
Share-based compensation expense	9	—	—	—	10,127	—	10,127
Balance at December 31, 2017		31,339,040	1,947	516,043	39,075	(467,120)	89,945

The accompanying notes are an integral part of these consolidated financial statements

uniQure N.V.

Consolidated Statements of Cash Flows

		Years ended December 31,
	Note	2017	2016
		$ in thousands
Cash flows from operating activities
Net loss		(80,389)	(71,392)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and impairment of intangible assets	5, 6	8,310	7,037
Share-based compensation expense	10	10,127	4,645
Change in fair value of derivative financial instruments and contingent consideration	3	5,194	(2,945)
Unrealized foreign exchange losses / (gains)		4,222	(797)
Change in deferred taxes	13	209	51
Change in lease incentive	15	2,215	649
Deferred revenue and provisions	4, 7	(21,078)	(6,290)
Changes in operating assets and liabilities:
Unbilled revenue and accounts receivable, prepaid expenses and other current assets	4	9,598	(5,917)
Inventories		—	480
Accounts payable		(1,670)	344
Accrued expenses and other liabilities	7	499	4,210
Cash (used in) operating activities		(62,763)	(69,925)
Interest paid	12	(1,624)	(2,345)
Interest received	12	117	81
Net cash (used in) operating activities		(64,270)	(72,189)
Cash flows from investing activities
Restricted cash		(567)	(613)
Purchase of intangible assets	6	(1,122)	(1,884)
Purchase of property, plant and equipment	5	(4,461)	(15,288)
Net cash used in investing activities		(6,150)	(17,785)
Cash flows from financing activities
Proceeds from issuance of shares related to employee stock option plans	10	4,044	2,593
Proceeds from exercises of convertible loan warrants	10	1,322	—
Proceeds from public offering of shares	9	91,250	—
Share issuance costs	9	(5,960)	—
Contingent consideration payment	3	(582)	—
Repayment of financing lease obligations		—	(148)
Net cash generated from financing activities		90,074	2,445
Currency effect cash and cash equivalents		7,221	(1,601)
Net increase / (decrease) in cash and cash equivalents		26,875	(89,130)
Cash and cash equivalents at the beginning of the year		132,496	221,626
Cash and cash equivalents at the end of the year		159,371	132,496

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1.                                      General information

uniQure N.V.

uniQure N.V. (the “Company”) was incorporated on January 9, 2012 as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands. The Company is a leader in the field of gene therapy and seeks to deliver to patients suffering from rare and other devastating diseases single treatments with potentially curative results. The Company’s business was founded in 1998 and was initially operated through its predecessor company, Amsterdam Molecular Therapeutics (AMT) Holding N.V (“AMT”). In 2012, AMT undertook a corporate reorganization, pursuant to which uniQure B.V. acquired the entire business and assets of AMT and completed a share-for-share exchange with the shareholders of AMT. Effective February 10, 2014, in connection with its initial public offering, the Company converted into a public company with limited liability (naamloze vennootschap) and changed its legal name from uniQure B.V. to uniQure N.V. Unless the context indicates otherwise, all references to “uniQure” or the “Company” refer to uniQure and its consolidated subsidiaries.

The Company is registered in the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 54385229. The Company’s headquarters are in Amsterdam, the Netherlands, and its registered office is located at Paasheuvelweg 25a, Amsterdam 1105 BP, the Netherlands and its telephone number is +31 20 240 6000. The Company’s website address is www.uniqure.com.

The Company’s ordinary shares are listed on the NASDAQ Global Select Market and trades under the symbol “QURE”.

The Financial Statements were authorized for issue by the board of directors on April 30, 2018 and will be filed at the Trade Register of the Chamber of Commerce in Amsterdam, the Netherlands within eight days after adoption by the 2018 AGM.

The Company is a leader in the field of gene therapy, seeking to develop single treatments with potentially curative results for patients suffering from genetic and other devastating diseases. The Company is advancing a focused pipeline of innovative gene therapies that have been developed both internally and through partnerships, such as its collaboration with Bristol Myers-Squibb focused on cardiovascular diseases. The Company has established clinical proof-of-concept in its lead indication, hemophilia B, and achieved preclinical proof-of-concept in Huntington’s disease. The Company believes its validated technology platform and manufacturing capabilities provides it distinct competitive advantages, including the potential to reduce development risk, cost and time to market. The Company produces its AAV-based gene therapies in its own facilities with a proprietary, commercial-scale, GMP-compliant, manufacturing process. The Company believes its Lexington, Massachusetts-based facility is one of the world’s leading, most versatile, gene therapy manufacturing facilities.

Organizational structure of uniQure

uniQure N.V. is the ultimate parent of the following entities:

Entity name
uniQure biopharma B.V.
uniQure IP B.V.
uniQure Inc.
uniQure GmbH

2.                                      Summary of Significant Accounting Policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1                               Basis of Preparation

The Company prepared its consolidated financial statements in compliance with International Financial Reporting Standards (“IFRS”) as endorsed by the European Union and effective as of December 31, 2017.

The consolidated financial statements have been prepared on a historical cost basis, except for derivative financial instruments and contingent consideration, which are recorded at fair value through profit or loss.

The functional currency of the Company and each of its entities (with the exception of uniQure Inc.) is the euro (€). This represents the currency of the primary economic environment in which the entities operate. The functional currency of uniQure Inc. is the U.S. dollar.

The Company files consolidated financial statements with the Securities and Exchange Commission in accordance with U.S. generally accepted accounting principles, presented in U.S. dollars ($). To consistently report financial information the Company is also presenting its consolidated financial statements in accordance with IFRS in U.S. dollars ($), except where otherwise indicated. Transactions denominated in currencies other than U.S. dollars are presented in the transaction currency with the U.S. dollar amount included in parenthesis, converted at the foreign exchange rate as of the transaction date.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement at exchange rates prevailing at reporting date of monetary assets and liabilities denominated in foreign currencies are recognized in profit and loss.

Upon consolidation, the assets and liabilities of foreign operations are translated into the functional currency of the shareholding entity at the exchange rates prevailing at the reporting date; items of income and expense are translated at monthly average exchange rates. The consolidated assets and liabilities are translated from uniQure N.V.’s functional currency into the reporting currency U.S. dollar at the exchange rates prevailing at the reporting date; items of income and expense are translated at monthly average exchange rates. Issued capital and share premium are translated at historic rates with differences to the reporting date rate, recorded as translation adjustments in other reserves. The exchange differences arising on translation for consolidation are recognized in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to the foreign operation is recognized in profit or loss. As the intercompany funding of the Company’s Lexington operations is neither planned nor likely to be settled in the foreseeable future, the associated foreign exchange effect is presented as other reserves.

The consolidated financial statements presented have been prepared on a going concern basis based on the Company’s cash and cash equivalents as of December 31, 2017, and the Company’s budgeted cash flows for the twelve months following the signature date.

Change in accounting policy

The Company has early adopted IFRS 9 Financial Instruments issued in July 2014 with a date of initial application of January 1, 2017. The key changes to the Company’s accounting policies are summarized below.

IFRS 9 requires the Company to measure financial liabilities following a non-substantial modification using the effective interest rate with the difference in net present value as at modification date reflected in the Consolidated Statement of Profit or Loss and Other Comprehensive Income. The Company consequently recorded a $1.9 million reduction of its “Borrowings” as of the January 1, 2017 initial application date as well as a corresponding increase in “Accumulated deficit”. The interest expense in the twelfth month period ended December 31, 2017 increased by $0.5 million to $2.7 million. The comparable information as of December 31, 2016 as well as the interest result for the twelfth months ended December 31, 2016, have not been adjusted, in accordance with the transitional provisions of IFRS 9.

Amounts previously presented within “Accounts receivables and accrued income” as well as “Accounts receivable and accrued income from related parties” in the Consolidated Statements of Financial Position are now presented as “Unbilled revenue and accounts receivable” and “Unbilled revenue and accounts receivable from related parties”.

The Company presents impairment losses related to financial assets, if material, in a separate line in its Consolidated Statement of Profit or Loss and Other Comprehensive Income.

2.2                               Use of judgements and estimates

In preparing these consolidated financial statements, management made judgements, estimates and assumptions that affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Critical judgments, estimates and assumptions in the application of the Company’s accounting policies relate to revenue recognition, research and development expenditures, impairment of non-financial assets, share-based compensation, contingent consideration, restructuring, and corporate income taxes.

Collaboration agreements

The Company currently generates its revenue through collaboration agreements. Such agreements may consist of multiple elements and provide for varying consideration terms — reimbursement for services rendered, product sales, non-refundable up-front payment and target designation fees and research and development milestone payments — requiring significant analysis by management to determine the appropriate method of revenue recognition.

Where such arrangements can be divided into separate units of accounting (each unit constituting a separate earnings process), the arrangement consideration is allocated to the different units based on their relative fair values and recognized over the respective performance period. Where the arrangement cannot be divided into separate units, the individual deliverables are combined as a single unit of accounting and the total arrangement consideration is recognized over the estimated collaboration period. Such analysis requires considerable estimates and judgments to be made by management, including the relative fair values of the various elements included in such agreements and the estimated length of the respective performance periods.

Further information on significant collaboration agreements is included in note 4.

Upon the closing of the BMS collaboration in the second quarter of 2015, the Company issued derivative financial instruments to BMS. Refer to note 3.3 for more information on the inputs used in determining the fair value and an analysis of sensitivity from unobservable inputs.

Research and development expenditures

As of each reporting date, the Company estimates the level of service performed by its vendors or other counterparties and the associated costs incurred for the services performed. As part of the process of preparing the Company’s consolidated financial statements, the Company is required to estimate its accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on the Company’s behalf, estimating the level of service performed and the associated cost incurred for the service when it has not yet been invoiced or otherwise notified of the actual cost. The significant estimates in its accrued research and development costs are related to fees paid to clinical research organizations (“CROs”) in connection with research and development activities for which the Company has not yet been invoiced.

Share-based compensation

The Company issues share-based compensation awards, generally in the form of options to purchase ordinary shares, restricted share units and performance based restricted share units to its employees and directors. The Company measures share based compensation expense related to these awards by reference to the estimated fair value of the award at the date of grant or the date on which performance is determined in case the grant is subject to meeting specified performance criteria. Judgements and estimates related to share-based compensation expenses consist of expected number of instruments to vest, discount rates, volatility and exercise behavior. Refer to note 10 for more information of the inputs used in determining the fair value of instruments granted.

At each reporting date, the Company revises its estimate of the number of options that are expected to become exercisable. The Company expects all vested options to be exercised over the remainder of their contractual life. The Company considers the expected life of the options to be in line with the average remaining term of the options post vesting.

Contingent consideration

In 2014, following the acquisition of InoCard (later renamed uniQure GmbH), the Company recorded a contingent consideration obligation at the July 31, 2014 acquisition date of $1.7 million. The amount payable is contingent upon realization of the following milestones as amended in August 2017:

•                  early candidate nomination of product by a related party;

•                  acceptance of investigational new drug application by the United States Food and Drug Administration or an equivalent filing in defined Western European countries or Japan;

•                  completion of dosing of all patients in the first clinical study; and

•                  full proof of concept of the product in humans after finalization of the first clinical study.

The valuation of the contingent liability is based on significant inputs not observable in the market such as the probability of success (“POS”) of achieving the above research milestones (estimated as likely for the first three milestones as of the balance sheet date), the time at which the research milestones are expected to be achieved (ranging from 2018 to 2021), as well as the discount rate applied. The POS as well as the discount rate both reflect the probability of achieving a milestone as of a specific date. In June 2017, the Company replaced the risk-adjusted discount rate of 30.0% with its weighted average rate of capital of 14.5% to reflect the full integration of the acquired business into its operation. All of the above resulted in a $0.3 million increase of the liability. The Company applied a WACC of 12.0% as of December 31, 2017.

2.3                               New standards, amendments and interpretations

New and amended standards adopted by the Company in 2017

The Company has early adopted IFRS 9 Financial Instruments. Refer to section Change in Accounting Policy for details.

New and amended standards not yet adopted by the Company

A number of new standards and amendments to standards are effective for annual periods ending after December 31, 2017, and earlier application is permitted; however, the Company has not early adopted the following new or amended standards in preparing these consolidated financial statements.

IFRS 15 ‘Revenue from Contracts with Customers’

IFRS 15 addresses revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The standard replaces existing revenue recognition guidance, including IAS 18 ‘Revenue’. IFRS 15 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted.

The Company completed an initial assessment of the potential impact that the adoption of IFRS 15 will have on its consolidated financial statements and concluded that the new standard will materially impact the amount and timing of revenue recognition.

IFRS 15 provides for two implementation methods to the Company, (i) full retrospective application to all periods from January 1, 2017 onwards for revenue recognized in relation to collaborations; or (ii) application of the standard from January 1, 2018, onwards to active collaborations with an adjustment to retained earnings as of December 31, 2017, to include the cumulative adjustment to revenue recognized in prior periods in relation to the BMS collaboration. The Company has selected the cumulative effect method to adopt the standard and will not use practical expedients at initial application. The Company has one active product development collaboration with Bristol Myers Squibb (“BMS”). As a result of the cumulative effect method the Company will not apply the requirements of IFRS 15 to the comparative period presented and therefore the impact assessment applies to BMS collaboration agreement only. The Company expects to decrease its accumulated loss by between $24.0 million and $26.0 million as of January 1, 2018 and to decreases its deferred revenue as of the same date $24.0 million and $26.0 million.

In accordance with the previous revenue recognition policies the Company had concluded that the BMS collaboration agreement consisted of three performance obligations, (i) technology (license and target selections), know-how and manufacturing in the field of gene therapy and development and active contribution to the development through the joint steering committee participations, (ii) provision of employees, goods and services for research, and (iii) clinical and commercial manufacturing. The Company determined that these three performance obligations are substantially identical with the performance obligations in accordance with the new revenue recognition policies:

(i)                                   Providing access to its technology and know-how in the field of gene therapy as well as actively contributing to the target selection, the collaboration as a whole, the development during the target selection, the pre-clinical and the clinical phase through participating in joint steering committee and other governing bodies (“License Revenue”);

(ii)                                Providing pre-clinical research activities (“Collaboration Revenue”); and

(iii)                             Providing clinical and commercial manufacturing services for products (“Manufacturing Revenue”).

License Revenue

The Company previously recognized License Revenue over the expected performance period on a straight-line basis commencing on May 21, 2015. In accordance with the new revenue recognition standards, the Company will recognize License Revenue over the expected performance period based on its measure of progress towards the completion of certain activities related to its services. The Company will determine such progress by comparing activities performed at the end of each reporting period with total activities expected to be performed. The Company estimates total expected activities using a number of unobservable inputs, such as the probability of BMS designating additional targets, the probability of successfully completing each phase and estimated time required to provide services during the various development stages. If available, the Company uses product candidate specific research and development plans. Alternatively, the Company assumes that completion of the pre-clinical phase requires an average of four years and that clinical development and commercial launch on average require 8.5 years to complete.The estimation of total services at the end of each reporting period involves considerable judgement. The estimated number of product candidates that BMS will pursue, significantly impacts the amount of License Revenue.

The Company expects to include the $59.3 million upfront payment recorded on May 21, 2015, as well as $15.0 million received in relation to the designation of the second, third and fourth collaboration target in August 2015 in the transaction price. The Company also is entitled to an aggregate $16.5 million in target designation payments upon the selection of the fifth to tenth collaboration target. The Company will also be eligible to receive research, development and regulatory milestone payments of up to $254.0 million for AMT-126 and up to $217.0 million for each of the other selected targets, if milestones are achieved. The Company will include the variable consideration related to the selection of the fifth to tenth collaboration target or any of the milestones in the transaction price if it considers it highly probable that including these payments in the transaction price would not result in the reversal of cumulative revenue recognized. Due to the significant uncertainty surrounding the development of gene-therapy product candidates and the dependence on BMS’s performance and decisions the Company so far did not consider this probable. The Company might recognize significant amounts of License Revenue for services performed in prior periods if and when the Company determines that the uncertainty regarding the above variable consideration has been resolved and the Company would include these payments in the transaction price.

Additionally, the Company is eligible to receive net sales-based milestone payments and tiered high single to low double-digit royalties on product sales. The royalty term is determined on a licensed-product-by-licensed-product and country-by-country basis and begins on the first commercial sale of a licensed product in a country and ends on the expiration of the last to expire of specified patents or regulatory exclusivity covering such licensed product in such country or, with a customary royalty reduction, ten years after the first commercial sale if there is no such exclusivity. These revenues will be recognized when earned.

Collaboration and Manufacturing Revenue

The adoption of the new revenue recognition policies is not expected to materially impact the recognition of Collaboration or Manufacturing Revenue.

IFRS 16 ‘Leases’

IFRS 16 introduces a single, on-balance sheet lease accounting model for lessees. IFRS 16 replaces existing guidance including IAS 17 and related interpretations. The standard is effective for annual periods beginning on or after January 1, 2019. Early adoption is permitted for entities that apply IFRS 15 at or before the date of initial application of IFRS 16. The Company does not plan to early adopt the new standard.

The Company started an initial assessment of the potential impact on its consolidated financial statements. So far, the most significant impact identified is that the Company will recognize new assets and liabilities for its operating leases for land and buildings at its Amsterdam and Lexington sites. In addition, the nature of expenses related to those leases will now change as IFRS 16 replaces the straight-line operating lease expense with a depreciation charge for right-of-use assets and interest expense on lease liabilities. The Company has not yet decided whether it will use the optional exemptions.

The Company has not yet determined which transition option to apply. The Company has not yet quantified the impact on its reported assets and liabilities from the adoption of IFRS 16. The quantitative effect will depend on, inter alia, the transition method chosen, the extent to which the Company uses practical expedients and recognition exemptions, and any additional leases that the Company might enter into.

The Company expects that adoption of IFRS 16 does not impact its ability to comply with the covenants imposed by the Hercules loan facility.

Other new and amended standards not yet adopted by the Company.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would have a material impact on the Company in the current or future reporting periods and on foreseeable future transactions.

2.4                               Consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries. Subsidiaries are entities controlled by the Company that the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date control commences until the date control ceases.

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated.

2.5                               Current versus non-current classification

The Company classifies assets and liabilities as current when they are expected to be realized or settled within twelve months after the end of the reporting period (except for liabilities for which the Company does not have an unconditional right to defer settlement of that liability for at least twelve months after the end of the reporting period), when they are realized or settled within the Company’s normal operating cycle or when they are primarily held for trading purposes. Cash and cash equivalents are presented as current unless it is restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

Deferred tax assets and liabilities are classified as non-current.

2.6                               Fair value measurement

The Company measures financial instruments such as derivatives and non-financial assets at fair value at each reporting date using valuation techniques that are appropriate in the circumstances and for which sufficient data are available as disclosed in Note 3.3.

2.7                               Segment reporting

The Company’s chief operating decision-maker regularly reviews and determines whether a particular component of uniQure’s activities constitutes a separate operating segment by identifying and reviewing the allocation of resources to that component of uniQure’s activities and/or assessing the performance of that particular component of uniQure’s activities. The leadership team is identified as the chief operating decision-maker and reviews the consolidated operating results regularly to make decisions about the resources and to assess overall performance. The leadership team regularly reviews total cash operating expenditures by departmental area. The leadership team has determined that the activities of uniQure are one segment, which comprises the discovery, development and commercialization of innovative gene therapies, and the segmental analysis is the same as the analysis for uniQure as a whole.

2.8                               Notes to the Consolidated Statement of Cash Flows

The consolidated statements of cash flows have been prepared using the indirect method. Cash and cash equivalents include bank balances, demand deposits and other short-term highly liquid investments (with maturities of less than three months at time of purchase) that are readily convertible into a known amount of cash and are subject to an insignificant risk of fluctuation in value.

Cash flows denominated in foreign currencies are translated at the average exchange rates for the reporting period. Exchange differences, if any, affecting cash and cash equivalents are presented separately in the consolidated statements of cash flows.

2.9                               Intangible Assets

(a)                                 Licenses

Acquired licenses have a finite useful life and are carried at cost less accumulated amortization and impairment losses. Amortization is calculated using the straight-line method to allocate the cost of licenses over their estimated useful lives (generally 20 years unless a license expires prior to that date).

(b)                                 Research and development

Research and development expenditures are expensed as incurred. Development expenses are capitalized prospectively following regulatory approval for commercial production of a target.

(c)                                  Acquired research & development

Acquired research and development (“Acquired R&D”) represents the fair value assigned to intangible assets in incomplete research projects that the Company acquires through business combinations. The amounts are capitalized and are accounted for as indefinite-lived intangible assets, subject to impairment testing until completion, abandonment of the projects or when the research findings are commercialized through a revenue-generating project. Upon successful completion or commercialization of a project, uniQure will make a determination as to the then useful life of the intangible asset, generally determined by the period in which the substantial majority of the cash flows are expected to be generated, and begin amortization. In case of abandonment, the asset will be written off.

(d)                                 Goodwill

Goodwill, originating from the acquisition of InoCard in July 2014, represents the excess of the consideration transferred over the fair value of the identifiable net assets acquired. The carrying amount of goodwill for the year ended December 31, 2017, was $0.5 million (2016: $0.5 million).

2.10                        Property, plant and equipment

Property, plant and equipment comprise mainly of laboratory equipment, leasehold improvements, construction-in-progress (“CIP”), and office equipment. All property, plant and equipment is stated at cost less accumulated depreciation. CIP consists of capitalized expenses associated with construction of assets not yet placed into service. Depreciation commences on CIP based on its useful life or when the asset is ready for its intended use.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, when it is probable that future economic benefits associated with the item will flow to uniQure and the cost of the item can be measured reliably. All other repairs and maintenance costs are expensed as incurred. Upon disposal, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss on the transaction is recognized in the consolidated statements of operations and comprehensive loss.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are as follows:

☐ Leasehold improvements	10 years
☐ Laboratory equipment	between 5 - 10 years
☐ Office equipment	5 years

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

2.11                        Impairment

Non-financial assets

Following the discontinuation of the Glybera program in 2017, uniQure’s operations are operated through one cash-generating unit. The Company applies a fair value less cost of disposal concept to measure impairments. Accordingly, the Company compares the enterprise value (calculated by multiplying the outstanding ordinary shares as per the valuation date with the price of an ordinary share) increased by the Company’s debt and similar items and reduced for the Company’s cash and cash equivalents, with the carrying amount of the cash-generating unit. An impairment loss is recognized to the extent the asset’s carrying amount exceeds its recoverable amount.

Goodwill impairment reviews are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment.

Non-financial assets, other than goodwill, that have been previously impaired are reviewed for possible reversal of the impairment at each subsequent reporting date.

2.12                        Financial instruments, equity

Initial recognition and measurement

Unbilled revenue without a significant financing component are initially measured at the transaction price. All other financial assets and financial liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is unbilled revenue or accounts receivable without a significant financing component) or a financial liability is initially measured at fair value plus, for an item not at fair value through profit and loss, transaction costs that are directly attributable to its acquisition or issue.

Financial assets

Unbilled revenue is recognized and measured at amortized cost once services have been rendered. The Company subsequently recognizes an allowance for expected life time credit losses, which is presented within “Other expense” in the Consolidated Statements of Profit or Loss and Other Comprehensive Income unless material. The Company applies a simplified approach to measurement of expected life time credit losses based on the probability of default of its counterparties. The probability of default is derived from applicable external credit ratings. Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

All other financial assets are recognized when the Company becomes a party to the contractual provisions of the instrument. The Company irrevocably designates investments in Money Market securities as at fair value through profit and loss and presents resulting gains and losses within finance income in the Consolidated Statements of Profit or Loss and Other Comprehensive Income.

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire.

Borrowings

The Company classifies and measures borrowings at amortized cost and subsequently measures borrowings at amortized cost using the effective interest method. The Company recognizes interest expense and foreign exchange gains and losses in the Consolidated Statements of Profit or Loss and Other Comprehensive Income. The Company derecognizes borrowings when its contractual obligations are discharged or cancelled, expire, or its terms are modified and the cash flows of the modified liability are substantially different. The Company also recognizes any gain or loss on derecognition is in the Consolidated Statements of Profit or Loss and Other Comprehensive Income. If the cash flows of the borrowings do not substantially differ before and after modification, then the Company continues to apply the originally effective interest rate and recognizes the difference in net present value as at modification date in the Consolidated Statements of Profit or Loss and Other Comprehensive Income. Any fees incurred are capitalized.

Other financial liabilities

The Company recognizes other financial liabilities on the trade date when the entity becomes a party to the contractual provisions of the instrument and derecognizes the financial liability when its contractual obligations are discharged or cancelled, or expire. Other financial liabilities are initially measured at fair value less any directly attributable transaction costs. Following the initial recognition, these liabilities are measured at amortized cost using the effective interest method.

Derivative financial instruments

The Company holds derivative financial instruments in form of warrants issued, allowing the holder to purchase the Company’s shares at a specified price.

Derivatives are initially measured at fair value and subsequently at fair value through profit and loss. The Company does not use derivatives to hedge any risks and does not apply hedge accounting.

Contingent consideration

As part of existing and future purchase agreements and following a purchase price allocation, the Company could present amounts of contingent consideration. These amounts will be reviewed at each reporting cycle and any changes to the fair value of the contingent consideration will be recognized in the Consolidated Statements of Profit or Loss and Other Comprehensive Income.

Equity

An equity instrument is defined as any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. An instrument is an equity instrument only if the issuer has an unconditional right to avoid settlement in cash or another financial asset.

Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Ordinary shares are classified as equity.

Dividend distributions to the Company’s shareholders are recognized as a liability in uniQure’s Consolidated Statement of Financial Position in the period in which the dividends are approved by its shareholders. To date, uniQure has not paid dividends.

2.13                        Income taxes

Income tax comprises current and deferred tax. Income tax is recognized in profit and loss. Tax consequences related to items recognized in other comprehensive income are recognized in other comprehensive income as well.

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, temporary differences related to investments in subsidiaries to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future and taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used.

The Company’s management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate.

Income tax is measured using tax rates enacted or substantively enacted at the reporting date. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse.

Income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

2.14                        Employee benefits

a)                                     Pension obligations

uniQure operates a defined contribution pension plan for all employees at its Amsterdam facility in the Netherlands, which is funded by uniQure through payments to an insurance company. uniQure has no legal or constructive obligation to pay further contributions if the plan does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

Starting in 2016, the Company operates a qualified 401(k) Plan for all employees at its Lexington, Massachusetts facility in the USA, which offers both a pre-tax and post-tax (Roth) component. Employees may contribute up to 50% of their pre-tax compensation, which is subject to IRS statutory limits for each calendar year. The Company matches $0.50 for every $1.00 contributed to the plan by participants, up to 6% of base compensation. Employer contributions are recognized as they are contributed, as long as the employee is rendering services in that period. If employer contributions are made in periods after an individual retires or terminates, the estimated cost is accrued during the employee’s service period.

b)                                     Termination benefits

Termination benefits are payable when employment is terminated by uniQure before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Company recognizes termination benefits when it is demonstrably committed to either: terminating the employment of current employees according to a detailed formal plan without the possibility of withdrawal; or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

2.15                        Share-based compensation

Employee share-based compensation plans

The Company operates two share-based payment plans that are equity settled share option plans under which options have been granted in 2012 and 2013 (“2012 Plan”) and from May 2014 onwards (“2014 Plan”). The 2014 Plan allows for various awards such as the granting of options, restricted share units (“RSUs”) and performance share units (“PSUs”). In addition to these two plans the Company from time-to-time offers grants to executives under Rule 5653(c)(4) of the NASDAQ Global Market, as a material inducement to enter into employment of the Company.

The fair value of services received in exchange for the instruments granted is recognized as an expense, with a corresponding adjustment to Other reserves in equity. The total amount to be expensed over the vesting period, if any, is determined by reference to the fair value of the instruments granted and based on the share price and vesting conditions. For share-based payments that do not vest until the employees have completed a specified period of service, uniQure recognizes the services received as the employees render services during the service period. For the allocation of the expenses to be recognized, the Company treats each installment of a graded vesting award as a separate share option grant.

Options

The fair value of options granted is determined at the grant date.

Restricted share units (RSUs)

The fair value of RSUs granted is determined at the grant date by reference to the share-price.

Performance share units (PSUs)

Awards of PSUs are subject to the achievement of specified performance objectives. At each reporting date, the Company estimates the number of PSUs expected to be awarded. The fair value of PSUs is remeasured at every reporting date until performance is determined and the discretion on the final number of awards to be granted is removed.

Other share-based compensation plans

In January 2014, uniQure entered into a collaboration and license agreement with 4D Molecular Therapeutics (“4D”) to discover and optimize AAV vectors. The Company accounts for this option plan as an equity-settled employee plan, the total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted as determined at the January 2014 grant date.

2.16                        Provisions

Provisions are recognized when uniQure has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated.

Provisions are measured at the present value of amounts expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to the passage of time is recognized as interest expense.

2.17                        Revenue recognition

The Company primarily generates revenue from its collaboration agreements with its collaboration partners for the development and commercialization of its products.

Revenues comprise the fair value of the consideration received or receivable for the sale of licenses and goods as well as the provision of collaboration services in the ordinary course of the Company’s activities.

The Company recognizes revenue when the amount of revenue can be reliably measured; when it is probable that future economic benefits will flow to the entity; and when specific criteria have been met for each of the Company’s activities, as described below.

Multiple element arrangements are analyzed to determine whether the deliverables within the agreement can be separated or whether they must be accounted for as a single unit of accounting. Deliverables under an agreement are required to be accounted for as separate units of accounting provided that (i) a delivered item has value to the customer on a stand-alone basis; and (ii) if the fair value of the component can be measured reliably. The allocation of consideration amongst the deliverables under the agreement is done by reference to the relative fair value of the identified components. If the delivered element does not have stand-alone value or if the fair value of any of the undelivered elements cannot be determined, the arrangement is then accounted for as a single unit of accounting.

License revenues

License revenues consist of up-front payments, target selection payments and milestone payments received from uniQure’s collaboration partners.

See note 4 for a detailed description.

Collaboration revenue

Collaboration revenue consists of revenue generated from collaborative research and development arrangements. Services may include the provision of Company staff, consultants or other third-party vendors engaged by the Company in relation to a collaboration program and the manufacturing of gene therapeutic products to the extent these are reimbursed through the respective collaborative research and development program.

Collaboration revenues, which are typically related to reimbursements from collaborators for the Company’s performance of research and development services under the respective agreements, are recognized on the basis of labor hours valued at a contractually agreed rate. Collaboration revenues include reimbursements for related out-of-pocket expenses. Cost reimbursements to which the Company is entitled under agreements are recognized as collaboration revenues when these costs are incurred.

2.18                        Other income, other expense

uniQure’s other income consists principally of government and regional grants, subsidies and investment credits. These items are recognized in profit or loss over the period necessary to match them with the costs they are intended to compensate, when it is probable that the Company has complied with conditions attached to the grant and expects to receive the reimbursement.

Grants or investment credits may be repayable if uniQure successfully commercializes a relevant program that was funded in whole or in part by the grant or investment credit within a particular time frame. Prior to successful commercialization or sale, uniQure does not recognize a liability for repayment.

Income from releasing outstanding deferred revenue in relation to the termination of the collaboration with Chiesi is presented as other income.

Cost incurred in 2017 in relation to terminating the marketing of its Glybera program, as well as costs associated with exiting its prior Amsterdam facilities and its Heidelberg site are presented as other expenses.

2.19                        Leases

(a)                                 Operating leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are accounted for as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are recognized in profit or loss on a straight-line basis over the term of the lease.

(b)                                 Finance leases

Leases for leasehold improvements and equipment where the Company bears substantially all the risks and rewards of ownership are accounted for as finance leases.

3.                                      Financial Risk Management

3.1                               Financial Risk Factors

uniQure is exposed to a variety of financial risks, including credit risk, market risk (e.g. currency risk, interest rate risk and other price risk) and liquidity risk.

uniQure’s risk management policies are established to identify and analyze the risks faced by the Company and are reviewed regularly to reflect changes in market conditions and its activities. Financial risk management is carried out by the finance department, which identifies and evaluates financial risks and hedges these risks if deemed appropriate.

uniQure does not engage in speculative transactions, nor does it issue or hold financial instruments for trading purposes.

a)                                     Credit Risk

Credit risk is managed on a consolidated basis. Credit risk arises from cash and cash equivalents and deposits with banks and financial institutions, outstanding receivables and committed transactions with collaboration partners and security deposits paid to landlords.

The Company deposited funds as security to landlords related to its facility in Lexington, Massachusetts and its facility in Amsterdam. The deposits are neither impaired nor past due.

uniQure’s cash and cash equivalents are invested in savings and deposit accounts with original maturities of three months or less. Savings and deposit accounts generate a small amount of interest income. Cash and cash equivalents were placed at the following banks:

	As of December 31,
	2017		2016
	Amount	Credit rating	Amount	Credit rating
	$ in thousands		$ in thousands
Bank
Rabobank	76,011	Aa2	132,331	Aa2
Bank of America	83,240	Aa3	—	—
Commerzbank	120	A2	165	Baa3
Total	159,371		132,496
	—		—
Unbilled revenue and accounts receivable
Bristol Myers Squibb	1,586	A+	5,500	A+
Chiesi Farmaceutici S.p.A	—	N/A	3,680	N/A
Total	1,586		9,180

Ratings are by Moody’s, except BMS by S&P’s. The credit exposure related to unbilled BMS revenue is not considered material.

b)                                     Market Risk

uniQure’s market risks did not substantially change during the twelve months ended December 31, 2017 compared to the twelve months ended December 31, 2016

(i)                                    Currency risk

uniQure primarily operates from Lexington, MA in the United States of America and Amsterdam, the Netherlands. uniQure is exposed to foreign exchange risk arising from various currencies, primarily to the U.S. dollar and the euro. uniQure’s U.S. operations are primarily conducted in the U.S. dollar, its exposure to changes in foreign currency is insignificant.

The Company’s Dutch operations hold significant amounts U.S. dollar denominated cash and cash equivalents and borrowings from Hercules, as well as generate collaboration revenue and receive services in U.S. dollar. Foreign currency denominated account receivables and account payables are short-term in nature (generally 30 to 45 days). At December 31, 2017, the Dutch entities recorded $1.3 million (2016: $5.2 million) net receivables denominated in U.S. dollar. Foreign exchange rate movements on these items resulted in $0.2 million gain (2016: $0.6 million gain).

Variations in exchange rates impact earnings and other comprehensive income. At December 31, 2017, if the euro had weakened 10% against the U.S. dollar with all other variables held constant, pre-tax loss of the Dutch entities for the year would have been $1.8 million lower (2016: $4.7 million), and other comprehensive loss would have been $9.0 million higher (2016: $3.5 million). Conversely, if the euro had strengthened 10% against the US dollar with all other variables held constant, pre-tax loss for the year would have been $1.7 million higher (2016: $4.7 million), and other comprehensive loss would have been $9.0 million lower (2016: $4.5 million). uniQure does not have a formal established practice to manage foreign exchange risk.

(ii)                                Interest rate risk

Borrowings issued at fixed rates expose the Company to fair value interest rate risk. In June 2013, the Company entered into the Hercules Agreement under which its borrowings bear interest at a variable rate with a fixed floor. The 2014 and 2016 amendments of the borrowings did not change this exposure. Long-term borrowing issued at fixed rates exposes the Company to fair value interest rate risk. As of December 31, 2017, the borrowings from Hercules bear interest at the rate of the greater of 8.25% and a rate equal to 8.25% plus the prime rate of interest minus 5.25%.

At December 31, 2017 if interest rates on borrowings had been 1.0% higher/lower with all other variables held constant, pre-tax results for the year would have been $0.2 million (2016: $0.2 million) lower/ higher as a result of changes in the fair value of the borrowings.

(iii)                            Other price risk

uniQure is not exposed to significant price risk.

c)                                      Liquidity risk

Management considers uniQure’s cash and cash equivalents as of December 31, 2017 are sufficient to carry out the business plans going forward for at least 12 months from the date of these consolidated financial statements. The Company’s approach to managing liquidity is to monitor rolling forecasts of uniQure’s liquidity reserve on the basis of expected cash flow and raise cash if and when needed, either through issuance of shares or through credit facilities.

The table below analyzes the Company’s financial liabilities in relevant maturity groupings based on the term until the contractual maturity date (excluding operating lesae liabilities disclosed in note 15):

		Less than	Between	Between
	Undefined	1 year	1 - 2 years	2 - 5 years	Over 5 years
	$ in thousands
At December 31, 2016
Borrowings (including interest payments)	—	2,195	9,098	13,505	—
Accounts payable, accrued expenses and other current liabilities	—	15,279	—	—	—
Contingent consideration (nominal amount)	15,255	—	—	—	—
Derivative financial instruments	62	—	—	—	—
Total	15,317	17,474	9,098	13,505	—
At December 31, 2017
Borrowings (including interest payments)	—	3,034	14,399	6,634	—
Accounts payable, accrued expenses and other current liabilities	—	11,409	—	—	—
Contingent consideration (nominal amount)	16,188		—	—	—
Derivative financial instruments	1,635	—	—	—	—
Total	17,823	14,443	14,399	6,634	—

Disclosed in the table above are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying value balances as the impact of discounting is not significant.

Due to uncertainty of timing of achieving milestones, the amount for contingent consideration in respect of InoCard is classified as undefined in time. As of December 31, 2017, the Company expects the milestone obligations will become payable between 2018 and 2021. When due, 50% of the obligations can be settled either in cash or in a variable number of Company shares.

Due to uncertainty of timing of exercise of warrants by BMS and Hercules, the amount owed to derivative financial instruments is classified as undefined in time. As of December 31, 2017, we expect the Hercules warrants to be exercised in 2019 and the BMS warrants in 2021.

3.2                               Capital risk management

The Company’s objectives in managing capital are to safeguard the Company’s ability to continue as a going concern and to minimize the cost of capital to provide returns for shareholders and benefits for other stakeholders.

uniQure has no firm sources of additional financing other than its collaboration agreement with BMS. Until such time, if ever, as uniQure can generate substantial cash flows from successfully commercializing its product candidates, the Company expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution and licensing arrangements.

The Company is subject to covenants under its Loan Agreement with Hercules, and may become subject to covenants under any future indebtedness that could limit its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, which could adversely impact its ability to conduct its business. In addition, its pledge of assets as collateral to secure its obligations under the Hercules loan agreement may limit its ability to obtain debt financing.

If financing is not available when needed, including through debt or equity financings, or is available only on unfavorable terms, uniQure may be unable to meet its cash needs. If uniQure raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, uniQure may have to relinquish valuable rights to its technologies, future revenue streams or product candidates or grant licenses on terms that may not be favorable to it. If uniQure is unable to raise additional funds through equity or debt financings when needed, uniQure may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market product candidates that the Company would otherwise prefer to develop and market itself, which could have a material adverse effect on its business, financial conditions, results of operations and cash flows.

The total amount of equity as recorded on the Statement of Financial Position is managed as capital by the Company.

3.3                               Fair value measurement

Financial instruments measured at fair value are categorized as follows:

•                  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•                  Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•                  Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The carrying amounts of financial assets and financial liabilities, measured at amortized cost, are a reasonable approximation of their fair value and therefore information about the fair values of each class is not disclosed.

As of December 31, 2017, and 2016, the contingent consideration and derivative financial instruments are measured at fair value using significant inputs not based on observable market data, and therefore are included in level 3.

The movement in the fair value of these level 3 instruments during the years ended December 31, 2017, and 2016, is as follows:

		Derivative
	Contingent	financial
	consideration	instruments	Total
	$ in thousands
At January 1, 2016	2,926	1,916	4,842
Gains recognized in profit or loss	(1,080)	(785)	(1,865)
Derecognition of warrants	—	(1,080)	(1,080)
Currency translation effects	(8)	11	3
At December 31, 2016	1,838	62	1,900
Exercises of convertible loan warrants	—	(631)	(631)
Losses recognized in profit or loss	3,002	2,192	5,194
Contingent consideration paid	(1,181)	—	(1,181)
Currency translation effects	305	12	317
At December 31, 2017	3,964	1,635	5,599

Contingent consideration

In connection with the Company’s acquisition of InoCard GmbH (“InoCard”) in 2014, the Company recorded contingent consideration related to amounts potentially payable to InoCard’s former shareholders. In August 2017, the Company and the former shareholders amended the 2014 sale and purchase agreement to waive certain of the Company’s obligations regarding the development of the acquired program pursuant to a plan to be agreed between the Company and InoCard’s former shareholders. The parties also modified the conditions of the agreed milestone payments, including a reduction of the percentage of any future milestone that can be settled in the form of Company ordinary shares from 100% to 50%. The Company recorded $2.3 million in research and development cost in the year ended December 31, 2017, related to the increase in fair value of the contingent consideration resulting from these modifications. The Company made $1.2 million in milestone payments during the year ended December 31, 2017, 50% of which were settled through the issuance of 64,648 restricted ordinary shares on October 2, 2017.

The amounts payable in accordance with the amended sale and purchase agreement are contingent upon realization of the following milestones as amended:

•                  early candidate nomination of product by related party;

•                  acceptance of investigational new drug application by the United States Food and Drug Administration or an equivalent filing in defined Western European countries or Japan;

•                  completion of dosing of all patients in the first clinical study; and

•                  full proof of concept of the product in humans after finalization of the first clinical study.

The maximum, undiscounted contingent consideration assuming achievement of various milestones amounts to $16.2 million. The valuation of the contingent liability is based on significant inputs not observable in the market such as the probability of success (“POS”) of achieving certain research milestones (estimated as likely for the first three milestones as of the balance sheet date), the time at which the research milestones are expected to be achieved (ranging from 2018 to 2021), as well as the discount rate applied, which represents a Level 3 measurement. The POS as well as the discount rate both reflect the probability of achieving a milestone as of a specific date. In June 2017, the Company replaced the risk-adjusted discount rate of 30.0% with the Company’s weighted average rate of capital of 14.5% to reflect the full integration of the acquired business into the Company’s operation. All of the above resulted in a $0.3 million increase of the liability. As of December 31, 2017, the Company’s weighted average rate of capital is 12.0%.

Varying the timing of the milestones, the discount rate and the POS of unobservable inputs results in the following fair value changes:

December 31,
2017
$ in thousands
Change in fair value
Moving out of all milestones by 6 months	(212)
Increasing the POS for the first milestone by 20%	1,207
Decreasing the POS for the first milestone by 20%	(1,207)
Reducing the discount rate from 12.0% to 2.0%	1,239
Increasing the discount rate from 12.0% to 22.0%	(617)

December 31,
2016
$ in thousands
Change in fair value
Moving out of all milestones by 6 months	(209)
Increasing the POS for the first milestone by 20%	367
Decreasing the POS for the first milestone by 20%	(367)
Reducing the discount rate from 30% to 20%	638
Increasing the discount rate from 30% to 40%	(309)

Derivative financial instruments

The Company issued derivative financial instruments related to its collaboration with Bristol-Meyers Squibb Company (“BMS”) and in relation to its borrowings from Hercules Technology Growth Corp. (“Hercules”). The fair value of these derivative financial instruments as of December 31, 2017, was $1.6 million (December 31, 2016: $0.1 million), and these derivative financial instruments are described in more detail below.

BMS warrants

On April 6, 2015 (“Execution Date”), the Company entered into agreements with BMS. Pursuant to the agreements in June 2015, BMS purchased 1.1 million of our ordinary shares resulting in net proceeds of $37.6 million. In August 2015, BMS made a second equity investment of $37.9 million in 1.3 million of the Company’s ordinary shares at a price of $29.67 per share

Additionally, BMS was granted two warrants:

•                  a warrant allowing BMS to purchase a specific number of uniQure ordinary shares such that its ownership will equal 14.9% immediately after such purchase. The warrant can be exercised on the later of (i) the date on which the Company receives from BMS the Target Designation Fees (as defined in the collaboration agreements) associated with the first six New Targets (as defined in the collaboration agreements); and (ii) the date on which BMS designates the sixth New Target (“First BMS warrant”); and

•                  a warrant allowing BMS to purchase a specific number of uniQure ordinary shares such that its ownership will equal 19.9% immediately after such purchase. The warrant can be exercised on the later of (i) the date on which uniQure receives from BMS the Target Designation Fees associated with the first nine New Targets; and (ii) the date on which BMS designates the ninth New Target (“Second BMS warrant”).

Pursuant to the terms of the BMS Agreements the exercise price, in respect of each warrant, is equal to the greater of (i) the product of (A) $33.84, multiplied by (B) a compounded annual growth rate of 10%; and (ii) the product of (A) 1.10, multiplied by (B) the VWAP for the 20 trading days ending on the date that is five trading days prior to the date of a notice of exercise delivered by BMS.

The fair value of the warrants as of December 31, 2017 is $1.3 million (December 31, 2016: $0.1 million). During the year ended December 31, 2017, the Company recognized a $1.2 million loss in financial expense (December 31, 2016: $0.5 million gain) related to fair value changes of the BMS warrants. The exercise of the warrants is expected to occur within 2 and 3 years after the balance sheet date. The Company classified the derivative financial liabilities as non-current at the balance sheet date.

The Company used Monte-Carlo simulations to determine the fair market value of the BMS warrants. The valuation model incorporated several inputs, including the underlying share price at both the Execution Date as well as at the balance sheet date, the risk-free rate adjusted for the period affected, an expected volatility based on a peer group analysis, the expected yield on any dividends, and management’s expectations on the timelines of reaching certain defined trigger events for the exercising of the warrants, as well as management’s expectations regarding the number of ordinary shares that would be issued upon exercise of the warrants. All of these represent Level 3 inputs. Additionally, the model assumes BMS will exercise the warrants only if it is financially rational to do so.

The Company conducted a sensitivity analysis to assess the impact on changes in assumptions on the fair value. Specifically, the Company examined the impact on the fair market of the warrants by increasing the volatility by 10% to 85%. A further sensitivity analysis was performed assuming the exercise date of the warrants would occur one year later than what was assumed in the initial valuation. The table below illustrates the impact on the fair market valuation associated with these changes in assumptions as of December 31:

Total warrants 2017
$ in thousands
Base case	1,298
Increase volatility by 10% to 85%	457
Extend exercise dates by one year	161

Total warrants 2016
$ in thousands
Base case	51
Increase volatility by 10% to 85%	90
Extend exercise dates by one year	80

Hercules warrants

On June 14, 2013, the Company entered into a loan agreement with Hercules (“Original Facility”). In relation to the Original Facility, warrants were issued to Hercules (see note 8, “Borrowings”) maturing on February 5, 2019. The warrants were not closely related to the host contract and were accounted for separately as a derivative financial liability measured at fair value though profit or loss. The warrants were not impacted by the 2014 and 2016 amendments of the loan. The fair value of this derivative, recorded in other current liabilities, as of December 31, 2017 is $0.3 million (December 31, 2016: $0.0 million). During the year ended December 31, 2017, uniQure recognized a $0.3 million loss in finance income / (expense) (December 31, 2016: $0.3 million gain) related to fair value changes of the Hercules warrants. On December 31, 2017, the number of outstanding warrants is 37,175 (2016: 37,175).

4.                                      Collaboration arrangements and concentration of credit risk

In the year ended December 31, 2017, the Company generated all collaboration and license revenues from its Collaboration and License Agreement with BMS, and its Co-Development Agreement for hemophilia B with Chiesi Farmaceutici S.p.A. (“Chiesi”).

On April 19, 2017, the Company and Chiesi entered into an agreement to terminate the Glybera Commercialization Agreement following the Company’s decision to not seek renewal with the European Medicines Agency of the marketing authorization for Glybera by October 2017 (“Glybera Termination Agreement”). In July 2017, the Company and Chiesi terminated their co-development agreement in respect of the hemophilia B program (“hemophilia B Termination Agreement”). As a result, the Company holds the global rights to the development of the hemophilia B program and is not required to provide any further services to Chiesi.

Since June 2015, BMS has been considered a related party given the significance of its equity investment in the Company (December 31, 2017: 2.4 million ordinary shares or 7.6% of outstanding ordinary shares).

Services to the Company’s collaboration partners are rendered by the Dutch operating entity. Total collaboration and license revenue generated from these partners are as follows:

	Years ended December 31,
	2017	2016
	$ in thousands
Bristol Myers Squibb	8,461	17,137
Chiesi Farmaceutici S.p.A (up to June 30, 2017)	4,646	8,139
Total	13,107	25,276

Amounts owed from these partners in relation to the collaboration are as follows:

	December 31,	December 31,
	2017	2016
	$ in thousands
Bristol Myers Squibb	1,586	5,500
Chiesi Farmaceutici S.p.A	—	3,680
Total	1,586	9,180

BMS collaboration

In May 2015, the Company closed a Collaboration and License Agreement with BMS (the “BMS Collaboration Agreement”) that provides exclusive access to the Company’s gene therapy technology platform for multiple targets in cardiovascular (and other target specific) diseases. The collaboration included the Company’s proprietary gene therapy program for congestive heart failure which aims to restore the heart’s ability to synthesize S100A1, a calcium sensor and master regulator of heart function, and thereby improve clinical outcomes for patients with reduced ejection fraction. Beyond cardiovascular diseases, the agreement also included the potential for a target exclusive collaboration in other disease areas. In total, the companies may collaborate on ten targets, including AMT-126.

The Company is conducting the discovery, non-clinical, analytical and process development activities and is responsible for manufacturing of clinical and commercial supplies using the Company’s vector technologies and industrial, proprietary insect-cell based manufacturing platform. BMS reimburses the Company for all its research and development efforts in support of the collaboration and will lead the clinical development and regulatory activities across all programs. BMS will also be solely responsible for commercialization of all products from the collaboration.

The Company evaluated the BMS Collaboration Agreement and determined that it is a revenue arrangement with multiple elements. The Company’s substantive deliverables under the BMS Collaboration Agreement include an exclusive license to its technology in the field of cardiovascular disease, research and development services for specific targets chosen by BMS and general development of the Company’s proprietary vector technology, participation in the Joint Steering Committee, and clinical and commercial manufacturing. The Company concluded that the BMS Collaboration Agreement consists of three units of accounting, including (i) technology (license and target selections), know-how and manufacturing in the field of gene therapy and development and active contribution to the development through the Joint Steering Committee participations, (ii) provision of employees, goods and services for research activities for specific targets and (iii) clinical and commercial manufacturing. The Company determined that the license does not have stand-alone value to BMS without the Company’s know-how and manufacturing technology through the participation of the Joint Steering Committee and accordingly, they were combined into one unit of accounting.

License revenue — BMS

As of May 21, 2015, the effective date of the BMS Collaboration Agreement, the Company recorded deferred revenue of $59.3 million. On July 31, 2015, BMS selected the second, third and fourth collaboration targets, triggering a $15.0 million target designation payment to the Company. The Company is entitled to an aggregate of $16.5 million in target designation payments upon the selection of the fifth through tenth collaboration targets. The Company will also be eligible to receive research, development and regulatory milestone payments of up to $254.0 million for AMT-126 and up to $217.0 million for each of the other selected targets, if milestones are achieved. The Company determined that the contingent payments under the BMS Collaboration Agreement relating to research, development and regulatory milestones do not constitute substantive milestones and will not be accounted for under the milestone method of revenue recognition. The events leading to these payments solely depend on BMS’ performance. Accordingly, any revenue from these contingent payments would be allocated to the first unit of accounting noted above and recognized over the expected performance period.

License revenue is recognized over an expected performance period of 19 years on a straight-line basis commencing on May 21, 2015. The expected performance period is reviewed quarterly and adjusted to account for changes, if any, in the Company´s estimated performance period. The estimated performance period did not change in 2017.

The Company recognized $4.1 million license revenue for the year ended December 31, 2017 (2016: $4.1 million).

Additionally, the Company is eligible to receive net sales-based milestone payments and tiered high single to low double-digit royalties on product sales. These revenues will be recognized when earned.

The royalty term is determined on a licensed-product-by-licensed-product and country-by-country basis and begins on the first commercial sale of a licensed product in a country and ends on the expiration of the last to expire of specified patents or regulatory exclusivity covering such licensed product in such country or, with a customary royalty reduction, ten years after such first commercial sale if there is no such exclusivity.

Collaboration revenue — BMS

The Company provides target-specific research and development services to BMS. Collaboration revenue related to these contracted services, is recognized when earned.

The Company generated $4.3 million collaboration revenue for the year ended December 31, 2017 (2016: $13.0 million).

Manufacturing revenue — BMS

BMS and the Company also entered into Master Clinical Supply Agreement in April 2017 for the Company to supply gene therapy products during the clinical as well as into a binding term sheet to supply gene therapy products during the commercial phase to BMS. Revenues from product sales will be recognized when earned. To date the Company has not supplied any clinical and commercial gene therapy product to BMS.

Chiesi collaboration

In 2013, the Company entered into two agreements with Chiesi, one for the co-development and commercialization of the hemophilia B program (the “Hemophilia Collaboration Agreement”) and one for the commercialization of Glybera (the “Glybera Agreement”, and together with the Collaboration Agreement, the “Chiesi Agreements”) in Europe and selected territories.

In April 2017, the parties agreed to terminate the Glybera Agreement. As of October 2017, the Company is not required to supply Glybera to Chiesi. In July 2017, the parties terminated the Hemophilia Collaboration Agreement and the Company reacquired rights associated with its hemophilia B program in Europe and selected territories.

License revenue — Chiesi

Upon the closing of the Chiesi Agreements on June 30, 2013, the Company received €17.0 million ($22.1 million) in non-refundable up-front payments. The Company determined that the up-front payments constituted a single unit of accounting that should be amortized as license revenue on a straight-line basis over the performance period of July 2013 through September 2032. In July 2017, the Company fully released the outstanding deferred revenue and recorded $13.8 million other income during the year ended December 31, 2017.

The Company recognized $0.0 million license revenue for the year ended December 31, 2017 (December 31, 2016: $1.0 million). The Company recognized the license revenue for the year ended December 31, 2017, net of a $0.5 million reduction for amounts previously amortized and repaid by the Company in accordance with the Glybera Termination Agreement in 2017.

Collaboration revenue — Chiesi

Prior to the termination of the Hemophilia Collaboration Agreement up to June 30,2017, Chiesi reimbursed the Company for 50% of the agreed research and development efforts related to hemophilia B. These reimbursable amounts have been presented as collaboration revenue.

The Company generated $4.6 million collaboration revenue for the year ended December 31, 2017 (December 31, 2016: $7.2 million) from the co-development of hemophilia B.

5.                                      Property, plant and equipment

	Leasehold	Construction	Laboratory	Office
	improvements	in-progress	equipment	equipment	Total
	$ in thousands
Cost	18,344	803	14,482	3,318	36,947
Accumulated depreciation	(3,816)	—	(5,067)	(2,053)	(10,936)
Carrying amount January 1, 2016	14,528	803	9,415	1,265	26,011
Reclassifications	12,913	(14,494)	1,398	183	—
Additions	491	14,002	1,264	214	15,971
Disposals - cost	(526)	—	(2,817)	(970)	(4,313)
Disposals - accumulated depreciation	526	—	2,817	970	4,313
Depreciation expense	(2,120)	—	(2,728)	(693)	(5,541)
Currency translation effects	(603)	2	(128)	(10)	(739)
Carrying amount December 31, 2016	25,209	313	9,221	959	35,702
Cost	30,582	313	14,166	2,711	47,772
Accumulated depreciation	(5,373)	—	(4,945)	(1,752)	(12,070)
Carrying amount December 31, 2016	25,209	313	9,221	959	35,702
Reclassifications	1,091	(3,192)	1,825	276	—
Additions	—	3,603	(195)	—	3,408
Disposals - cost	(1,212)	—	(551)	(821)	(2,584)
Disposals - accumulated depreciation	1,212	—	551	821	2,584
Depreciation expense	(3,229)	—	(3,234)	(551)	(7,014)
Currency translation effects	1,669	21	449	46	2,185
Carrying amount December 31, 2017	24,740	745	8,066	730	34,281
Cost	32,296	745	15,976	2,304	51,321
Accumulated depreciation	(7,556)	—	(7,910)	(1,574)	(17,040)
Carrying amount December 31, 2017	24,740	745	8,066	730	34,281

Total depreciation expense was $7.0 million for the year ended December 31, 2017 (December 31, 2016: $5.5 million). Depreciation expense is allocated to research and development to the extent it relates to the Company’s manufacturing facility and equipment. All other depreciation expenses are allocated to selling, general and administrative expense.

Investment in new Amsterdam facility.

In 2017, the Company invested $1.9 million (2016: $13.0 million) into its new facility located at the Paasheuvelweg in Amsterdam.

6.                                      Intangible assets other than Goodwill

		Capitalization	Acquired
		of development	research &
	Licenses	expenses	development	Total
	$ in thousands
Cost	5,734	10,138	5,080	20,952
Accumulated amortization and impairment	(3,267)	(9,730)	(180)	(13,177)
Carrying amount January 1, 2016	2,467	408	4,900	7,775
Additions	2,376	—	—	2,376
Amortization expense	(736)	(30)	(271)	(1,037)
Impairment	(92)	(367)	—	(459)
Currency translation effects	(168)	(11)	(152)	(331)
Carrying amount December 31, 2016	3,847	—	4,477	8,324
Cost	7,803	9,794	4,908	22,505
Accumulated amortization and impairment	(3,956)	(9,794)	(431)	(14,181)
Carrying amount December 31, 2016	3,847	—	4,477	8,324
Additions	618	—	—	618
Amortization expense	(1,009)	—	(278)	(1,287)
Currency translation effects	520	—	628	1,148
Carrying amount December 31, 2017	3,976	—	4,827	8,803
Cost	9,551	—	5,594	15,145
Accumulated amortization and impairment	(5,575)	—	(767)	(6,342)
Carrying amount December 31, 2017	3,976	—	4,827	8,803

All intangible assets are owned by uniQure biopharma B.V, a subsidiary of the Company.

a.                                      Acquired licenses

The carrying amount of uniQure’ s licenses by licensor is set out below:

	December 31,	December 31,
	2017	2016
	$ in thousands
Protein Sciences Corporation	2,340	2,194
St. Jude Children’s Hospital	707	659
Other	929	994
Total	3,976	3,847

The amortization expense related to licenses for the year ended December 31, 2017, was $1.0 million (2016: $0.7 million). All amortization was included in research and development expenses, except for $0.6 million related to the termination of the Chiesi collaboration, which was presented in other expense in the year ended December 31, 2017.

Protein Sciences Corporation

In 2016, the Company renegotiated its existing license contract with Protein Sciences Corporation for the exclusive use of its expresSF+ (“SF+”) insect cell line to provide the Company with an exclusive royalty free, perpetual right and license to the licensed technology in the field of AAV-based gene therapy.

b.                                      Capitalization of development expenses

The Company capitalized the cost to develop Glybera between March 2013 and August 2015. In 2015, the Company determined that most of the asset was impaired.

c.                                       Acquired R&D

The Acquired R&D asset was acquired as part of the acquisition of InoCard in July 2014 and relates to the AMT-126 program. The carrying amount as at December 31, 2017 is $4.8 million (December 31, 2016: $4.5 million).

7.                                      Accrued expenses and other (non) current liabilities, Provision

Accrued expenses and other current liabilities include the following items:

	December 31,	December 31,
	2017	2016
	$ in thousands
Accruals for services provided by vendors-not yet billed	2,348	3,824
Personnel related accruals and liabilities	5,646	5,559
Other current liabilities	844	383
Total	8,838	9,766

According to the Glybera Termination Agreement the Company is responsible for terminating the Phase IV post-approval study. The Company recorded $0.9 million of expenses (presented as other expenses) during the year ended December 31, 2017, related to such costs. As of December 31, 2017, the accrued liability was $0.6 million of which $0.3 million is included in other non-current liabilities.

Provision

In December 2016, the Company and Extera Partners agreed to settle an arbitration case for a total amount of €2.8 million ($2.9 million) paid in December 2016 (including legal and related settlement costs). The expense is presented as selling, general and administrative expense in the consolidated statements of operations and comprehensive loss.

Restructuring plan

In November 2016, the Company announced a plan to restructure its activities resulting from a company-wide strategic review with the aim of refocusing its pipeline, consolidating its manufacturing capabilities into its Lexington, Massachusetts site, reducing operating costs and enhancing overall execution. At various dates between December 2016 and December 2017, the Company entered into termination agreements with certain employees. The Company expects to complete the restructuring in early 2018. Depending on the individual case pattern the Company accrues the related termination costs over the service period or at the date of communication to the employees. Changes in accrued termination benefits (included in research and development expenses) for the year ended December 31, 2017, are detailed in the table below:

Accrued
termination
benefits
$ in thousands
At January 1, 2017	1,148
Accrued through profit and loss	2,018
Payments	(2,599)
Currency translation effects	58
At December 31, 2017	625

Other non-current liabilities.

Other non-current liabilities include deposits collected in relation to a sub-lease arrangement as well as the non-current portion of the Glybera exit costs.

8.                                      Borrowings

On June 14, 2013, the Company entered into a loan agreement with Hercules, which was amended and restated on June 26, 2014, and again on May 6, 2016 (“2016 Amended Facility”). The 2016 Amended Facility

extended the maturity date from June 30, 2018 to May 1, 2020. As at December 31, 2017, and December 31, 2016, $20.0 million was outstanding. The interest rate is adjustable and is the greater of (i) 8.25% or (ii) 8.25% plus the prime rate less 5.25%. Under the 2016 Amended Facility, the interest rate will initially be 8.25% per annum with a back-end fee of 4.85% and a facility fee of 0.75% of the outstanding loan amounts. The interest-only payment period was extended by 12 months to November 2018 as a result of raising more than $50.0 million in equity financing in October 2017.

The amortized cost of the 2016 Amended Facility, was $19.4 million as of December 31, 2017, compared to $20.2 million as of December 31, 2016, and is recorded net of discount and debt issuance costs. The amortized cost was reduced by $1.9 million to $18.4 million on January 1, 2017, as a result of the initial application of IFRS 9. The foreign exchange gain on the borrowings was $2.6 million in 2017 (2016: gain of $0.9 million). The fair value of the loan approximates its carrying amount.

Interest expense recorded during the years ended December 31 was as follows:

Years	Amount
$ in millions
2017	2.7
2016	2.2

As a covenant in the 2016 Amended Facility, the Company has periodic reporting requirements and is required to keep a minimum cash balance deposited in bank accounts in the United States, equivalent to the lesser of the outstanding balance of principal due and 50% of worldwide cash reserves. This restriction on the cash reserves only relates to the location of the cash reserves, and such cash reserves can be used at the discretion of the Company. In combination with other covenants, the 2016 Amended Facility restricts the Company’s ability to, among other things, incur future indebtedness and obtain additional debt financing, to make investments in securities or in other companies, to transfer assets, to perform certain corporate changes, to make loans to employees, officers and directors, and to make dividend payments and other distributions. The Company secured the facilities by pledging the shares in its subsidiaries, substantially all its receivables, moveable assets as well as the equipment, fixtures, inventory and cash of uniQure Inc.

The 2016 Amended Facility contains provisions that include the occurrence of a material adverse effect, as defined therein, which would entitle Hercules to declare all principal, interest and other amounts owed by the Company immediately due and payable. As of December 31, 2017, the Company was in compliance with all covenants and provisions.

The aggregate maturities of the loan, including $3.9 million of coupon interest payments and financing fees, for each of the three years subsequent to December 31, 2017, are as follows:

Years	Amount
$ in thousands
2018	3,034
2019	14,399
2020	6,634
Total	24,067

9.                                      Shareholders’ equity

During the twelve months ended December 31, 2017, uniQure recognized $0.7 million foreign exchange gains (2016: $0.9 million foreign exchange losses) related to borrowings ot uniQure Inc. with in translation adjustments. These adjustments are presented in the Consolidated Financial Statements of Profit or Loss and Other Comprehensive Income as other comprehensive income.

As of December 31, 2017, the Company’s reserves for a currency translation adjustment loss of $5.3 million (2016: loss of $8.0 million). The reserve for the currency translation adjustment is reflected in uniQure’s equity, under other comprehensive income.

As of December 31, 2017, the Company’s authorized share capital is €3.0 million (exchange rate as of December 31, 2017, of 1.19913 $ / €; $3.6 million), divided into 60,000,000 ordinary shares, each with a nominal value of €0.05. Under Dutch law, the authorized share capital is the maximum capital that the Company may issue without amending its articles of association.

All ordinary shares issued by the Company were fully paid. Besides the minimum amount of share capital to be held under Dutch law, there are no distribution restrictions applicable to the equity of the Company.

On October 27, 2017, the Company completed its follow-on public offering announced on October 23, 2017. The Company issued and sold 5,000,000 ordinary shares at $18.25 per ordinary share, resulting in gross proceeds to the Company of approximately $91.3 million. The net proceeds to the Company from this offering were approximately $85.3 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company capitalized $0.5 million of expenses related to this offering (deducted from additional paid in capital in the accompanying consolidated balance sheet).

On September 15, 2017, the Company filed a prospectus supplement to the prospectus dated May 15, 2017, and entered into a sales agreement (the “Sales Agreement”) with Leerink Partners LLC (“Leerink”) to establish an “at the market” equity offering program pursuant to which Leerink can sell, with the Company’s authorization, up to 5 million ordinary shares at prevailing market prices from time to time. The Company will pay Leerink a commission equal to 3% of the gross proceeds of the sales price of all shares sold through it as sales agent under the Sales Agreement. The Company has not yet sold any ordinary shares under the Sales Agreement and has not received any gross proceeds

In December 2017 the Company issued a total of 114,172 restricted ordinary shares in relation to the exercise of 128,710 warrants issued to former lenders of a loan, which was converted into equity in July 2013 prior to the Company’s initial public offering. The ordinary shares were issued at an exercise price of €10.10, or approximately $12.0 depending on the foreign exchange rate as of the date of warrant exercise. Certain of these lenders (Forbion and Coller) continue to qualify as related parties to the Company.

10.                               Share-based compensation

Share-based compensation expense recognized by classification included in the consolidated statements of operations and comprehensive loss was as follows:

	Years ended December 31,
	2017	2016
	$ in thousands
Research and development - employees	3,389	2,497
Selling, general and administrative - employees	6,738	2,065
Research and development - non-employees	—	83
Total	10,127	4,645

Share-based compensation expense recognized by award type was as follows:

	Years ended December 31,
Award type	2017	2016
	$ in thousands
Share options	3,093	3,578
Restricted share units (“RSUs”)	2,588	568
Performance share units (“PSUs”)	4,446	499
Total	10,127	4,645

Share options

The Company’s shareholders in June 2016 and 2015 approved a further amendment and restatement of the Company’s 2014 Share Incentive Plan (“2014 Plan”), increasing the shares authorized for issuance by 3,000,000 to a total of 5,601,471. The Company issued share options, restricted stock units (“RSUs”) and performance stock units (“PSUs”) under the Amended 2014 Plan. In addition, the Company granted options to the shareholders of 4D in connection with their provision of services to the Company, and options to executives under Rule 5653(c)(4) of the NASDAQ Global Market, as a material inducement to enter into employment with the Company.

Of the 2,483,272 share options outstanding as of December 31, 2016, 1,185,895 share options were vested and exercisable. The weighted average life of the share options outstanding as of December 31, 2016 was 7.07 years and the weighted average price of share options exercisable as of December 31, 2017 was €5.13 for the 2012 plan and $12.57 for the 2014 plan.

2014 Plan

The following table summarizes option activity under the Company’s 2014 Plan for the year ended December 31, 2017:

	2014 plan
		Weighted average	Weighted average
	Options	exercise price	remaining contractual life
			in years
Outstanding at January 1, 2016	2,248,226	$14.75	9.76
Reclassification	(800,000)	$16.00
Granted	899,178	$11.44
Forfeited	(407,577)	$16.50
Expired	(39,636)	$12.26
Exercised	(87,425)	$9.36
Outstanding at January 1, 2017	1,812,766	$12.47	7.92
Granted	995,350	$6.38
Forfeited	(415,743)	$8.79
Expired	(162,388)	$14.78
Exercised	(198,552)	$9.39
Outstanding at December 31, 2017	2,031,433	$10.35	7.75
Fully vested and exercisable at December 31, 2017	729,067	$13.22	6.08
Outstanding and expected to vest at December 31, 2017	1,302,366	$8.75	8.69

Total weighted average grant date fair value of options issued during the period (in million)		$3.8
Granted to directors and officers during the period (options, $ in million)	684,500	$4.4

The weighted-average share price of options exercised during the year end December 31, 2017 at the date of exercise was $15.90.

The following table summarizes information about the weighted average grant-date fair value of options granted during the years ended December 31:

		Weighted average
	Granted during the year	grant - date fair value (in $)
2017	995,350	3.78
2016	899,178	6.54

Other Plans

The following table summarizes option activity under the Company’s Other Plans for the year ended December 31, 2017:

	Other plans
		Weighted average	Weighted average
	Options	exercise price	remaining contractual life
			in years
Outstanding at January 1, 2016	352,436	€0.05 / $27.82
Reclassification	800,000	$16.00
Granted	125,000	$12.98
Forfeited	(937,500)	$17.73
Exercised	(152,436)	€0.05
Outstanding at January 1, 2017	187,500	$17.93	6.39
Granted	300,000	$6.90
Expired	(62,500)	$27.82
Outstanding at December 31, 2017	425,000	$8.69	9.08
Fully vested and exercisable at December 31, 2017	46,875	$12.98	8.33
Outstanding and expected to vest at December 31, 2017	378,125	$8.16	9.17

Total weighted average grant date fair value of options issued during the period (in million)		$1.2

The following table summarizes information about the weighted average grant-date fair value of options granted during the years ended December 31:

	Granted	Weighted average
	during the year	grant - date fair value (in $)
2017	300,000	4.15
2016	125,000	7.63

The Company’s former CEO Dan Soland forfeited 800,000 options granted in December 2015 upon his resignation in September 2016.

2012 Plan

The following table summarizes option activity under the Company’s 2012 Plan for the year ended December 31, 2017:

	2012 plan
		Weighted average	Weighted average
	Options	exercise price	remaining contractual life
			in years
Outstanding at January 1, 2016	1,077,944	€4.02
Exercised	(510,547)	€3.12
Expired	(84,391)	€3.07
Outstanding at January 1, 2017	483,006	€5.13	4.13
Exercised	(405,188)	€5.04
Forfeited	(5,000)	€3.07
Expired	—	€—
Outstanding, fully vested and exercisable at December 31, 2017	72,818	€5.77	3.00

The weighted-average share price of options exercised during the year end December 31, 2017 at the date of exercise was $8.65.

All plans

Share options outstanding at the end of the year have the following weighted-average remaining contractual life and ranges of exercise prices:

Weighted average remaining contractual life	Range exercise price per share	Number of options
0 to 5 years	€3.07 - $20.75	227,357
6 years	$9.35- $9.63	275,643
7 years	$14.71- $27.96	309,500
8 years	$6.97- $18.21	603,451
9 years	$5.31- $10.71	1,113,300
At December 31, 2017		2,529,251

Weighted average remaining contractual life	Range exercise price per share	Number of options
0 to 5 years	€3.07 - $27.96	539,139
6 years	€10.10	141,319
7 years	$9.35-$9.63	591,301
8 years	$14.71 - $27.96	361,250
9 years	$5.99- $18.21	850,263
At December 31, 2016		2,483,272

The fair value of each option issued was estimated at the date of grant using the Hull & White option pricing model with the following weighted-average assumptions:

	Years ended December 31,
Assumptions	2017	2016
Options with change of control and service - based vesting conditions	2,529,251	2,483,272
Share price (1)	€3.07- $27.96	€3.07- $27.96
Estimated fair value per option as of grant date	$2.83 - $15.85	$3.54 - $15.85
Expected volatility	75%-80%	75%
Expected term	10 years	10 years
Exercise price	€3.07- $27.96	€3.07- $27.96
Expected dividend yield (2)	0%	0%
Risk-free rate (3)	0.16% - 2.81%	0.16% - 2.67%

(1)             Closing share price on the grant dates.

(2)             Company currently does not pay dividends and has no plans to do so.

(3)              Based on Government bonds with a term that is commensurate with the expected term of each option tranche. Also considered is the risk- free rate over the performance period for each option tranche.

Expected option term

Since February 2015, the Company is using a Hull & White option model. The model captures early exercises by assuming that the likelihood of exercises will increase when the share price reaches defined multiples of the strike price. This analysis is included for the full contractual term.

Expected volatility

Due to the Company’s short history as a publicly traded company management estimated the expected volatility by reference to a publicly traded peer group.

Restricted share units (RSUs)

The movement in the number of RSUs issued under the 2014 Plan is as follows:

	RSU
		Weighted average
		grant-date fair
	Number of shares	value
Non-vested at January 1, 2016	179,068	$9.99
Granted	358,678	$9.05
Distributed	(179,068)	$9.99
Forfeited	(51,615)	$8.67
Non-vested at January 1, 2017	307,063	$9.11
Granted	428,350	$6.00
Distributed	(166,000)	$9.31
Forfeited	(60,750)	$7.06
Non-vested at December 31, 2017	508,663	$6.68

Total fair value of RSUs awarded during the period (in million)		$2.6
Granted to directors and officers during the period (shares, $ in million)	255,000	$1.5

RSUs vest over one to three years. RSUs granted in March 2017 to the Company’s Chief Executive Officer will vest equally over two years from the date of grant and RSUs granted to non-executive directors will vest one year from the date of grant.

Performance share units (PSUs)

The movement in the number of PSUs issued under the 2014 Plan is as follows:

	PSU
		Weighted average
		grant-date fair
	Number of shares	value
Non-vested at January 1, 2016	—	$—
Granted	173,124	$5.76
Distributed	(61,560)	$5.76
Non-vested at January 1, 2017	111,564	$5.76
Granted	550,570	$17.15
Retired	(133,060)	$11.09
Distributed	(18,000)	$5.76
Non-vested at December 31, 2017	511,074	$16.73

Total fair value of PSUs awarded during the period (in million)		$9.4
Granted to directors and officers during the period (shares, $ in million)	527,995	$9.0

The performance share units granted for the year ended December 31, 2017 will vest on the third anniversary of the grant, subject to the grantee’s continued employment. PSU grants are linked to specific performance criteria as determined by the Board of Directors and were earned based on the actual achievement of this specific criteria during the year ended December 31, 2017. The grants made to six executives who left the Company in 2017 were accelerated as of the date of entering into their respective termination agreements.

In September 2016, the Company awarded PSUs to its Chief Executive Officer, subject to the successful implementation of the strategic plan. The earning of these PSUs was based on the Board’s assessment of the Chief Executive Officer’s performance through December 31, 2017.

In determining the fair values no payments of dividends were assumed during the service periods ranging from one to three years.

11.                               Expenses by nature

Operating expenses excluding expenses presented in other expenses included the following expenses by nature:

	Years ended December 31,
	2017	2016
	$ in thousands
Employee - related expenses	46,220	41,278
Laboratory and development expenses	17,737	21,054
Office and housing expenses	9,327	10,384
Legal and advisory expenses	8,121	11,715
Depreciation, amortization and impairment expenses	7,546	6,578
Patent and license expenses	817	1,348
Non - employee share - based compensation expenses	—	83
Other operating expenses	7,653	4,988
Total	97,421	97,428

The Company employed an average 209 employees during the year ended December 31, 2017, including an average 81 employees outside the Netherlands. Details of employee-related expenses for the year ended December 31 are as follows:

	Years ended December 31,
	2017	2016
	$ in thousands, except for employee numbers
Wages and salaries	25,131	24,999
Share - based compensation expenses	10,127	4,562
Consultant expenses	4,758	5,873
Social security costs	2,077	1,824
Health insurance	1,536	1,099
Pension costs - defined contribution plans	802	1,088
Other employee expenses	1,789	1,833
Total	46,220	41,278
Number of employees at the end of the period	202	251

12.         Finance income and expense

	Years ended December 31,
	2017	2016
	$ in thousands
Finance income:
Interest income on cash and cash equivalents	117	70
Foreign exchange gains - net	—	1,940
Derivative gains	—	875
Total finance income:	117	2,885
Finance expense:
Interest expenses on Hercules borrowing	(2,747)	(2,174)
Foreign exchange losses - net	(3,566)	(906)
Derivative losses	(2,192)	—
Bank costs	(243)	—
Total finance expense:	(8,748)	(3,080)
Finance income / (expense) - net	(8,631)	(195)

Foreign exchange gains / (losses) — net includes foreign currency gains and losses on cash and cash equivalents, Hercules borrowing and other foreign currency monetary items.

13.                               Income tax expense

No current tax charges or liabilities were recorded in 2017 and 2016 by our Dutch and U.S. entities since these entities generated losses. Due to the uncertainty surrounding the realization of favorable tax attributes in future tax returns, the Company has recorded a full valuation allowance against the Company’s otherwise recognizable net deferred tax assets.

The reconciliation of the Dutch statutory income tax rate to the Company’s effective tax rate for the years ended December 31, 2017, and 2016 is as follows:

	Years ended December 31,
	2017	2016
	$ in thousands
Net loss before tax for the period	(80,588)	(71,392)
Expected tax benefit / (expense) at the tax rate enacted in the Netherlands (25%)	20,147	17,848
Difference in tax rates between the Netherlands and foreign jurisdictions	1,664	1,905
Net change in valuation allowance	(17,678)	(18,900)
Non-deductible expenses, net	(3,210)	(1,174)
Change in fair value of contingent consideration	(724)	270
Tax benefit / (expense) recorded in the period	199	(51)

Current tax benefit / (expense)	(10)	(51)
Deferred tax benefit / (expense)	209	—
Tax benefit / (expense) recorded in the period	199	(51)

Non-deductible expenses predominantly relate to share-based compensation expenses for an amount of $2.5 million in 2017 (2016: $1.2 million). Deferred tax relates to a $0.2 million deferred tax liability recognized in relation to a long-term loan to foreign operations (December 31, 2016: $0.0 million).

Since its incorporation in 2013 uniQure Inc. capitalized its startup losses under Sec 195 of the U.S. internal revenue code. Such start-up losses will be amortized over fifteen years and available to be offset against future taxable income once the entity commenced an active trade or business. The temporary differences arising from the capitalization of start-up losses will roll up into future operating losses. uniQure Inc. currently does not expect to utilize the above tax benefits within the foreseeable future and therefore did not recognize a deferred tax asset.

In the U.S., the tax act known as the Tax Cuts and Jobs Act (“the Act”) was enacted on December 22, 2017. The Act reduces the corporate tax rate from 34% to 21%, effective January 1, 2018. As a foreign domiciled entity, the most significant impact of the Act relates to the tax rate applicable to the Company’s U.S. operating entity, resulting in a $1.7 million reduction of unrecognized tax benefits.

The Dutch fiscal unity has as of December 31, 2017 an estimated $246.0 million (2016: $182.0 million) of taxable losses that can be offset in the following nine years. The expiration dates of these Dutch losses, is summarized in the following table.

	2018	2019	2020	2021	> 2022
	$ in thousands
Loss expiring	20,037	21,736	19,757	14,867	167,213

In the year ended December 31, 2017 unused tax losses of $24.5 million (December 31, 2016: $0.0 million) expired.

There are no uncertain tax positions for the years ended December 31, 2017 and 2016.

14.                               Basic and diluted earnings per share

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding, assuming conversion of all potentially dilutive ordinary shares. As the Company has incurred a loss, all potentially dilutive ordinary shares would have an antidilutive effect, if converted, and thus have been excluded from the computation of loss per share.

The potentially dilutive ordinary shares are summarized below:

	Years ended December 31,
	2017	2016
	ordinary shares
BMS warrants (1)	6,800,000	3,587,333
Stock options under 2014 Plan	2,031,433	1,812,766
Non-vested RSUs and earned PSUs	1,194,737	418,627
Stock options (other)	425,000	187,500
Stock options under 2012 Plan	72,818	483,006
Warrants	37,175	37,175
Total potential dilutive ordinary shares	10,561,163	6,526,407

(1)         The number of BMS warrants was determined using management’s best estimate of shares to be issued.

15.                               Operating lease commitments

The Company leases various office space and laboratory space under operating lease agreements:

Lexington, Massachusetts / United States

In July 2013, uniQure entered into a lease for a facility in Lexington, Massachusetts, United States. The term of the lease commenced in November 2013 and was set for 10 years and is non-cancellable. The lease for this facility terminates in 2024, and subject to the provisions of the lease, may be renewed for two subsequent five-year terms. The lease provides for annual minimum increases in rent, based on a consumer price index

Amsterdam / The Netherlands

In March 2016, the Company entered into a 16-year lease for a facility in Amsterdam, the Netherlands and amended this agreement in June 2016. The Company consolidated its three Amsterdam sites into the new site at the end of May 2017. The lease for the new facility terminates in 2032, with an option to extend in increments of five-year periods. The lease contract provides for annual minimum increases in rent, based on a consumer price index

On December 1, 2017, the Company entered into an agreement to sub-lease three of the seven floors of its Amsterdam facility for a ten-year term ending on December 31, 2027, with an option for the sub-lessee to extend until December 31, 2031. The minimum rentals to be received during the ten-year term amount to $11.1 million as of December 31, 2017.

As of December 31, 2017, aggregate minimum lease payments (excluding payments from the sub-lease agreement) for the calendar years and lease incentives received were as follows:

	Years ended December 31,
	2017			2016
	Lexington	Amsterdam	Total	Lexington	Amsterdam	Total
	$ in thousands
Not later than 1 year	1,849	2,023	3,872	1,796	1,056	2,852
Later than 1 year and not later than 5 years	7,931	8,092	16,023	7,717	6,123	13,840
Later than 5 years	2,827	18,203	21,030	4,890	17,773	22,663
Total	12,607	28,318	40,925	14,403	24,952	39,355

Deferred rent related to lease incentives - non current	4,826	4,288	9,114	5,563	1,218	6,781
Deferred rent related to lease incentives - current	737	—	737	684	—	684

Lease expense is calculated on a straight-line basis over the term of the lease, and considers $11.8 million of lease incentives received. Aggregate lease expense was as follows:

	Years ended December 31,
	2017	2016
	$ in thousands
Lease expense-Lexington	1,103	1,103
Lease expense-Amsterdam	2,503	2,871
Total lease expense	3,606	3,974

16.                               Commitments and contingencies

a.                                      Royalties and milestones

In the course of its business, the Company enters as a licensee into contracts with other parties with regard to the development and marketing of its pipeline products. Among other payment obligations, the Company is obligated to pay royalties to the licensors based on future sales levels and milestone payments whenever specified development, regulatory and commercial milestones are met. As both future sales levels and the timing and achievement of milestones are uncertain, the financial effect of these agreements cannot be estimated reliably.

b.                                      Grant commitments

The Company’s predecessor entity received a technical development loan from the Dutch government in relation to the development of our now abandoned product, Glybera. The Company is required to repay the grant through a percentage of revenue derived from product sales of Glybera up to December 31, 2019. Any grant balance remaining at this date will be forgiven. The Company decided not to renew its marketing authorization for Glybera in the European Union, which expired in October 2017. The Company does not expect to derive any revenue from Glybera.

17.                               Related party transactions

On August 7, 2017, the Company appointed Dr. Sander van Deventer as its Chief Scientific Officer and General Manager of its Amsterdam site. Dr. van Deventer served on the Company’s Board until September 14, 2017. Dr. van Deventer has resigned as Managing Partner of Forbion Capital Partners by August 1, 2017, and now is an operating partner with Forbion Capital Partners for up to 50% of his time. Dr. van Deventer is entitled to €200,000 gross annual salary (“Base Salary”), including an 8% holiday allowance to be paid annually in May based upon the previous year’s gross annual salary. Dr. van Deventer will also be eligible for a bonus amounting to a maximum of 40% of his annual gross salary, such amount to be determined by the Board. On September 20, 2017, Dr. van Deventer was granted an option to purchase 150,000 shares with an exercise price of $8.49, in accordance with the Company’s Amended and Restated 2014 Share Incentive Plan.

In the period ended December 31, 2017, and 2016, executive directors received regular salaries, post-employment benefits and share-based payments. Additionally, non-executive directors received compensation for their services in the form of cash compensation and equity grants.

uniQure treats shareholders holding more than 5% of uniQure ordinary shares as related parties. Between January 1, 2016, and December 31, 2017, the following parties beneficially held more than 5% of uniQure’s ordinary shares:

Bristol Myers Squibb

Forbion Capital Partners

Coller Capital

Funds affiliated with Forbion Capital partners have a material interest in the Company.

Refer to the note 3.3 and 4 regarding details of the transactions with BMS.

During the period January 1, 2016 to December 31, 2017 a number of investors registered an ownership of more than 5% of the Company’s ordinary shares.

18.                               Key management compensation

On June 15, 2016, uniQure transitioned from a two-tier Management Board and Supervisory Board structure to a single Board of Directors with executive and non-executive directors.

Board of Directors

Members of the previous Supervisory Board are presented as non-executive members. The compensation costs of the Company’s Executive Directors, Mr. Kapusta and Mr. Soland (former CEO) are included in the remuneration of the Board of Directors and excluded from the compensation costs of the Management Team.

The aggregate remuneration of the Board of Directors amounted to $4.9 million for the year ended December 31, 2017 (2016: $1.8 million). Details by director are as follows:

		Year ended December 31, 2017
		Short- term employee benefits	Share- based payments (7)	Post employment benefits	Board fee	Termination benefits	Total
		$ in thousands
Matthew Kapusta	Executive	750	3,330	7	—	—	4,087
Philip Astley-Sparke (1)	Non-Executive, Chairman	—	204	—	72	—	276
Jack Kaye (2)	Non-Executive	—	103	—	53	—	156
David Schaffer	Non-Executive	—	88	—	—	—	88
Paula Soteropoulos	Non-Executive	—	88	—	43	—	131
Madhavan Balachandran (3)	Non-Executive	—	8	—	12	—	20
Jeremy P. Springhorn (3)	Non-Executive	—	8	—	16	—	24
Will Lewis (4)	Non-Executive	—	(2)	—	40	—	38
Sander van Deventer (4)	Non-Executive	—	59	—	35	—	94
Total		750	3,886	7	271	—	4,914

		Year ended December 31, 2016
		Short- term employee benefits	Share- based payments (7)	Post employment benefits	Board fee	Termination benefits	Total
		$ in thousands
Matthew Kapusta	Executive	552	423	7	—	—	982
Daniel Soland (5)	Executive	395	(154)	6	—	—	247
Philip Astley-Sparke (1)	Non-Executive, Chairman	—	67	—	48	—	115
Ferdinand Verdonck (6)	Non-Executive, Chairman	—	(6)	—	36	—	30
Joseph M. Feczko (6)	Non-Executive	—	(6)	—	17	—	11
Jack Kaye (2)	Non-Executive	—	12	—	25	—	37
Will Lewis (4)	Non-Executive	—	58	—	58	—	116
David Schaffer	Non-Executive	—	87	—	—	—	87
Paula Soteropoulos	Non-Executive	—	49	—	40	—	89
Sander van Deventer (4)	Non-Executive	—	53	—	43	—	96
Total		947	583	13	267	—	1,810

(1)         Appointed on June 10, 2015, reappointed on June 15, 2016, and elected as Chairman on September 21, 2016

(2)         Appointed on June 15, 2016

(3)         Appointed on September 1, 2017

(4)         Resigned on September 14, 2017

(5)         Appointed on December 18, 2015, and resigned on September 22, 2016

(6)         Resigned on June 15, 2016

(7)         The share based payment reflects the value of equity settled share options and RSUs expensed during the year, as required by IFRS 2.

On October 26, 2017, the Company and its Chief Executive Officer and Executive Director, Matthew Kapusta, entered into an amendment (the “Amendment”) to Mr. Kapusta’s employment agreement dated December 9, 2014, as previously amended (the “Agreement”). The Amendment changes Mr. Kapusta’s severance entitlement in the event of a termination of his employment that occurs within the period that starts ninety days preceding a Change of Control (as defined in the Agreement) and ends one year following a Change of Control. Mr. Kapusta will be entitled in such circumstances to a lump sum payment equal to two times Mr. Kapusta’s then-current base salary (as defined in the Agreement) to be paid no later than sixty days after the termination date, his bonus (as defined in the Agreement) for the year of termination pro-rated based upon Mr. Kapusta’s termination date, and a lump sum representing and additional two times Mr. Kapusta’s bonus, to be paid no later than sixty days following the termination date. Mr. Kapusta’s employment agreement previously provided for severance payments of one times his then- current base salary, his pro-rated bonus for the year of termination and a lump-sum payment representing one times his bonus. Mr. Kapusta’s other severance entitlements with respect to a termination connected with a Change of Control have not changed.

Management team

The compensation costs of the Management Team (excluding Mr. Kapusta) for the year ended December 31, 2016, and 2017 were as follows:

	Short-term employee benefits	Share-based payments	Post employment benefits	Termination benefits	Total
	$ in thousands
Year ended December 31, 2017	3,607	4,093	73	850	8,623
Year ended December 31, 2016	2,564	1,660	101	1,548	5,873

Refer to note 10 for further information regarding share-based payment awarded to key management personnel and directors. Expenses resulting from the acceleration of performance share units for executives leaving the Company are presented within share-based payments. Termination benefits include short-term incentive bonus for the period ended December 31, 2017, that were agreed as part of the termination arrangement.

19.                               Events after the reporting date

None

20.         Signing of the consolidated financial statements

Amsterdam, April 30, 2018

Executive Director	Non-Executive Directors

Matthew Kapusta,	Philip Astley-Sparke, Chairman

Chief Executive Officer	Jack Kaye, Member

David Schaffer, Member

Paula Soteropoulos, Member

Madhavan Balachandran, Member

Jeremy P. Springhorn, Member

C             Company-only Financial Statements uniQure N.V. for the year ended December 31, 2017

Page

Company only Statement of Financial Position as of December 31, 2017	94
Company only Statement of Profit or Loss for the year ended December 31, 2017	95
Notes to the Company-only Financial Statements	96

uniQure N.V.

Company-Only Statement of Financial Position

		December 31,	December 31,
	Note	2017	2016
		$ in thousands
Current assets
Cash and cash equivalents		43,920	28
Current assets		203	—
Total current assets		44,123	28
Non-current assets
Financial fixed assets	3	47,595	63,816
Total non-current assets		47,595	63,816
Total assets		91,718	63,844

Current liabilities
Accrued expenses and other current liabilities		475	156
Total current liabilities		475	156
Non-current liabilities
Debt to related party - derivatives	6	1,298	51
Total non-current liabilities		1,298	51
Total liabilities		1,773	207

Shareholders’ equity
Share capital		1,947	1,593
Share premium		379,278	287,681
Other Reserves		41,545	28,661
Accumulated deficit		(332,825)	(254,298)
Total shareholders’ equity	4	89,945	63,637
Total liabilities and shareholders’ equity		91,718	63,844

uniQure N.V.

Company-Only Statement of Profit or Loss

	Years ended December 31,
	2017	2016
	$ in thousands
Loss from subsidiaries	(64,205)	(63,871)
Result uniQure N.V.	(14,322)	(7,521)
Net loss	(78,527)	(71,392)

Notes to the Company-only Financial Statements

1.                                      General

uniQure N.V. (“uniQure” or the “Company”) was incorporated on January 10, 2012.

The Company-only financial statements are part of the 2017 financial statements of uniQure N.V. On February 10, 2014, the Company converted from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands into a public company with limited liability (naamloze vennootschap), and changed its legal name from uniQure B.V. to uniQure N.V.

The Company is the parent company of the uniQure group and is listed at the NASDAQ. The Company provides intercompany funding to its operational subsidiaries in the form of loans and equity financing. The Company conducts its business through its Dutch subsidiary uniQure Biopharma B.V. (“Biopharma”). Biopharma owns the U.S. operating entity uniQure Inc. as well as the German operating entity uniQure GmbH. The Company issued a joint and several liability statements per section 2 art 403 of the Dutch Civil Code, for the benefit of its Dutch subsidiaries, thereby establishing a contingent liability.

uniQure N.V. forms a fiscal unity with its Dutch subsidiaries for income tax purposes. In accordance with the standard conditions, a company and its subsidiaries that form the fiscal unity are jointly and severally liable for tax payable by the fiscal unity. The allocation of the tax expense will be considered at the time when the Company will be eligible to process tax expenses.

2.                                      Basis of preparation

These Company-only financial statements are prepared based on International Financial Reporting Standards recognition and measurement principles as issued by the International Accounting Standards Board and as adopted by the European Union for the financial year ended December 31, 2017. Please see the notes to the consolidated financial statements for a description of these recognition and measurement principles.

With reference to the Company-only income statement of uniQure, use has been made of the exemption pursuant to Section 402 of Book 2 of the Dutch Civil Code. For setting the principles for the recognition and measurement of assets and liabilities and determination of the result for its Company-only financial statements, uniQure makes use of the option provided in Section 2:362 (8) of the Dutch Civil Code.

In the Company-only financial statements, investments in subsidiaries and long-term loan receivables are presented at their net asset value, being the equity of the respective subsidiary. If the net asset value of a subsidiary is negative, then the carrying amount of the long-term loan receivables from that subsidiary is reduced with the negative equity amount.

The Company-only financial statements have been prepared on a going concern basis based on the Company’s cash and cash equivalents as of December 31, 2017, and the Company’s budgeted cash flows for the twelve months following the signature date.

The net loss for the year ended December 31, 2017, of $78.5 million does not equal the consolidated net loss of $80.4 million for the same period as result of the $1.9 million adjustment related to the initial application of IFRS 9, which was recorded as an increase of the January 1, 2017, equity in the consolidated financial statements and as reduction of the loss from subsidiaries in the company only financial statements.

3.                                      Financial fixed assets

uniQure N.V. holds investments into the following entities:

Name	Percentage of shares	Statutory seat
uniQure biopharma B.V.	100%	Amsterdam
uniQure IP B.V.	100%	Amsterdam

	Loans to subsidiaries	Investment into subsidiaries	Total
	$ in thousands
Cost	8,483	243,356	251,839
Accumulated loss from subsidiaries	—	(185,343)	(185,343)
Accumulated losses	—	(2,680)	(2,680)
Carrying amount January 1, 2017	8,483	55,333	63,816
Payments, net	44,940	—	44,940
Loss from subsidiaries	(7,951)	(60,389)	(68,340)
Currency translation effects	2,122	5,056	7,178
Carrying amount December 31, 2017	47,594	—	47,594
Cost	55,546	248,412	303,958
Accumulated loss from subsidiaries	—	(188,023)	(188,023)
Accumulated losses	(7,951)	(60,389)	(68,340)
Carrying amount December 31, 2017	47,595	—	47,595

As of December 31, 2017, the Company carrying amount of the loan receivable from uniQure Biopharma B.V. was $55.5 million (2016: $8.5 million). Biopharma’s net equity deficit as of December 31, 2017, amounts to $5.8 million (2016: net equity of $54.9 million).

4.                                      Shareholders’ equity

During the period covered by these Company-only financial statements uniQure had a single class of shares which are denominated as ordinary shares.

	Attributable to equity holders of the Company
	Share Capital		Share	Other	Accumulated	Total
	No. of shares	Amount	Premium	Reserves	deficit	equity
	$ in thousands (except number of shares)
Balance at January 1, 2017	25,257,420	1,593	287,681	28,661	(254,298)	63,637
Net Loss	—	—	—	—	(78,527)	(78,527)
Other comprehensive income	—	—	—	2,757	—	2,757
Follow-on public offering	5,000,000	294	84,996	—	—	85,290
Shares issued as consideration in a business combination	64,648	4	584	—	—	588
Exercises of share options	603,740	32	4,088	—	—	4,120
Exercises of convertible loan warrants	114,172	7	1,946	—	—	1,953
Restricted and performance share units distributed during the period	299,060	17	(17)	—	—	—
Share-based compensation expense	—	—	—	10,127	—	10,127
Balance at December 31, 2017	31,339,040	1,947	379,278	41,545	(332,825)	89,945

Further disclosures relating to the capital contributions and share-based payment expenses can be found in notes 9 and 10 to the consolidated financial statements.

As of December 31, 2017, a total of 31,339,040 ordinary shares were issued and paid up in full at a nominal value of €0.05 per share (2016: 25,257,420 ordinary shares). Of these, 6,081,620 ordinary shares were issued during the year (2016: 929,476 ordinary shares).

The total proceeds for issuance of shares during the period amount to $92.0 million (2016: $2.6 million).

We propose to the General Meeting of Shareholders to allocate the net loss for the twelve-month period ended December 31, 2017, of $78.5 million to the accumulated deficit.

5.                                      Compensation of the Board of Directors

For the period ending December 31, 2017, the Company recorded an amount of $0.0 million (December 31, 2016: $0.0 million) for social security and payroll tax obligations, in relation to the Board of Directors.

Refer to note 18 to the consolidated financial statements.

Personal loans or guarantees have not been provided by any member of the uniQure group to any member(s) of the Board of Directors.

6.                                      Derivative financial instruments

BMS warrants

As part of the collaboration agreement (see note 3.3 to the Consolidated Financial Statements) BMS was granted two warrants, the first BMS warrant and the second BMS warrant. These warrants provide BMS the right to purchase additional ordinary shares such that BMS owns 14.9%, respectively 19.9%, of the Company’s’ ordinary shares immediately after the exercise of the warrants. The Company has determined that BMS’ rights to acquire equity in the future are financial instruments. The instruments are presented within non-current liabilities.

During the year ended December 31, 2017, the Company recognized a loss of $1.2 million in finance expense (2016: $0.5 million gain) related to fair value changes of the warrants.

Warrants convertible loan

In 2012 and 2013, uniQure issued warrants in connection to a convertible loan agreement with five of its major shareholders (Forbion, Gilde, Coller, Grupo Netco and Lupus Alpha), which in July 2013 converted into equity. During the year ended December 31, 2017, the Company recognized a loss of $0.6 million in finance income (2016: $1.0 million gain) related to fair value changes of the warrants. In December 2017 the Company issued a total of 114,172 restricted ordinary shares in relation to the exercise of 128,710 warrants. No warrants are outstanding as of December 31, 2017.

7.                                      Audit fees

The following table sets forth, for each of the years indicated, the fees billed by the Company’s independent auditor and the percentage of each of the fees out of the total amount billed by the independent auditor.

	Years ended December 31,
	2017		2016
	$ in thousands	%	$ in thousands	%
Audit of the financial statements	745	100%	1,150	100%
Tax services	—	0%	—	0%
Total	745	100%	1,150	100%

The fees listed above relate to the procedures applied to the Company and its consolidated group entities by its independent auditor as referred to in Section 1, subsection 1 of the Dutch Accounting Firms Oversight Act (Dutch acronym: Wta), as well as by Dutch and foreign-based accounting firms, including their tax services and advisory groups. Services in 2017 include $0.2 million related to assurance services related to the ATM and October follow-on offering.

8.                                      Signing of the Financial Statements

Amsterdam, April 30, 2018

Executive Director	Non-Executive Directors

Matthew Kapusta,	Philip Astley-Sparke, Chairman

Chief Executive Officer	Jack Kaye, Member

David Schaffer, Member

Paula Soteropoulos, Member

Madhavan Balachandran, Member

Jeremy P. Springhorn, Member

D                                       Other Information

Page

Statutory Arrangement Concerning the Appropriation of Profit	102
Independent Auditor’s Report to the General Meeting of uniQure N.V.	103

Statutory Arrangement Concerning the Appropriation of Profit

The statutory arrangements regarding the appropriation of the profit is described in article 10.1 of the articles of association:

10.1. Profit and loss / Distributions on Shares.

10.1.1. The Board will keep a share premium reserve and profit reserve for the Shares.

10.1.2. The Company may make distributions on Shares only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by law.

10.1.3. Distributions of profit, meaning the net earnings after taxes shown by the adopted Annual Accounts, shall be made after the adoption of the Annual Accounts from which it appears that they are permitted, without prejudice to any of the other provisions of these articles of association.

10.1.4. The Board may determine that any amount out of the profit shall be added to the reserves.

10.1.5. The profit remaining after application of article 10.1.4 shall be at the disposal of the General Meeting, which may resolve to carry it to the reserves or to distribute it among the Shareholders.

10.1.6. On a proposal of the Board the General Meeting may resolve to distribute to the Shareholders a dividend in the form of Shares in the share capital of the Company.

10.1.7. Subject to the other provisions of this article 10.1 the General Meeting may, on a proposal made by the Board resolve to make distributions to the Shareholders to the debit of one (1) or several reserves which the Company is not prohibited from distributing by virtue of the law.

10.1.8. No dividends shall be paid on Shares held by the Company in its own share capital, unless such Shares are encumbered with a right of use and enjoyment (vruchtgebruik) or pledge.

Independent Auditor’s Report to the General Meeting of uniQure N.V.

Amsterdam, 28 April 2018
PricewaterhouseCoopers Accountants N.V.

R.M.N. Admiraal RA

Appendix to our auditor’s report on the financial statements 2017 of uniQure N.V.

In addition to what is included in our auditor’s report we have further set out in this appendix our responsibilities for the audit of the financial statements and explained what an audit involves.

The auditor’s responsibilities for the audit of the financial statements

We have exercised professional judgement and have maintained professional scepticism throughout the audit in accordance with Dutch Standards on Auditing, ethical requirements and independence requirements. Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error. Our audit consisted, among other things of the following:

•                  Identifying and assessing the risks of material misstatement of the financial statements, whether due to fraud or error, designing and performing audit procedures responsive to those risks, and obtaining audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the intentional override of internal control.

•                  Obtaining an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control.

•                  Evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the board of directors.

•                  Concluding on the appropriateness of the board of directors’ use of the going concern basis of accounting, and based on the audit evidence obtained, concluding whether a material uncertainty exists related to events and/or conditions that may cast significant doubt on the company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report and are made in the context of our opinion on the financial statements as a whole. However, future events or conditions may cause the company to cease to continue as a going concern.

•                  Evaluating the overall presentation, structure and content of the financial statements, including the disclosures, and evaluating whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

Considering our ultimate responsibility for the opinion on the company’s consolidated financial statements we are responsible for the direction, supervision and performance of the group audit. In this context, we have determined the nature and extent of the audit procedures for components of the group to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole. Determining factors are the geographic structure of the group, the significance and/or risk profile of group entities or activities, the accounting processes and controls, and the industry in which the group operates. On this basis, we selected group entities for which an audit or review of financial information or specific balances was considered necessary.

We communicate with the regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We provide the Audit Committee with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Independent auditor’s report

To: the general meeting and the board of directors of uniQure N.V.

Report on the financial statements 2017

Our opinion

In our opinion:

•                                uniQure N.V.’s consolidated financial statements give a true and fair view of the financial position of the Group as at 31 December 2017 and of its result and cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union (EU-IFRS) and with Part 9 of Book 2 of the Dutch Civil Code;

•                                uniQure N.V.’s company financial statements give a true and fair view of the financial position of the Company as at 31 December 2017 and of its result for the year then ended in accordance with Part 9 of Book 2 of the Dutch Civil Code.

What we have audited

We have audited the accompanying financial statements 2017 of uniQure N.V., Amsterdam (‘the Company’). The financial statements include the consolidated financial statements of uniQure N.V. and its subsidiaries (together: ‘the Group’) and the company financial statements.

The consolidated financial statements comprise:

•                                the consolidated statement of financial position as of 31 December 2017;

•                                the following statements for 2017: the consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows; and

•                                the notes, comprising a summary of significant accounting policies and other explanatory information.

The company financial statements comprise:

•                                the company only statement of financial position as of 31 December 2017;

•                                the company only statement of profit and loss account for ended December 31, 2017;

•                                the notes, comprising a summary of the accounting policies and other explanatory information.

The financial reporting framework that has been applied in the preparation of the financial statements is EU-IFRS and the relevant provisions of Part 9 of Book 2 of the Dutch Civil Code for the consolidated financial statements and Part 9 of Book 2 of the Dutch Civil Code for the company financial statements.

PricewaterhouseCoopers Accountants N.V., Thomas R. Malthusstraat 5, 1066 JR Amsterdam, P.O. Box 90357, 1006 BJ Amsterdam, the Netherlands

T: +31 (0) 88 792 00 20, F: +31 (0) 88 792 96 40, www.pwc.nl

‘PwC’ is the brand under which PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287), PricewaterhouseCoopers Compliance Services B.V. (Chamber of Commerce 51414406), PricewaterhouseCoopers Pensions, Actuarial & Insurance Services B.V. (Chamber of Commerce 54226368), PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289) and other companies operate and provide services. These services are governed by General Terms and Conditions (‘algemene voorwaarden’), which include provisions regarding our liability. Purchases by these companies are governed by General Terms and Conditions of Purchase (‘algemene inkoopvoorwaarden’). At www.pwc.nl more detailed information on these companies is available, including these General Terms and Conditions and the General Terms and Conditions of Purchase, which have also been filed at the Amsterdam Chamber of Commerce.

The basis for our opinion

We conducted our audit in accordance with Dutch law, including the Dutch Standards on Auditing. Our responsibilities under those standards are further described in the section ‘Our responsibilities for the audit of the financial statements’ of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of uniQure N.V. in accordance with the European Regulation on specific requirements regarding statutory audit of public interest entities, the ‘Wet toezicht accountantsorganisaties’(Wta, Audit firms supervision act), the ‘Verordening inzake de onafhankelijkheid van accountants bij assuranceopdrachten’ (ViO — Code of Ethics for Professional Accountants, a regulation with respect to independence) and other relevant independence requirements in the Netherlands. Furthermore, we have complied with the ‘Verordening gedrags- en beroepsregels accountants’ (VGBA — Code of Ethics for Professional Accountants, a regulation with respect to rules of professional conduct).

Our audit approach

Overview and context

uniQure N.V. is a biopharmaceutical company specializing in the field of gene therapy. uniQure seeks to develop single treatments with potentially curative results for patients suffering from genetic and other devastating diseases. The company is a public company listed on the NASDAQ. To comply with Dutch statutory requirements, the Company uses EU-IFRS and Part 9 of Book 2 of the Dutch Civil Code as their accounting framework for the statutory financial statements. The group is comprised of two components and therefore we considered our group audit scope and approach as set out in the section ‘The scope of our group audit’. We paid specific attention to the areas of focus driven by the operations of the Group, as set out below.

As part of designing our audit, we determined materiality and assessed the risks of material misstatement in the financial statements. In particular, we considered where the board of directors made important judgements; for example, in respect of significant accounting estimates that involved making assumptions and considering future events that are inherently uncertain. In paragraph 2.2 of the financial statements the company describes the areas of judgment in applying accounting policies and the key sources of estimation uncertainty. Given the judgment related to the implementation of IFRS 15, Revenue from contracts with customers, and the judgment related to going concern assumption, we considered these to be key audit matters as set out in the section ‘Key audit matters’ of this report.

Other areas of focus, that were not considered to be key audit matters are consistent with a company in the biotech sector in it’s stage of development and were the termination of the Chiesi Farmaceutici S.p.A. research & development collaboration and commercialization agreements, valuation specifically for share-based compensation and financial instruments. As in all of our audits, we also addressed the risk of management override of internal controls, including evaluating whether there was evidence of bias by the board of directors that may represent a risk of material misstatement due to fraud.

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We ensured that the audit teams both at group and at component levels included the appropriate skills and competences which are needed for the audit of a biopharmaceutical company. We therefore included specialists in the areas of information technology, taxation and valuations, specifically for share-based compensation and financial instruments in our team.

The outline of our audit approach was as follows:

Materiality • Overall materiality: $3.4 million.

Audit scope

•                  We conducted audit work in two locations which are Amsterdam, the Netherlands and Lexington, Massachusetts, United States of America covering substantially all material classes of transactions and balances. The group engagement team visits the component team in Lexington on a yearly basis.

Key audit matters • Implementation of IFRS 15, Revenue from Contracts with Customers • Going concern funding

Materiality

The scope of our audit is influenced by the application of materiality which is further explained in the section ‘Our responsibilities for the audit of the financial statements’.

Based on our professional judgment, we determined certain quantitative thresholds for materiality, including the overall materiality for the financial statements as a whole as set out in the table below. These, together with qualitative considerations, helped us to determine the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and to evaluate the effect of identified misstatements, both individually and in aggregate, on the financial statements as a whole and on our opinion.

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Overall group materiality	$3.4 million (2016: $3.8 million).
Basis for determining materiality	We used our professional judgment to determine overall materiality. As a basis for our judgment, we used 5% of preliminary loss before income tax.
Rationale for benchmark applied

We used preliminary net loss before tax as the primary benchmark, a generally accepted auditing practice, based on our analysis of the common information needs of users of the financial statements. On this basis and given the stage of the company’s research & development projects, we believe that net loss before income tax is an important metric for the financial performance of the company. Materiality based on preliminary loss before income tax was communicated to the audit committee in September 2017 and varied from the actual net loss before income. Utilizing the actual loss before income tax would have resulted in a higher materiality and therefore based on audit judgment, the preliminary materiality was used.

Component materiality

To each component in our audit scope, we, based on our judgement, allocate materiality that is less than our overall group materiality. The range of materiality allocated across components was between $2.7 million and $3.4 million.

We also take misstatements and/or possible misstatements into account that, in our judgement, are material for qualitative reasons.

We agreed with the board of directors that we would report to them misstatements identified during our audit above $165 thousand (2016: $188 thousand) as well as misstatements below that amount that, in our view, warranted reporting for qualitative reasons.

The scope of our group audit

uniQure N.V. is the parent company of a group of entities. The financial information of this group is included in the consolidated financial statements of uniQure N.V.

We tailored the scope of our audit to ensure that we performed sufficient work to be able to give an opinion on the financial statements as a whole, taking into account the management structure of the Group, the nature of operations of its components, the accounting processes and controls, and the markets in which the components of the Group operate. In establishing the overall group audit strategy and plan, we determined the type of work required to be performed at the component level by the group engagement team and by the component auditor.

The group audit primarily focussed on the significant components which are the uniQure European entities and uniQure Inc., which is based in the United States. Substantially all of the consolidated financial statements are subject to audit procedures.

Both components were subjected to audits of their complete financial information as those components are individually financially significant to the group. For European entities, the group engagement team performed the audit work. For uniQure Inc., we used component auditors who are familiar with the local laws and regulations to perform the audit work.

Where the work was performed by the component auditor, we determined the level of involvement we needed to have in their audit work to be able to conclude whether sufficient appropriate audit evidence had been obtained as a basis for our opinion on the consolidated financial statements as a whole.

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More specifically, we issued instructions to the component audit team in our audit scope. These instructions included amongst others our risk analysis, materiality and scope of the work to be performed. We determined the level of our involvement in the audit work of this component in order to be able to conclude whether sufficient appropriate audit evidence had been obtained as a basis for our opinion on the group financial statements as a whole. Amongst others during our on-site visit in Lexington, we explained to the component audit team the structure of the group, the main developments that are relevant for the component auditor, the risks identified, the materiality levels to be applied and our global audit approach. We have also had individual calls with the component audit team multiple times during the year including upon the conclusion of their work. During these calls, we have discussed the significant accounting and audit issues identified by the component auditor, the reports of the component auditor, the findings of their procedures and other matters which could be of relevance for the consolidated financial statements. We have reviewed their relevant working papers as part of our audit procedures.

The group consolidation, financial statement disclosures and a number of complex items are audited by the group engagement team at the head office. These include, derivative financial instruments, contingent consideration, impairment analyses, share based payments and the appropriateness of the going concern assumption.

By performing the procedures above at the component, combined with additional procedures at group level, we have been able to obtain sufficient and appropriate audit evidence on the Group’s financial information, as a whole, to provide a basis for our opinion on the financial statements.

Key audit matters

Key audit matters are those matters that, in our professional judgement, were of most significance in the audit of the financial statements. We have communicated the key audit matters to the audit committee.  The key audit matters are not a comprehensive reflection of all matters that were identified by our audit and that we discussed. In this section, we described the key audit matters and included a summary of the audit procedures we performed on those matters.

The key audit matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon. We do not provide separate opinions on these matters or on specific elements of the financial statements. Any comments or observations we make on the results of our procedures should be read in this context.

Key audit matter	How our audit addressed the matter

Implementation of IFRS 15, Revenue from Contracts with Customers

Refer to note 2.3, New standards, amendments and interpretations

As of January 1, 2018, uniQure N.V. is required to adopt IFRS 15, Revenue from Contracts with Customers. The Company selected the implementation method which allows for the application of the standard from January 1, 2018, onwards, to active collaborations with an adjustment to retained earnings as of 31 December 2017. The Company has one active collaboration with Bristol Meyers Squibb (“BMS”) as of the adoption date. Under the new standard, the Company’s performance

Our audit procedures performed over the expected changes in presentation include the following:

•                  We obtained an understanding of the design of the internal controls regarding the implementation of new accounting standards.

•                  We evaluated management’s assessment and conclusions reached regarding the implementation of IFRS 15 including the identification of performance obligations and the determination of the pattern of revenue recognition specifically for license revenue. The license revenue recognition pattern is a significant estimate which is assessed at each reporting period.

•                  We validated each of management’s significant assumptions underlying the pattern of revenue

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obligations will remain consistent with the multiple element arrangement deliverables under IAS 18. The Company will recognize revenue in the following manner for each performance obligation:

•                  License revenue will be recognized based on its progress toward completion of its services. The Company determines such progress by comparing activities performed at the end of each reporting period with the total activities to be performed over the collaboration period. The estimate is dependent on number of activities to be performed, the length of time for each activity and the estimated start date for each activity.

•                  Collaboration revenue will be recognized on the basis of labor hours valued at a contractually agreed rate and as out-of-pocket expenses are incurred.

•                  Sales-based milestone payments and royalties will be recognized when earned.

This matter is deemed to be a key audit matter as the implementation of the new accounting standard requires judgment in assessing the appropriate accounting treatment due to the complexity of the collaboration arrangement specifically in determining the performance obligations and revenue recognition pattern of license revenue.

recognition such as probability of success and the activities performed by the Company to fulfil their obligation. We assessed the activities identified to be performed during the pre-clinical and clinical phases to determine if, based on the agreement and our understanding of the activities within each phase, the activity would be performed in the phase concluded by management. We compared the length of time aspects embedded in the estimate to third-party supporting documents validating management’s assumption of the years to completion for pre-clinical and clinical phases. For the timing of each phase for a target, we compared current expectations with historical trends and research plans available and agreed upon with the collaborator. We performed sensitivity analyses on significant assumptions to further validate the reasonableness of management’s estimate.

•                  We assessed the accuracy and completeness of disclosures regarding management’s conclusion and the impact on the financial statements.

Our procedures did not yield any material exceptions.

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incorporated the changes and disclosed said changes in footnote 2.1.

This matter is deemed to be a key audit matter as the change in accounting policy is inherently complex and impacts comparability with the previously issued financial statements.

Going concern and funding

Refer to section 2, Cash Flow and Cash Position;  section 3.2, Capital risk management; and Basis of preparation

Based on the follow-on offering on October 27, 2017, as reflected in section 2 of the report of the board of directors and in the basis of preparation of the financial statements, management concluded that the 2017 year-end cash balance of $ 159.4 million is expected to be sufficient to support the ongoing operations of the Company for at least one year from the date on which the financial statements are signed and the date of our auditor’s report.

Due to the inherent risk of the Company’s business and its stage of development, as also described in section 3 of the report of the board of directors, a risk in relation to the Company continuing as a going concern exists and additional funding might be required in the period beyond 12 months after the date of signing these financial statements.

This matter is deemed to be a key audit matter as the Company has yet to generate structural positive operating cash flows.

During the planning stage of our audit, we identified a risk that the Company would potentially not be able to generate enough cash from product revenues to meet its working capital requirements. Our audit procedures performed over going concern and funding include the following:

•                  We evaluated management’s future cash flow forecasts, and the process by which they were prepared, and reviewed the underlying key assumptions such as expected cash inflow from sales and cash outflow from R&D expenses and other operating expenses.

•                  Furthermore, we read the board minutes to understand the future plans and to identify potential contradictory information relevant in light of this key audit matter.

•                  Additionally, we assessed the adequacy of the disclosures with respect to the going concern assertion.

Report on the other information included in the annual report

In addition to the financial statements and our auditor’s report thereon, the annual report contains other information that consists of:

•                                the report of the Board of Directors;

•                                the other information pursuant to Part 9 of Book 2 of the Dutch Civil Code;

Based on the procedures performed as set out below, we conclude that the other information:

•                                is consistent with the financial statements and does not contain material misstatements;

•                                contains the information that is required by Part 9 of Book 2 of the Dutch Civil Code.

We have read the other information. Based on our knowledge and understanding obtained in our audit of the financial statements or otherwise, we have considered whether the other information contains material misstatements.

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By performing our procedures, we comply with the requirements of Part 9 of Book 2 of the Dutch Civil Code and the Dutch Standard 720. The scope of such procedures was substantially less than the scope of those performed in our audit of the financial statements.

The board of directors is responsible for the preparation of the other information, including the directors’ report and the other information in accordance with Part 9 of Book 2 of the Dutch Civil Code.

Report on other legal and regulatory requirements

Our appointment

We were appointed as auditors of Amsterdam Molecular Therapeutics, the predecessor of uniQure N.V. on 8 September 2006 by management and the appointment has last been renewed by the general meeting on 14 June 2017 representing a total period of uninterrupted engagement appointment of 11 years.

No prohibited non-audit services

To the best of our knowledge and belief, we have not provided prohibited non-audit services as referred to in Article 5(1) of the European Regulation on specific requirements regarding statutory audit of public interest entities.

Services rendered

The services, in addition to the audit, that we have provided to the company and its controlled entities, for the period to which our statutory audit relates, are disclosed in note 7 to the financial statements.

Responsibilities for the financial statements and the audit

Responsibilities of the board of directors for the financial statements

The board of directors is responsible for:

•                                the preparation and fair presentation of the financial statements in accordance with EU-IFRS, with Part 9 of Book 2 of the Dutch Civil Code; and for

•                                such internal control as the board of directors determines is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

As part of the preparation of the financial statements, the board of directors is responsible for assessing the company’s ability to continue as a going concern. Based on the financial reporting frameworks mentioned, the board of directors should prepare the financial statements using the going-concern basis of accounting unless the board of directors either intends to liquidate the company or to cease operations, or has no realistic alternative but to do so. The board of directors should disclose events and circumstances that may cast significant doubt on the company’s ability to continue as a going concern in the financial statements.

The board of directors is responsible for overseeing the company’s financial reporting process.

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Our responsibilities for the audit of the financial statements

Our responsibility is to plan and perform an audit engagement in a manner that allows us to obtain sufficient and appropriate audit evidence to provide a basis for our opinion. Our audit opinion aims to provide reasonable assurance about whether the financial statements are free from material misstatement. Reasonable assurance is a high but not absolute level of assurance which makes it possible that we may not detect all misstatements. Misstatements may arise due to fraud or error. They are considered to be material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

Materiality affects the nature, timing and extent of our audit procedures and the evaluation of the effect of identified misstatements on our opinion.

A more detailed description of our responsibilities is set out in the appendix to our report.

Amsterdam, 30 April 2018

PricewaterhouseCoopers Accountants N.V.

Original has been signed by

R.M.N. Admiraal RA

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Appendix to our auditor’s report on the financial statements 2017 of uniQure N.V.

In addition to what is included in our auditor’s report we have further set out in this appendix our responsibilities for the audit of the financial statements and explained what an audit involves.

The auditor’s responsibilities for the audit of the financial statements

We have exercised professional judgement and have maintained professional scepticism throughout the audit in accordance with Dutch Standards on Auditing, , ethical requirements and independence requirements. Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error. Our audit consisted, among other things of the following:

•                                Identifying and assessing the risks of material misstatement of the financial statements, whether due to fraud or error, designing and performing audit procedures responsive to those risks, and obtaining audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the intentional override of internal control.

•                                Obtaining an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control.

•                                Evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the board of directors.

•                                Concluding on the appropriateness of the board of directors’ use of the going concern basis of accounting, and based on the audit evidence obtained, concluding whether a material uncertainty exists related to events and/or conditions that may cast significant doubt on the company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report and are made in the context of our opinion on the financial statements as a whole. However, future events or conditions may cause the company to cease to continue as a going concern.

•                                Evaluating the overall presentation, structure and content of the financial statements, including the disclosures, and evaluating whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

Considering our ultimate responsibility for the opinion on the company’s consolidated financial statements we are responsible for the direction, supervision and performance of the group audit. In this context, we have determined the nature and extent of the audit procedures for components of the group to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole. Determining factors are the geographic structure of the group, the significance and/or risk profile of group entities or activities, the accounting processes and controls, and the industry in which the group operates. On this basis, we selected group entities for which an audit or review of financial information or specific balances was considered necessary.

We communicate with the audit committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. In this respect we also issue an additional report to the audit

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committee in accordance with Article 11 of the EU Regulation on specific requirements regarding statutory audit of public-interest entities. The information included in this additional report is consistent with our audit opinion in this auditor’s report.

We provide the audit committee with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with the audit committee, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, not communicating the matter is in the public interest.

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